As filed with the Securities and Exchange Commission on October 20, 2003
                                                      Registration No. 333-75512
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                -----------------
                                 POST-EFFECTIVE
                               AMENDMENT NO. 1 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------
                            RELM WIRELESS CORPORATION
             (Exact name of Registrant as Specified in its Charter)

             Nevada                           3600               59-3486297
  (State or Other Jurisdiction   (Primary Standard Industrial (I.R.S. Employer
of Incorporation or Organization) Classification Code Number)Identification No.)

                                 ---------------
                                                     David P. Storey
                                          President and Chief Executive Officer
                                                Relm Wireless Corporation
         7100 Technology Drive                    7100 Technology Drive
     West Melbourne, Florida 32904            West Melbourne, Florida 32904
           (321) 984-1414                            (321) 984-1414
       (Address, Including Zip              (Name, Address, Including Zip Code,
     Code, and Telephone Number,              and Telephone Number, Including
       Including Area Code, of                Area Code, of Agent for Service)
       Registrant's Principal
         Executive Offices)
                                 ---------------

                          Copies of communications to:

                              Andrew E. Balog, Esq.
                             Greenberg Traurig, P.A.
                              1221 Brickell Avenue
                              Miami, Florida 33131
                          Telephone No.: (305) 579-0500
                          Facsimile No.: (305) 579-0717
                                 ---------------

        Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|
                                 ---------------

                         CALCULATION OF REGISTRATION FEE
================================================ ============== =================== ==================== ================
                                                   Amount to     Proposed Maximum    Proposed Maximum       Amount of
              Title of Each Class                     be         Aggregate Price    Aggregate Offering    Registration
        of Securities to be Registered            Registered         Per Unit              Price               Fee
------------------------------------------------ -------------- ------------------- -------------------- ----------------
Common Stock, par value $0.60 per share (1).     3,191,250(1)           (1)                 (1)                (1)
------------------------------------------------ -------------- ------------------- -------------------- ----------------
Common Stock, par value $0.60 per share (2).      555,000(2)            (2)                 (2)                (2)
------------------------------------------------ -------------- ------------------- -------------------- ----------------

---------------------------
(1) Issuable upon the exercise of warrants (together with such indeterminate number of shares as may be issuable pursuant to anti-dilution provisions contained therein) that were issued by the Registrant in connection with its 2002 public rights offering and registered along with the above underlying Common Stock on the Registration Statement to which this Post-Effective Amendment relates and for which a registration fee was previously paid.
(2) Includes 277,500 shares issuable upon the exercise of an option that was issued by the Registrant to the standby underwriter of its 2002 public rights offering to purchase 277,500 units, each unit consisting of a warrant to purchase one share of Common Stock and one share of Common Stock (together with such indeterminable number of shares as may be issuable pursuant to anti-dilution provisions contained therein), as well as 277,500 shares of Common Stock issuable upon exercise of the warrants comprising the units underlying the standby underwriter's option. The standby underwriter's option along with the underlying units and related Common Stock were registered on the Registration Statement to which this Post-Effective Amendment relates and for which a registration fee was previously paid.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
   Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                 SUBJECT TO COMPLETION - Dated October 20, 2003
--------------------------------------------------------------------------------

Prospectus

                        [RELM WIRELESS CORPORATION LOGO]
                               3,191,250 Shares of

                             Common Stock Underlying

                         Common Stock Purchase Warrants

                                       And

                   555,000 Shares of Common Stock Underlying a
                          Standby Underwriter's Option
--------------------------------------------------------------------------------
o This prospectus relates to the initial issuance and sale of up to 3,191,250 shares of our common stock upon the exercise of the warrants that we issued in connection with our public rights offering completed on March 22, 2002 (including the warrants issued upon exercise of our standby underwriter's overallotment option effective on May 17, 2002). Each unit warrant entitles the holder to purchase one share of our common stock at a price of $1.05 per share, subject to adjustments, commencing on February 12, 2003 through February 11, 2006. Warrants not exercised by February 11, 2006 will automatically expire.

o This prospectus also covers the resale by the standby underwriter of our 2002 public rights offering for its own account of up to 555,000 shares of our common stock that are issuable to the standby underwriter upon exercise of an option we granted to it in connection with our 2002 public rights offering to purchase units, each unit consisting of one share of our common stock and one warrant (having the same terms as the warrants we issued in our public rights offering) as well as the shares of our common stock issuable upon exercise of these warrants. We agreed to register the shares issuable upon exercise of the option and upon exercise of the warrants comprising the units underlying the option. The standby underwriter or its pledgees, donees, transferees or other successors-in-interest may offer these shares of our common stock covered by this prospectus from time to time through public or private transactions at prevailing market prices or at privately negotiated price and may make sales directly to purchasers or to or through agents, broker-dealers or other underwriters.

o Our common stock and the warrants are currently quoted on the over-the-counter ("OTC") Bulletin Board under the symbols "RELM" and "RELMW," respectively. On October 1, 2003, the last reported sales prices for our common stock and warrants on the OTC Bulletin Board were $1.61 per share and $0.55 per warrant, respectively.

o See "Risk Factors" on page 9 of this prospectus for a discussion of risks that you should consider before exercising the warrants and purchasing the underlying shares of our common stock.
                             ----------------------

                                                 Per Share             Total
                                                 ---------             -----
Public Offering Price of Shares Underlying
Warrants...............................             $1.05       $     3,350,812
Underwriting Commission(1).............             $0.052      $       165,945
Proceeds to Relm Wireless Corporation
(before expenses)......................             $0.998      $     3,184,867
                             ----------------------

------------
(1) Consists of maximum amount which Noble International Investments, Inc., the standby underwriter of our public rights offering, could be paid in the form of a fee equal to five percent (5%) of the exercise price of the warrants for its solicitation of the exercise of the warrants, excluding the warrants held by them to purchase 277,500 shares of our common stock for which warrants upon exercise we would receive an additional $291,375. See "Plan of Distribution - Warrant Solicitation Fees."

         Although the shares of our common stock underlying the warrants will not knowingly be sold to purchasers in states or jurisdictions in which they are not registered or otherwise qualified for sale, purchasers may buy our common stock or warrants in the aftermarket or may move to states or jurisdictions in which our common stock or warrants are not so registered or qualified. In such event, we may be unable to issue our common stock to those persons desiring to exercise their warrants unless and until the common stock or warrants are registered or qualified for sale in the state or jurisdiction in which such purchasers reside, or an exemption to such registration or qualification exists in such state or jurisdiction. If we are unable to register or qualify the common stock and warrants in a particular state or jurisdiction and no exemption to such registration or qualification is available in such state or jurisdiction, a holder may have difficulty selling, exchanging or exercising such warrants in order to realize any economic benefit from the purchase of our common stock without conducting such sale in a state or jurisdiction in which our securities are registered or qualified.

         Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.


                This date of this prospectus is __________, 2003.


                                TABLE OF CONTENTS

                                                                                                               Page


Disclosure Regarding Forward-Looking Statements...................................................................1

Prospectus Summary................................................................................................2

Risk Factors......................................................................................................8

Use of Proceeds..................................................................................................15

Price Range Of Common Stock and Warrants.........................................................................16

Dividend Policy..................................................................................................16

Capitalization...................................................................................................17

Selected Historical Consolidated Financial and Operating Data....................................................18

Selected Quarterly Financial Data................................................................................19

Management's Discussion and Analysis of Financial Condition and Results of Operations............................20

Business.........................................................................................................39

Management.......................................................................................................52

Principal Shareholders...........................................................................................57

Certain Transactions.............................................................................................60

Description of the Unit Warrants.................................................................................60

Description of Capital Stock.....................................................................................64

Selling Shareholder..............................................................................................69

Certain U.S. Federal Tax Considerations..........................................................................70

Plan of Distribution.............................................................................................76

Where You Can Find More Information..............................................................................79

Legal Matters....................................................................................................80

Experts..........................................................................................................80

Index to Consolidated Financial Statements......................................................................F-1

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         We believe that it is important to communicate our future expectations to our security holders and to the public. This prospectus, therefore, contains statements about future events and expectations which are "forward-looking statements" within the meaning of Sections 27A of the Securities Act of 1933 and 21E of the Securities Exchange Act of 1934, including the statements about our plans, objectives, expectations and prospects under the headings "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." You can expect to identify these statements by forward-looking words such as "may," "might," "could," "would," "anticipate," "believe," "plan," "estimate," "project," "expect," "intend," "seek" and other similar expressions. Any statement contained in this prospectus that is not a statement of historical fact may be deemed to be a forward-looking statement. Although we believe that the plans, objectives, expectations and prospects reflected in or suggested by our forward-looking statements are reasonable, those statements involve risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements, and we can give no assurance that our plans, objectives, expectations and prospects will be achieved.

         Important factors that might cause our actual results to differ materially from the results contemplated by the forward-looking statements are contained in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of this prospectus as well as elsewhere in this prospectus, and include, among others, the following:

         o        changes in customer preferences;

         o        our inventory and debt levels;

         o quality of management, business abilities and judgment of our personnel;

         o        the availability, terms and deployment of capital;

         o        competition in the land mobile radio industry;

         o limitations in available radio spectrum for use of land mobile radios;

         o        changes or advances in technology; and

         o        general economic and business conditions.

         We assume no obligation to publicly update or revise any forward-looking statements made in this prospectus, whether as a result of new information, future events, changes in assumptions or otherwise, after the date of this prospectus.

                               PROSPECTUS SUMMARY

         This summary highlights selected information and does not contain all the information that is important to your investment decision. You should read the entire prospectus, including "Risk Factors" and our financial statements and related notes, before deciding to exercise the warrants and invest in our common stock. As used in this prospectus, the terms "Company," "we," "us," "our," or "Relm Wireless" mean collectively Realm Wireless Corporation and all of its consolidated subsidiaries.

                             Summary of the Offering


Common stock offered.................................        3,191,250 shares of our common stock which are issuable
                                                             upon the exercise of the 3,191,250 warrants that we
                                                             issued in connection with our public rights offering
                                                             completed on March 22, 2002 (including the warrants
                                                             issued upon exercise of our standby underwriter's
                                                             overallotment option effective on May 17, 2002).
                                                             Because the warrants were issued together with common
                                                             stock as part of detachable units in our public rights
                                                             offering, we refer to the warrants in this prospectus
                                                             as the "unit warrants."  Each unit warrant entitles the
                                                             holder to purchase one share of our common stock at an
                                                             exercise price of $1.05 per share (as adjusted from
                                                             $1.08 per share to give effect to our August 2003
                                                             private sale of 500,000 shares of our common stock at
                                                             $0.60 per share), and is exercisable at any time on or
                                                             after February 12, 2003 until February 11, 2006.

                                                             555,000 shares of our common stock which are issuable
                                                             upon the exercise of the option we issued to the
                                                             standby underwriter of our 2002 public rights
                                                             offering to purchase 277,500 units, each unit
                                                             consisting of one share of our common stock and one
                                                             warrant (having the same terms as the units warrants
                                                             we issued in our public rights offering), including
                                                             the shares of our common stock issuable upon exercise
                                                             of the warrants comprising the units underlying the
                                                             standby underwriter's option. The standby
                                                             underwriter's option is exercisable any time after
                                                             February 12, 2003 through February 11, 2007 at an
                                                             exercise price of $0.60 per unit and the warrants
                                                             comprising a part thereof are currently exercisable
                                                             at $1.05 per share and are otherwise identical in all
                                                             respects to the unit warrants. In this prospectus, we
                                                             refer to the warrants comprising the units underlying
                                                             the standby underwriter's option as the "standby
                                                             underwriter's warrants."

Common stock outstanding prior to this offering......        9,065,088 shares (1)

Common stock outstanding immediately following this
   offering..........................................        12,811,338 shares(1)

                                       2

Use of proceeds......................................        Assuming that all of the unit warrants are exercised,
                                                             we expect to receive net proceeds from the sale of the
                                                             underlying shares of our common stock offered hereby,
                                                             after deduction of a five percent (5%) fee which we may
                                                             have to pay to Noble International Investments, Inc.,
                                                             the standby underwriter in the public rights offering,
                                                             for solicitation of the exercise of the unit warrants,
                                                             and the expenses of this offering, of $75,000.  We
                                                             intend to use the net proceeds from this offering for
                                                             working capital purposes, which will include the
                                                             further expansion of our digital LMR product line.  We
                                                             will not receive any proceeds from the resale of shares
                                                             of our common stock issuable to Noble International
                                                             Investments, Inc., the standby underwriter of our 2002
                                                             public rights offering, as a result of the exercise of
                                                             its option to purchase units comprised of common stock
                                                             and the standby underwriter's warrants or the exercise
                                                             of the standby underwriter's warrants.  However, we may
                                                             receive up to $291,375 of proceeds for the exercise of
                                                             the standby underwriter's warrants, which proceeds we
                                                             intend to also use for working capital purposes.

OTC Bulletin Board symbols:

Common stock.........................................        RELM

Warrants.............................................        RELMW

(1) Unless we state otherwise, the information in this prospectus concerning the number of shares of our common stock outstanding, currently and after this offering, is based on the number of shares of common stock outstanding as of October 1, 2003 and does not include 7,596,155 shares of our common stock related to stock options and other warrants and convertible debt.

                                   WHO WE ARE

OVERVIEW

         Relm Wireless designs, manufactures and markets wireless communications products, principally two-way land mobile radios, or "LMRs," and related components. We offer products with three distinct brand names: BK RADIO, RELM, and UNIDEN. These products are sold to:

         1) The government and public safety market, which includes fire, rescue, law enforcement, and emergency medical personnel, as well as the military and various agencies of federal, state, and local governments.

         2) The business and industrial market, which consists of enterprises requiring fast, inexpensive communication among a discrete group of users. Examples include hotels, construction companies, schools, airports, and taxies.

         From 1996 through 2000 we significantly restructured the Company. The objective was to focus the Company on our core business of LMR wireless communications. The restructuring, largely completed in 1999, consisted of selling or otherwise discontinuing businesses and product lines that were outside our focus or that were under-performing. We also significantly reduced the size and costs of our operations. Consequently, in more recent years, we have been able to aggressively pursue initiatives in the LMR business designed to improve our competitive position and ultimately fuel future growth and profitability.

         The restructuring program was the key factor behind our profitable year in 2001, and allowed us to withstand a difficult year in 2002. Diminished sales to our two largest customers and the deteriorating overall economic conditions were the principal reasons for a 29% decrease in revenues from 2001 to 2002. We also incurred several significant non-recurring charges, the largest of which was the write off of a note receivable from our former paper-manufacturing subsidiary that was sold in 1997. This charge is unrelated to our present operations.

         During 2002 we continued to expand our utilization of high-quality, low-cost contract manufacturers. These efforts began to yield margin improvements in 2002, a trend that has continued thus far in 2003.

         We made significant progress on new product development during 2002. Most importantly, we expanded and accelerated our digital product development using additional capital that was raised in our first quarter 2002 public rights offering. The first model, a digital portable radio that will be added to our BK Radio line, has been completed and approved by the Federal Communications Commission or "FCC." It is in the process of being added to the contract for the Department of Interior or "DOI." Of all federal government agencies, the DOI is the most aggressive in implementing plans to purchase digital communications technology. Late in 2002 we also introduced a new family of products for business and industrial users, and completed the development and testing of our ESAS System. We believe that these new products, and others that will be completed shortly, serve as a solid foundation on which to grow the business profitably.

         Our principal executive offices are located at 7100 Technology Drive, West Melbourne, Florida 32904 and the telephone number is (321) 984-1414. More information about our products and us is also available through the Internet at "www.Relm.com." The information provided on our website is not incorporated into this prospectus.

         Relm Wireless Corporation is the surviving corporation in the January 30, 1998 reincorporation merger of Adage, Inc. into Relm Wireless Corporation, its wholly owned subsidiary.

         As a result of the reincorporation, each share of Adage common stock outstanding immediately prior to the reincorporation was converted, effective as of January 30, 1998, into one share of our common stock and the trading symbol for the shares was changed from "ADGE" to "RELM."

RECENT DEVELOPMENTS

         On August 29, 2003, we replaced our existing revolving line of credit with Fleet Capital Corporation, under which we had been in default since December 31, 2002, by entering into an agreement with a new lender, Silicon Valley Bank. The agreement provides for a revolving line of credit of up to $2.5 million for one year. The line is secured by substantially all of our assets, consisting principally of our trade receivables and inventory. Concurrently with the refinancing transaction, three funds affiliated with our directors purchased an aggregate of 500,000 shares of our common stock at $0.60 per share (which resulted in reducing the exercise price of each warrant to $1.05 from $1.08). The proceeds of the transaction were used to pay off our existing credit facility with Fleet Capital Corporation and provide working capital to be used in executing our business plans, including the expansion of our digital product line.

         In July 2003, we were awarded contract participation to supply to the DOI digital LMR equipment that is compliant with the Association of Public-Safety Communications Officials, or "APCO," Project 25 specifications. The contract, originally established in November 2002, is a fixed-price, indefinite-delivery and indefinite-quantity contract that is open to all federal agencies. It includes one base year with options for four additional years. Under the contract, U.S. government agencies may purchase up to $1 billion of APCO Project 25 LMR equipment. The contract has no minimum purchase requirements, and purchases may fluctuate from period to period. APCO Project 25 specifies standard features and signaling for narrow-band digital voice and data in both conventional and trunking modes of operation. The standard has been adopted by the U.S. federal government, which has targeted a conversion to APCO Project 25 LMR equipment by year-end 2005. Government and public-safety LMR users nationwide are increasingly adopting this standard.

         On April 29, 2003, we were notified by Nasdaq Listing Qualifications that we had not regained compliance with the minimum $1.00 closing bid price per share requirement as set forth in marketplace rule 4310(c)(4). We were not eligible for an additional 90 calendar day compliance period because we did not meet the initial inclusion requirements of the Nasdaq SmallCap Market under Marketplace Rule 4310(c)(2)(A). Accordingly, our securities were delisted from the Nasdaq SmallCap Market at the opening of business on May 8, 2003. Our common stock and the unit warrants became immediately eligible for quotation on the OTC Bulletin Board effective with the open of business on May 8, 2003. The OTC Bulletin Board symbols assigned to our common stock and the warrants is "RELM" and "RELMW", respectively.

         In March 2003, our new VHF digital portable radio, the DPH, was approved by the FCC for use in the United States. Subsequently, the DPH was added to our contract with the U. S. General Services Administration, and included on a contract with the U.S. Department of Interior. The BK Radio-branded DPH is compliant with the APCO Project 25 standard.

                       SUMMARY CONSOLIDATED FINANCIAL DATA

         In the table below, we provide you with selected financial data as of and for the six months ended June 30, 2003 and 2002, which are derived from and should be read in conjunction with our unaudited condensed consolidated financial statements included elsewhere herein, which have been prepared on the same basis as our audited consolidated financial statements, and, in our opinion, include all adjustments, consisting only of normal recurring adjustments, that are considered necessary for a fair presentation of the financial position and results of operations for those periods. The results of operations for the six months ended June 30, 2003 are not necessarily indicative of the results for the full year. We also provide you with selected financial data for the years ended December 31, 2002, 2001, 2000, 1999 and 1998, and balance sheet data as of June 30, 2003, which are derived from and should be read in conjunction with our unaudited condensed consolidated financial statements included elsewhere herein, and as of December 31, 2002, 2001, 2000, 1999 and 1998, which are derived from and should read in conjunction with our audited consolidated financial statements included elsewhere herein. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

Statement of Operations Data (in thousands, except per share data)

                              Six Months Ended June 30,                   Year Ended December 31,
                              -------------------------  ---------------------------------------------------------
                                  2003         2002        2002        2001        2000        1999        1998
                                  ----         ----        ----        ----        ----        ----        ----
                                    (Unaudited)
Sales....................          $8,827       $9,683   $15,978    $22,809       $21,054    $22,404      $29,530

Income (Loss) From
  Continuing Operations..             (70)        (876)   (3,631)       122        (1,162)    (2,294)      (4,907)
Loss From Discontinued
  Operations.............              --           --        --         --          (266)        --         (725)
Extraordinary Gain.......              --           --        --         --            --         --          227
Net Income (Loss)........           $(254)     $(1,013)  $(3,631)      $122       $(1,428)   $(2,294)     $(5,405)
                                    -----      -------   -------       ----       -------    -------      -------
Income (loss) Per
  Share-Basic and
  Diluted:
Income (Loss) Per Share
  From Continuing
  Operations.............          $(0.03)      $(0.14)     $(0.47)    $0.02       $(0.22)      $(0.45)    $(0.97)
Income (Loss) Per Share
  From Discontinued
  Operations.............           --           --          --         --          (0.05)       --         (0.15)
Income Per Share From
  Extraordinary Item.....           --           --          --         --          --           --          0.05
Net Income (Loss) Per
  Share..................          $(0.03)      $(0.14)     $(0.47)     $0.02      $(0.27)      $(0.45)    $(1.07)
                                   ======       ======      ======      =====      ======       ======     ======


o 2002 results include an approximately $900 note receivable valuation allowance related to the purchase of the assets of the Company's former paper-manufacturing subsidiary in the first quarter, a collection allowance of approximately $175 for a note receivable from the purchaser of the assets of our former specialty-manufacturing subsidiary established in the fourth quarter, the write-off of a technology agreement with a book value of approximately $210 taken in the fourth quarter, the write-off of an investment banking services agreement with a book value of approximately $119 taken in the fourth quarter, and approximately $185 in costs related to the restructuring of our sales and marketing organization taken in the fourth quarter.

o 2000 results include an approximately $984 net gain on the sale of our manufacturing facility and the sale of certain manufacturing and test equipment.

o Sales for the year ended December 31, 1998 decreased $15.8 million, or 34.9%, from the prior year. Of the total decrease, $11.0 million is attributed to LMR products, $2.2 million to commercial real estate, $1.5 million to digital data communications, $1.0 million to access controls, and $0.1 million to electronic components. The decreases reflect our strategy to exit non-LMR businesses and to discontinue products and lines that were inadequately profitable. Specifically, we sold our digital data communications business and exited from the access controls, consumer electronics, and commercial real estate businesses. LMR sales were impacted by the lack of shipments to the U.S. Army. Throughout the year the U. S. Army had inventory quantities that were sufficient to meet its users' requirements.

Balance Sheet Data (in thousands)

                                                                   As of December 31,
                               As of June 30,    --------------------------------------------------------
                                    2003          2002        2001        2000         1999        1998
                                    ----          ----        ----        ----         ----        ----
                                 (Unaudited)
Working Capital............       $5,400         $5,734       $9,262     $7,679       $5,676      $6,573
Total Assets...............       12,862         12,856       17,623     18,422       22,853      26,827
Long-Term Debt.............        3,150          3,150        6,998      6,353        9,072       8,755
Total Shareholders Equity..        4,629          4,872        6,482      6,360        6,377       8,671

                                  RISK FACTORS

     You should carefully consider the following risk factors in addition to the other information contained in this prospectus before exercising the warrants and purchasing the underlying shares of common stock. The cautionary statements set forth below and elsewhere in this prospectus should be read in conjunction with accompanying forward-looking statements included under "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere herein.

OUR INDEPENDENT AUDITORS, IN THEIR REPORT REGARDING OUR FINANCIAL STATEMENTS AS OF DECEMBER 31, 2002, HAVE INDICATED THAT THERE IS SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN

         Our independent auditors reported in their audit report dated March 28, 2003 that substantial doubt exists about our ability to continue as a going concern because we suffered a substantial net loss from operations for the year ended December 31, 2002 and because we were then in default under the terms of our credit agreement with Fleet Capital Corporation due to our violation of certain financial covenants. We incurred a net loss of approximately $3.6 million during the year ended December 31, 2002. Although on August 29, 2003 we entered into an agreement with a new lender named Silicon Valley Bank providing for a revolving line of credit of up to $2.5 million for one year replacing the credit agreement with Fleet Capital, if we default under the new agreement, are unable to borrow sufficient amounts under the new agreement, or are unable to refinance it or find alternate lenders, or raise additional funds from new sources, we may be required to significantly curtail or even cease our operations.

WE HAVE INCURRED SUBSTANTIAL LOSSES IN THE PAST

         We have a history of substantial losses. We incurred a loss totaling $3.6 million for the year ended December 31, 2002 and $254,000 for the six months ended June 30, 2003. We had an accumulated deficit of approximately $21.8 million as of December 31, 2002 and approximately $22.1 million as of June 30, 2003. While we have taken steps to improve operations, we cannot assure that we will achieve or sustain profitable operations in the future.

WE HAVE A VARIED OPERATING HISTORY ON WHICH INVESTORS CAN EVALUATE OUR FUTURE PROSPECTS

         The size and structure of our Company changed significantly from 1997 to 2000. During that time we shifted our focus to the LMR business by selling or discontinuing our non-LMR businesses as well as LMR products that were performing poorly. Accordingly, operating results prior to 2001 may not be useful in projecting our future results.

         In light of the nature of our LMR products, our operating results are difficult to forecast, because they generally depend on the volume and timing of the orders we receive. As a result, we may be unable to adjust our expenses in a timely manner to compensate for an unexpected revenue shortfall. A shortfall in revenues will significantly harm our business and operating results. In addition, we are and will continue to be subject to numerous risks, uncertainties, expenses, delays, and difficulties in our attempt to concentrate our efforts on the LMR business due to a variety of factors, including:

         o        Availability of products;

         o Our dependence upon orders placed by the United States federal government and its agencies;

         o The timing and amount of orders we receive from our customers, which may be tied to seasonal demand;

         o Cancellations or delays of customer product orders, or the loss of a significant customer;

         o Reductions in consumer demand for consumer products generally or for our products in particular;

         o A reduction in the average selling price for our products as a result of competitive factors;

         o The timing and amount of research and development expenditures;

         o        General business conditions in our markets;

         o Any new product introductions, or delays in product introductions, by us or our competitors; and

         o Increased costs charged by our suppliers or changes in the delivery of products to us.

         As a result of these and other factors, we believe that period-to-period comparisons for years prior to 2001, may not be a good indicator of our future performance of our historical results of operations.

WE RELY ON OUR LINE OF CREDIT TO FINANCE OPERATIONS

         Our past and present loan agreements contain numerous financial and operating covenants. We defaulted on some of these covenants as of December 31, 2002 under our prior loan agreement with Fleet Capital Corporation. Although in August 2003 we entered into a new loan agreement with a new lender named Silicon Valley Bank to replace our agreement with Fleet Capital Corporation, there can be no assurance that we will not default in the future or that such defaults will be cured or waived. The covenants in our current loan agreement place restrictions on our ability to incur additional indebtedness, to pay dividends and other distributions, to repay other obligations, to create liens or other encumbrances, to make investments, to engage in transactions with affiliates, to sell or otherwise dispose of assets and to merge or consolidate with other entities, and will otherwise restrict our corporate activities.

         Our failure to comply with the ratios and tests contained in our current loan agreement could result in acceleration of the indebtedness. To secure our obligations under our current loan agreement, we have granted to Silicon Valley Bank, our current lender, a first priority pledge of, and security interest in, substantially all of our assets. If the maturity of our indebtedness was accelerated, we might not have sufficient assets to repay such indebtedness in full.

         Our current loan agreement only has a one year term. When our current loan agreement expires, we will need to renew the agreement, refinance our loan, or raise additional funds from new sources. If we are unable to borrow sufficient amounts under our current loan agreement or are unable to refinance it, or find alternate lenders, or raise additional funds from new sources, we may be required to significantly curtail or even cease our operations.

         We will continue to need significant capital to fund our operations and finance our growth, and we may not be able to obtain it on terms acceptable to us or at all. In addition, our capital requirements in connection with the development, marketing and sale of our LMR products are, and will continue to be, significant.

         We believe, based upon our current plans and assumptions relating to our operations, that our existing line of credit, reserves and expected cash receipts together will provide the funds necessary to satisfy our cash requirements for the next twelve months.

OUR INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND LIMIT OUR ABILITY TO FINANCE FULL OPERATIONS AND PLANNED GROWTH BECAUSE OF DEBT SERVICE OBLIGATIONS

         Our total liabilities and debt were approximately $8.0 million and shareholders' equity was approximately $4.9 million at December 31, 2002. At June 30, 2003, our total liabilities and debt were approximately $8.2 million and shareholders' equity was approximately $4.6 million. Our leverage could have important consequences to you. For example, it could:

         o make it more difficult for us to satisfy our obligations with respect to our indebtedness;

         o increase our vulnerability to general adverse economic and industry conditions;

         o limit our ability to fund future working capital, capital expenditures, acquisitions and other general corporate requirements;

         o require us to dedicate a substantial portion of our cash flow from operations to repaying indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

         o limit our flexibility in planning for, or reacting to, changes in our business and industry; and

         o        limit our ability to borrow additional funds.

         Our ability to make principal and interest payments on our indebtedness will depend on our ability to generate cash in the future through sales of our LMR products. We cannot assure you that our available liquidity will be sufficient to service our indebtedness. Without sufficient funds to service our indebtedness, we would have serious liquidity constraints and would need to seek additional financing from other sources, but we may not be able to do so on commercially reasonable terms, or at all.

OUR INDUSTRY IS CHARACTERIZED BY RAPIDLY CHANGING TECHNOLOGY

         Our business will suffer if we are unable to keep pace with rapid technological changes and product development in our industry. The market for our LMR products is characterized by ongoing technological development, evolving industry standards and frequent product introductions. The LMR industry is experiencing a transition from analog LMR products to digital LMR products. In addition, a new standard for LMR equipment, the APCO 25 standard, has been adopted and the market demand for APCO 25 compliant products is growing.

WE DEPEND ON THE SUCCESS OF OUR LMR PRODUCT LINE

         We currently depend on our LMR products and do not yet have multiple sources of revenue. In 1997, we worked to shift our focus predominately to the development and sale of the LMR product line. A decline in the price of or demand for LMR products as a result of competition, technological change, the introduction of new products by us or others, a failure to manage product transitions successfully, or for other reasons, would cause our business, financial condition and results of operations to suffer. In addition, our future success will largely depend on the successful introduction and sale of new analog and digital LMR products. We may not continue to be able to successfully develop these products on a timely basis and in a cost-effective manner, or at all. Even if we successfully develop these products, we cannot guarantee that they will achieve market acceptance.

WE ARE ENGAGED IN A HIGHLY COMPETITIVE INDUSTRY

         We face intense competition from other LMR manufacturers, and the failure to compete effectively could adversely affect our market share and results of operations. We face intense competition from several companies currently offering LMR product lines. The largest producer of LMR products in the world currently is estimated to have in excess of 70% of the market for LMR products. This company is also the world's largest producer of APCO 25 compliant products. This producer, as well as other of our competitors, are significantly larger and have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we have and they have established reputations for success in developing and producing LMR products. These advantages may allow them:

         o to respond more quickly to new or emerging technologies and changes in customer requirements which may render our products obsolete or less marketable;

         o        to engage in more extensive research and development;

         o        to undertake more far-reaching marketing campaigns;

         o to be able to take advantage of acquisitions and other opportunities;

         o        to adopt more aggressive pricing policies; and

         o make more attractive offers to potential employees, strategic partners and advertisers.

         Many of our competitors have established extensive networks of retail locations and multiple distribution channels, and so enjoy a competitive advantage over us in these areas as well. We may not be able to compete successfully and competitive pressures may materially and adversely affect our business, results of operations and financial condition. See the discussion in "Business-Competition in the Industry" for a more complete discussion of competitive factors in our industry.

         An increase in the demand for APCO 25 compliant products would benefit competitors who are better financed and have inventories that will meet such demand. APCO 25 compliant products have already been brought to the market by several of our competitors. The development of our first APCO 25 compliant model is complete and available for sale. Bringing such products to market and achieving a significant share of the market for these products will continue to require substantial expenditure of funds to complete research and development and extensive marketing to achieve market penetration. There can be no assurance that we will be successful in developing and/or acquiring and marketing, on a timely basis, fully functional product enhancements or new products that respond to these and other technological advances by others, or that our new products will be accepted by customers. An inability to successfully develop products could have a material adverse effect on our business, results of operations and financial condition.

WE DEPEND ON A FEW MANUFACTURERS TO PRODUCE OUR PRODUCTS

         We contract with manufacturers to produce our products and our dependence on a limited number of contract manufacturers exposes us to certain risks, including shortages of manufacturing capacity, reduced control over delivery schedules, quality assurance, production yield and costs. We currently have a single source for the manufacture of our Uniden products. If any of our manufacturers terminate production or cannot meet our production requirements, we may have to rely on other contract manufacturing sources or identify and qualify new contract manufacturers. The lead-time required to qualify a new manufacturer could range from approximately two to six months. Despite efforts to do so, we may not be able to identify or qualify new contract manufacturers in a timely manner and these new manufacturers may not allocate sufficient capacity to us in order to meet our requirements. Any significant delay in our ability to obtain adequate quantities of our products from our current or alternate contract manufacturers could cause our business, financial condition and results of operations to suffer.

         In addition, our dependence on limited and sole source suppliers of components involves several risks, including a potential inability to obtain an adequate supply of components, price increases, late deliveries and poor component quality. Disruption or termination of the supply of these components could delay shipments of our products. The lead-time required for orders of some of our components is as much as six months. In addition, the lead-time required to qualify new suppliers for our components is as much as six months. If we are unable to accurately predict our component needs, or if our component supply is disrupted, we may miss market opportunities by not being able to meet the demand for our products. This may damage our relationships with current and prospective customers.

WE DEPEND HEAVILY ON SALES TO THE UNITED STATES GOVERNMENT

         We are subject to risks associated with our reliance on sales to the U.S. government. For the year ended December 31, 2002, approximately 39% of our LMR sales were to agencies and departments of the federal government. For the six months ended June 30, 2003, sales to the U.S. government represented approximately $3.70 million, or 41.9%, of our total revenues, compared to $3.95 million, or 40.8%, for the same period in 2002. These sales were primarily to the United States Forest Service. There can be no assurance that we will be able to maintain our government business. Our ability to maintain our government business will depend on many factors outside of our control, including competitive factors, changes in government personnel making contract decisions, and political factors. The loss or non-renewal of sales to the U.S. government could have a material adverse effect upon us.

RETENTION OF OUR EXECUTIVE OFFICERS AND KEY PERSONNEL IS CRITICAL TO OUR
BUSINESS

         Our success is largely dependent on the personal efforts of David P. Storey, our President and Chief Executive Officer, William Kelly, our Chief Financial Officer, Harold Cook and Chris Ramsden, our Vice Presidents and Theresa Zagaruyka and James Spence, our engineering directors. We do not have employment agreements with these individuals, and we cannot be sure that we will retain their services. The loss of any of their services could have a material adverse effect on our operations. In addition, we have not obtained key-person life insurance on any of our executive officers or key employees.

         Our success is also dependent upon our ability to hire and retain qualified operations, development and other personnel. Competition for qualified personnel in our industry is intense, and we are further hindered in our recruiting efforts by the lack of a readily available pool of candidates in West Melbourne, Florida, where we are headquartered. There can be no assurance that we will be able to hire or retain necessary personnel. The inability to attract and retain qualified personnel could cause our business, financial condition, and results of operations to suffer.

WE MAY NOT BE ABLE TO MANAGE OUR GROWTH

         Acquisitions and other business transactions may disrupt or otherwise have a negative impact on our business and results of operations. During the first quarter of 2000, we purchased from Uniden America Corporation its LMR product line. There can be no assurance that we will complete any additional asset purchases or other business transactions or that any such transactions which are completed will prove favorable to our business. We do not intend to seek shareholder approval for any such transactions unless required by applicable law or regulation. We hope to grow rapidly, and the failure to manage our growth could adversely affect our business. Our business plan contemplates, among other things, continued development of our LMR product lines through internal development as well as acquisitions, and, as a result, significant growth in our customer base. This growth and continued development, if it materializes, could place a significant strain on our management, employees, operations and financial capabilities. In the event of this expansion, we have to continue to implement and improve our operating systems and to expand, train, and manage our employee base. If we are unable to manage and integrate our expanding operations effectively, our business, results of operations, and financial condition could be materially and adversely affected.

WE ARE SUBJECT TO GOVERNMENT REGULATION

         Failure to comply with government regulations applicable to our business could result in penalties. Our LMR products are regulated by the FCC. We believe that we are in substantial compliance with all applicable federal regulations governing our operations and we believe that we have obtained all licenses necessary for the operation of our business. Failure to comply with these requirements and regulations or to respond to changes in these requirements and regulations could result in penalties on us such as fines, restrictions on operations or a temporary or permanent closure of our facility. These penalties could harm our operating results and cause a decline of our stock price. In addition, there can be no assurance that we will not be materially adversely affected by existing or new regulatory requirements or interpretations.

WE ENGAGE IN BUSINESS WITH MANUFACTURERS LOCATED IN CHINA

         We are beginning to place a substantial amount of emphasis on manufacturing our product in the People's Republic of China and, accordingly, we are subject to special considerations and significant risks not typically associated with companies operating in North or South America and Western Europe. These include the risks associated with the political, economic and legal environments, among others. Our results may be affected by, among other things, changes in the political and social conditions in China and changes in government policies with respect to laws and regulations, anti-inflation measures, currency conversion and rates and method of taxation.

         The Chinese government has implemented economic reform policies in recent years, and these reforms may be refined or changed by the government at any time. It is possible that a change in the Chinese leadership could lead to changes in economic policy. The laws and regulations applicable to our industry in China remain subject to change and could have a material adverse effect on our business.

WE CARRY SUBSTANTIAL QUANTITIES OF INVENTORY

         We carry a significant amount of inventory to service customer requirements in a timely manner. If we are unable sell this inventory over a commercially reasonable time, we may be required to take inventory markdowns in the future, which could reduce our net sales and gross margins. In addition, it is critical to our success that we accurately predict trends in consumer demand, including seasonal fluctuations, in the future and do not overstock unpopular products or fail to sufficiently stock popular products. Both scenarios could harm our operating results.

WE RELY ON A COMBINATION OF CONTRACT, COPYRIGHT, TRADEMARK AND TRADE SECRET LAWS TO PROTECT OUR PROPRIETARY INFORMATION AND TECHNOLOGY

         We have federal trademark registrations for the marks "WILSON," "UTILICOM," "CITICOM," "MINI-COM," "REGENCY ELECTRONICS" and "FORCE COMMUNICATIONS." In addition, we have worldwide nonexclusive licenses to use the federal trademarks "UNIDEN" and "ESAS." The 18 United States patents that we owned have expired. As part of our confidentiality procedures, we generally enter into nondisclosure agreements with our employees, distributors and customers, and limit access to and distribution of our proprietary information. Although we believe that trademark protection should prevent another party from manufacturing and selling competing products under one or more of our trademarks, there can be no assurance that the steps we have taken to protect our trademarks will be successful. In addition, patents may not be issued under future patent applications, and the patents issued under such patent applications could be invalidated, circumvented or challenged. It may also be particularly difficult to protect our products and intellectual property under the laws of certain countries in which our products are or may be manufactured or sold.

OUR FLUCTUATING QUARTERLY OPERATING RESULTS COULD CAUSE VOLATILITY IN OUR STOCK PRICE

         Our quarterly operating results may fluctuate significantly from quarter to quarter and may be below the expectations of public market analysts and investors, resulting in volatility for the market price for our common stock. Other factors affecting the volatility of our stock price include:

         o        future announcements concerning us or our competitors;

         o the announcement or introduction of technological innovations or new products by us or our competitors;

         o        changes in product pricing policies by us or our competitors;

         o changes in earnings estimates of us or our competitors by securities analysts;

         o        additions or departures of key personnel; and

         o        sales of our common stock.

RISK OF WAR AND TERRORISM

         Terrorist acts or acts of war (wherever located around the world) may cause damage or disruption to our business, employees, supplies, distributors and resellers, and customers that could have an adverse effect on our operations and financial results. The economic uncertainty stemming from the terrorist attacks of September 11, 2001 may continue through the pending wartime economy in the United States. While we cannot predict what impact a prolonged war on terrorism and the war in Iraq will have on the United States economy, we plan to control expenses, continue to invest in our business and make capital expenditures when they will increase productivity, profitably, or revenue.

WE MAY BE SUBJECT TO COSTLY LITIGATION RESULTING IN AN ADVERSE AFFECT ON OUR FINANCIAL CONDITION

         We are currently involved in seven lawsuits as a defendant or plaintiff. While there is no way to predict the success or failure of any litigation, we are vigorously defending those actions in which we are defendants. Although we believe our products and technology do not infringe on any proprietary rights of others, as the number of competing products available in the market increases and the functions of those products further overlap, infringement claims may increase. Any such claims, with or without merit, could result in costly litigation or might require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all. Any successful infringement claim could have a material adverse effect upon our business, results of operations and financial condition. In addition, agreements regarding the purchase or sale of certain assets and businesses require us to indemnify the purchasers or buyers of such assets or businesses for any damages they may suffer if third party claims give rise to losses. Three indemnification claims are pending. We cannot guarantee that there will not be future claims. Any such claims may require us to pay substantial damages, which could cause our business, financial condition and results of operations to suffer.

CERTAIN PROVISIONS IN OUR CHARTER DOCUMENTS AND NEVADA LAW MAY DISCOURAGE A POTENTIAL TAKEOVER

         Our articles of incorporation could discourage or prevent potential acquisitions of our company that Shareholders may consider favorable. Our articles of incorporation authorize the issuance of 1,000,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by our Board of Directors. Preferred stock could be issued, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company, which could be beneficial to our shareholders.

EXERCISE OF THE UNIT WARRANTS AS WELL AS OUTSTANDING STOCK OPTIONS, WARRANTS AND CONVERTIBLE NOTES MAY CAUSE DILUTION TO EXISTING SHAREHOLDERS AND LIMIT OUR ABILITY TO RAISE CAPITAL

         Existing shareholders (including purchasers who become shareholders upon exercise of unit warrants) will suffer immediate dilution in the value of their shares of common stock upon exercise of the unit warrants. If additional outstanding warrants or options to purchase our common stock are exercised at a time when we otherwise could obtain a price for the sale of shares of our common stock which is higher than the applicable exercise price per share, then existing shareholders (including purchasers who become shareholders upon exercise of unit warrants) would suffer further dilution in the value of their shares of common stock. The exercise of the unit warrants as well as options and other warrants and/or the conversion of outstanding notes, or the possibility of such exercise or conversion, may impede our ability to seek financing in the future through the sale of additional securities.

                                 USE OF PROCEEDS

         Assuming that all of the unit warrants are exercised, we expect to receive net proceeds from the sale of the underlying shares of our common stock offered hereby, after deduction of a five percent (5%) fee which we may have to pay to Noble International Investments, Inc., the standby underwriter in the public rights offering, for solicitation of the exercise of the unit warrants, and the expenses of this offering, of $75,000. We intend to use the net proceeds from this offering for working capital purposes, which will include the further expansion of our digital LMR product line. We will not receive any proceeds from the resale of shares of our common stock issuable to Noble International Investments, Inc., the standby underwriter of our 2002 public rights offering, as a result of the exercise of its option to purchase units comprised of common stock and the standby underwriter's warrants or the exercise of the standby underwriter's warrants. However, we may receive up to $291,375 of proceeds for the exercise of the standby underwriter's warrants, which proceeds we intend to also use for working capital purposes.


                    PRICE RANGE OF COMMON STOCK AND WARRANTS

         From July 5, 2001 until May 8, 2003, our common stock and unit warrants were traded on the NASDAQ SmallCap Market under the symbol "RELM" and "RELM," respectively. Prior to trading on the NASDAQ SmallCap Market our common stock traded on the NASDAQ National Market. The following table sets forth the high and low closing sale price for our common stock and unit warrants for the periods indicated, as reported by the NASDAQ SmallCap Market and, with respect to dates after May 8, 2003, as quoted on the OTC Bulletin Board. These quotations reflect inter-dealer prices, without retail mark-up, markdown, or commission and may not necessarily represent actual transactions.


                              Common Stock                      Warrants(1)
                              ------------                      -----------
2001 Quarter Ended        High            Low              High            Low
------------------        ----            ---              ----            ---

March 31, 2001            $1.56          $0.56              --              --
June 30, 2001              1.25           0.80              --              --
September 30, 2001         1.59           0.99              --              --
December 31, 2001          1.50           1.02              --              --

2002 Quarter Ended        High            Low              High            Low
------------------        ----            ---              ----            ---

March 31, 2002            $1.25          $0.83            $0.29           $0.29
June 30, 2002              1.01           0.80             0.45            0.04
September 30, 2002         0.82           0.41             0.19            0.09
December 31, 2002          0.60           0.39             0.20            0.10

2003 Quarter Ended        High            Low              High            Low
------------------        ----            ---              ----            ---

March 31, 2003            $0.60          $0.39             0.12            0.12
June 30, 2003              0.75           0.21             0.15            0.10
September 30, 2003         1.60           0.47             0.60            0.11

----------------------

(1) The warrants were issued in the first quarter of 2002.

         On October 1, 2003, there were 1,211 holders of record of our common stock and 68 holders of record of our unit warrants, respectively, and the last quoted price of our common stock and warrants were $1.61 per share and $0.55 per warrant, respectively. Our common stock and unit warrants were delisted from the Nasdaq SmallCap Market at the opening of business of May 8, 2003 and since then have been quoted on the OTC Bulletin Board under the symbols "RELM" and "RELMW," respectively.

                                 DIVIDEND POLICY

         We have never declared or paid cash dividends on our capital stock. We currently intend to retain our future earnings, if any, to fund the development and growth of our business and, therefore, do not anticipate paying any cash dividends in the foreseeable future. Our future decisions concerning the payment of dividends on the common stock will depend upon our results of operations, financial condition and capital expenditure plans, as well as such other factors as the board of directors, in its sole discretion, may consider relevant. In addition, our existing indebtedness restricts, and we anticipate our future indebtedness may restrict, our ability to pay dividends.


                                 CAPITALIZATION

         The following table shows our capitalization as of June 30, 2003:

         o        on an actual basis; and

         o on an as adjusted basis to reflect (i) the issuance and sale of 3,191,250 shares of our common stock upon exercise of the unit warrants at an exercise price of $1.05 per share, after deduction of a five percent (5%) fee which may be paid to Noble Investments International, Inc., our standby underwriter in the public rights offering, for solicitation of the exercise of the warrants, and estimated offering expenses of $75,000, and (ii) the issuance and sale of 500,000 shares of common stock at $0.60 per share to three funds affiliated with certain of our directors, including our use of the related net sale proceeds to fund future working capital needs and the immediate repayment of all outstanding amounts due under our revolving line of credit with Fleet Capital Corporation, which was replaced by the new secured revolving line of credit with Silicon Valley Bank.

         This table should be read in conjunction with "Selected Historical Consolidated Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our unaudited condensed consolidated financial statements and related notes included elsewhere in this prospectus.

                                                                                       As of June 30, 2003
                                                                                 ---------------------------------
                                                                                     Actual          As Adjusted
                                                                                 -------------     ---------------
                                                                                          (In thousands)
                                                                                           (Unaudited)

Cash and cash equivalents....................................................       $      854     $     4,263

Convertible subordinated notes...............................................       $    3,150     $     3,150
Revolving line of credit.....................................................       $    2,902     $     2,902
Shareholders' equity:
   Preferred stock; $1.00 par value; 1,000,000 shares authorized; none
      outstanding............................................................                -               -
   Common stock; $0.60 par value; 20,000,000 shares authorized; 8,565,088 issued and outstanding at June 30, 2003 and 12,256,338 shares, as
      adjusted...............................................................            5,138           7,353
   Additional paid-in capital................................................           21,553          22,913
   Accumulated deficit.......................................................          (22,062)        (22,062)
                                                                                    ----------     -----------
      Total shareholders' equity.............................................            4,629           8,204
                                                                                    ----------     -----------
        Total capitalization.................................................       $   11,535     $    18,519
                                                                                    ==========     ===========

          SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

         In the table below, we provide you with selected historical consolidated financial and operating data as of and for the three and six months ended June 30, 2003 and 2002, which are derived from and should be read in conjunction with our unaudited condensed consolidated financial statements included elsewhere herein, which have been prepared on the same basis as our audited consolidated financial statements, and, in our opinion, include all adjustments, consisting only of normal recurring adjustments, that are considered necessary for a fair presentation of the financial position and results of operations for those periods. The results of operations for the six months ended June 30, 2003 are not necessarily indicative of the results for the full year. We also provide you with selected financial data for the years ended December 31, 2002, 2001, 2000, 1999 and 1998, and balance sheet data as of June 30, 2003 and 2002, which are derived from and should be read in conjunction with our unaudited condensed consolidated financial statements included elsewhere herein, and as of December 31, 2002, 2001, 2000, 1999 and 1998, which are derived from and should read in conjunction with our audited consolidated financial statements included elsewhere herein. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

Statement of Operations Data (in thousands, except per share data)

                              Six Months Ended      Three Months Ended
                                  June 30,              June 30,
                                (unaudited)           (unaudited)                        Year Ended December 31,
                             ------------------    -------------------  --------------------------------------------------------
                              2003        2002       2003        2002       2002       2001        2000        1999        1998
                              ----        ----       ----        ----       ----       ----        ----        ----        ----

Sales .................    $  8,827    $  9,683   $  5,231   $   4,950   $ 15,978    $ 22,809    $ 21,054     $ 22,404     $ 29,530
Income (Loss) from
   Continuing
   Operations Before
   Discontinued
   Operations and
   Extraordinary Item .         (70)       (876)       219          78     (3,631)        122    $ (1,162)    $ (2,294)    $ (4,907)
Loss From Discontinued
   Operations .........          --          --         --          --         --          --        (266)          --         (725)
Extraordinary Item ....          --          --         --          --         --          --          --           --          227
Net Income (Loss) .....    $   (254)   $ (1,013)  $    122          --   ($ 3,631)   $    122    $ (1,428)    $ (2,294)    ($ 5,405)
                           --------    --------   --------   ---------   --------    --------    --------     --------     --------
Income (Loss) Per Share
   From Continuing
   Operations .........    $  (0.03)   $  (0.14)  $   0.01   $    0.00   $  (0.47)   $   0.02    $  (0.22)    $  (0.45)    $  (0.97)
Loss Per Share From
   Discontinued
   Operations .........          --          --         --          --         --          --       (0.05)          --        (0.15)
Gain Per Share From
   Extraordinary Item .          --          --         --          --         --          --          --           --         0.05

Net Income (Loss) Per
   Share (Basic and
   Diluted) ...........    $  (0.03)   $  (0.14)  $   0.01   $    0.00   $  (0.47)   $   0.02    $  (0.27)    $  (0.45)       (1.07)
                           ========    ========   ========   =========   ========    ========    ========     ========     ========

--------------------

         o 2002 results include an approximately $900 note receivable valuation allowance related to the purchase of the assets of the Company's former paper-manufacturing subsidiary in the first quarter, a collection allowance of approximately $175 for a note receivable from the purchaser of the assets of our former specialty-manufacturing subsidiary established in the fourth quarter, the write-off of a technology agreement with a book value of approximately $210 taken in the fourth quarter, the write-off of an investment banking services agreement with a book value of approximately $119 taken in the fourth quarter, and approximately $185 in costs related to the restructuring of our sales and marketing organization taken in the fourth quarter.

         o 2000 results include an approximately $984 net gain on the sale of our manufacturing facility and the sale of certain manufacturing and test equipment.

         o Sales for the year ended December 31, 1998 decreased $15.8 million, or 34.9%, from the prior year. Of the total decrease, $11.0 million is attributed to LMR products, $2.2 million to commercial real estate, $1.5 million to digital data communications, $1.0 million to access controls, and $0.1 million to electronic components. The decreases reflect our strategy to exit non-LMR businesses and to discontinue products and lines that were inadequately profitable. Specifically, we sold our digital data communications business and exited from the access controls, consumer electronics, and commercial real estate businesses. LMR sales were impacted by the lack of shipments to the U.S. Army. Throughout the year the U. S. Army had inventory quantities that were sufficient to meet its users' requirements.

Balance Sheet-Data (in thousands)

                                      June 30,
                                    (unaudited)                           December 31,
                                ------------------    ----------------------------------------------------
                                  2003       2002       2002       2001       2000       1999       1998
                                  ----       ----       ----       ----       ----       ----       ----
Working Capital ............    $ 5,400    $10,348    $ 5,734    $ 9,262    $ 7,679    $ 5,676    $ 6,573
Total Assets ...............     12,862     16,202     12,856     17,623     18,422     22,853     26,827
Long-Term Debt (Less Current
   Portion) ................      3,150      3,150      3,150      6,998      6,353      9,072      8,755
Total Stockholders' Equity .      4,629      7,494      4,872      6,482      6,360      6,377      8,671

                        SELECTED QUARTERLY FINANCIAL DATA

         The following table sets forth a summary of our unaudited financial quarterly results of operations for each quarter in the two year period ended December 31, 2002 and the six month period ended June 30, 2003. The information for the six month period ended June 30, 2003 is derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. This information is prepared on the same basis as our audited financial statements contained elsewhere in this prospectus, and, in our opinion, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the quarterly information presented. Please read this information in conjunction with our financial statements and the related notes included elsewhere in this prospectus. Historical results for any quarter are not necessarily indicative of the results that may be expected for any future period.

(in thousands, except per share data)                    Quarters Ended
                                       ----------------------------------------------------
                                       March 31,     June 30,   September 30,  December 31,
                                         2002          2002         2002          2002
                                         ----          ----         ----          ----
FISCAL 2002
Sales .............................    $ 4,733       $ 4,950      $ 3,979       $ 2,316
Gross profit ......................      1,355         1,538        1,157           166
Net income (loss) .................     (1,016)            3         (395)       (2,224)
Earnings (loss) per share-basic ...      (0.18)         0.00        (0.05)        (0.26)
Earning (loss) per share-diluted ..      (0.18)         0.00        (0.05)        (0.26)


                                                         Quarters Ended
                                       ----------------------------------------------------
                                       March 31,     June 30,   September 30,  December 31,
                                         2001          2001         2001          2001
                                         ----          ----         ----          ----
FISCAL 2001
Sales .............................    $ 4,720       $ 6,188      $ 6,223       $ 5,678
Gross profit ......................      1,249         1,740        1,930         1,700
Net income (loss) .................       (287)          145          213            51
Earnings (loss) per share-basic ...      (0.05)         0.03         0.04          0.01
Earnings (loss) per share-diluted .      (0.05)         0.03         0.04          0.01

                                          Quarters Ended
                                       ----------------------
                                       March 31,     June 30,
                                         2003          2003
                                         ----          ----
FISCAL 2003
Sales .............................    $ 3,596       $ 5,231
Gross Profit (loss) ...............      1,077         1,765
Net income (loss) .................       (377)          122
Earnings (loss) per share-- basic .      (0.04)         0.01
Earnings (loss) per share-- diluted      (0.04)         0.01


         In the fourth quarter of 2002 we recorded adjustments that increased our net loss by approximately $984 to reflect (i) the adjustment of inventories for slower moving items ($283), (ii) the provision for an uncollectible note receivable from the purchaser of our former specialty-manufacturing subsidiary ($175), (iii) the write-off of the remaining book value of a technology agreement ($211), (iv) the write-off of the remaining book value of an investment banking agreement ($120), and (v) severance and other costs pertaining the reorganization of our sales and marketing efforts ($195). Additionally, sales for the fourth quarter declined by $3.4 million (59.2%) compared to the same period in the prior year. Consequently, we were unable to absorb manufacturing overhead or cover other fixed costs ($1,240).

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

         The following discussion and analysis should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus. The discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results contemplated in these forward-looking statements as a result of factors, including, but not limited to, those under "Risk Factors."

RESULTS OF OPERATIONS

ANALYSIS OF THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2003 COMPARED TO THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2002

         The following table shows each item from the unaudited condensed consolidated statements of operations for the three and six months ended June 30, 2003 and 2002 expressed as a percentage of sales:

                                                              Percentage of Sales          Percentage of Sales
                                                          --------------------------     -----------------------
                                                              THREE MONTHS ENDED             SIX MONTHS ENDED
                                                            June 30         June 30       June 30       June 30
                                                             2003            2002          2003           2002
                                                          ----------      ----------     --------      ---------

Sales                                                         100.0%          100.0%       100.0%         100.0%
Cost of sales                                                  66.3            68.9         67.8           70.1
                                                          ----------      ----------     --------      ---------
Gross margin                                                   33.7%          31.1%         32.2           29.9%
Selling, general and administrative expenses                  (29.5)          (29.5)       (33.0)         (29.6)
Loss on Notes Receivable                                         --              --           --           (9.3)
Interest expense                                               (2.3)           (2.2)        (2.5)          (2.3)
Other income                                                    0.4             0.7          0.4            0.9
                                                          ----------      ----------     --------      ---------
Net income (loss)                                               2.3%            0.1%        (2.9)%        (10.4)%
                                                          ==========      ==========     ========      =========

NET SALES

         Net sales for the three months ended June 30, 2003 increased approximately $0.3 million (5.7%) to $5.2 million from $4.9 million for the same period last year.

         This increase is attributed primarily to sales of our digital APCO Project 25-compliant products. Our initial digital portable radio, the DPH, was approved for sale by the FCC late in March 2003. Shortly thereafter, it was added to our contract with the GSA. More recently, in July 2003, the DPH was awarded a place on the DOI digital communications contract. Accordingly, it can now be purchased by DOI agencies as well as other federal government agencies nationwide. During the quarter, Uniden products were sold to a barter concern for approximately $204,000. For this sale we received credits with the barter concern, which will be utilized to procure goods and services in the normal course of business in the future. We have executed various transactions with this concern since establishing a relationship in 1996.

         Net sales for the six months ended June 30, 2003 decreased approximately $0.9 million (8.8%) to $8.8 million from $9.7 million for the same period last year, primarily due to revenue declines during the first quarter 2003. First quarter revenues from BK Radio-branded analog products, sold principally to the government and public safety market segments, decreased approximately $1.0 million compared to the same period last year due to lighter demand from our primary customers in federal and state agencies. This decrease was partially offset by new product revenues driven by our newly introduced digital portable radio, and the RP Series analog portable radios. The RP-Series is a full-featured, yet low-cost product line designed to compete effectively in the highly competitive business and industrial market segment.

COST OF SALES AND GROSS MARGIN

         Cost of sales as a percentage of net sales for the three months ended June 30, 2003 was 66.3% compared to 68.9% for the same period last year. For the six months ended June 30, 2003, cost of sales as a percentage of net sales was 67.8% compared to 70.1% for the same period last year.

         The improvement in cost of sales and gross margins reflects lower product costs driven by the implementation of strategic manufacturing relationships, and higher margins realized from sales of our new APCO Project 25 compliant digital portable radio. It also reflects reductions in staffing and other manufacturing support costs at our operations in West Melbourne, Florida. These actions began impacting product costs in 2002. We anticipate continued improvements in cost of sales and gross margins.

         We continuously evaluate new manufacturing alternatives to further reduce our product costs. We anticipate that the current relationships, or others that are comparable, will be available to us in the future.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

         Selling, general and administrative ("SG&A") expenses consist of marketing, sales, commissions, engineering, development, management information systems, accounting and headquarters expenses. For the three months ended June 30, 2003, SG&A expenses totaled approximately $1.5 million (29.5% of sales) compared to $1.5 million (29.5% of sales) for the same period last year. For the six months ended June 30, 2003, SG&A expenses totaled approximately $2.9 million (33.0% of sales) compared to $2.9 million (29.6% of sales) for the same period last year. Marketing and selling expenses for the three and six months ended June 30, 2003 increased approximately $85,000 (15.3%) and $87,000 (8.0%), respectively. This increase was the result of initiatives to drive revenue growth, particularly from new products. These increases were partially offset by decreases in engineering and development expenses as our ESAS systems development was largely completed.

LOSS ON NOTES RECEIVABLE

         In April 2002, we learned that the purchaser of the assets of the Company's former paper-manufacturing subsidiary had ceased operations. Accordingly, the Company wrote-off the entire principal amount ($900,000) of the two promissory notes in the first quarter of last year.

OPERATING INCOME (LOSS)

         Operating income for the three months ended June 30, 2003 was approximately $219,000 compared to approximately $78,000 for the same period last year. The operating loss for the six months ended June 30, 2003 was approximately $70,000 compared to approximately $876,000 for the same period last year. The prior year included a non-recurring write-off of the entire principal amount ($900,000) of two promissory notes.

INTEREST EXPENSE

         For the three months ended June 30, 2003 interest expense totaled $119,000 (2.3% of sales) compared to $111,000 (2.2% of sales) for the same period last year. For the six months ended June 30, 2003 interest expense totaled $222,000 (2.5% of sales) compared to $221,000 (2.3% of sales) for the same period last year. In March 2003, our then senior lender increased the annual interest rate on our revolving line of credit by 2%, in accordance with the provisions of the loan agreement. Additionally, borrowings from the revolving line of credit increased compared to the same period last year.

INCOME TAXES

         No income tax provision was provided for the three or six months ended June 30, 2003 or 2002. We have net operating loss carryforward benefits totaling approximately $35 million at June 30, 2003. We have evaluated our tax position in accordance with the requirements of SFAS No. 109, Accounting for Income Taxes, and do not believe that we have met the more-likely-than-not criteria for recognizing a deferred tax asset. As a result, we have provided valuation allowances against our net deferred tax assets.

RECENT EVENTS

U. S. DEPARTMENT OF INTERIOR (DOI) CONTRACT

         In July 2003, we were awarded contract participation to supply to the
U. S. Department of Interior (DOI) digital LMR equipment that is compliant with APCO (Association of Public-Safety Communications Officials) Project 25 specifications. The contract, originally established in November 2002, is a fixed-price, indefinite-delivery and indefinite-quantity contract that is open to all federal agencies. It includes one base year with options for four additional years. Under the contract, U.S. government agencies may purchase up to $1 billion of APCO Project 25 LMR equipment. The contract has no minimum purchase requirements, and purchases may fluctuate from period to period.

         APCO Project 25 specifies standard features and signaling for narrow-band digital voice and data in both conventional and trunking modes of operation. The standard has been adopted by the U.S. federal government, which has targeted a conversion to APCO Project 25 LMR equipment by year-end 2005. Government and public-safety LMR users nationwide are increasingly adopting this standard. A cornerstone of APCO Project 25 is to provide effective interoperability among users of compliant equipment, regardless of the equipment manufacturer. Through this open architecture, APCO Project 25 provides an environment where users will have a wider selection of LMR suppliers, including Relm.

REVOLVING CREDIT FACILITY

         On August 29, 2003, we entered into an agreement with a new lender. The agreement provides for a revolving line of credit of up to $2.5 million for one year. The line is secured by substantially all of our assets, consisting principally of our trade receivables and inventory. Concurrently with the refinancing transaction, three funds affiliated with our directors purchased an aggregate of 500,000 shares of our common stock at $0.60 per share. The proceeds of the transaction were used to pay off our existing revolving credit facility with Fleet Capital Corporation and provide working capital to be used in executing our business plans, including the expansion of our digital product line. We had been in default of certain financial covenants under the terms of our credit agreement with Fleet Capital Corporation and Fleet had in July 2003 demanded payment in full of all indebtedness thereunder on or before October 2, 2003.

SIGNIFICANT CUSTOMERS

         Sales to the United States government represented approximately $2.24 million (42.8%) of our total revenues for the three months ended June 30, 2003, compared to $2.47 million (50%) for the same period last year. For the six months ended June 30, 2003, sales to the United States government represented approximately $3.70 million (41. 9%) of our total revenues, compared to $3.95 million (40.8%) for the same period last year. These sales were primarily to the United States Forest Service (USFS).

INFLATION AND CHANGING PRICES

         Inflation and changing prices for the three and six months ended June 30, 2003 have contributed to increases in wages, facilities, and raw material costs. These inflationary effects were more than offset by increased prices to customers and reduced manufacturing costs associated with our initiatives to utilized low-cost contract manufacturers.

RESULTS OF OPERATIONS

ANALYSIS OF THE YEARS ENDED DECEMBER 31, 2002 AND 2001

GENERAL

         Diminished sales to our two largest customers and the deteriorating overall economic conditions were instrumental in a reduction of revenues by approximately 29% in 2002 compared to 2001. Further details regarding the decrease in revenues are reported under "Net Sales" below.

         Gross margins for 2002 were approximately 26.4% compared to 29.2% in 2001. Due to the lower volumes, we did not fully absorb our manufacturing overhead costs, which adversely impacted gross margins. However, during the year we continued to expand our utilization of high-quality, low-cost contract manufacturers. Also, responding to lower production volumes, during the fourth quarter we reduced manufacturing support staffing and expenses. These efforts began to yield product cost reductions and improved margins in 2002, a trend that we expect to continue at an increasing rate in 2003. Further details regarding gross margins are reported under "Cost of Sales and Gross Margins" below.

         We made significant progress on new product development during 2002. Spending on product engineering and development in 2002 increased compared to 2001. This was made possible by the capital derived from the successful completion of our public rights offering in the first quarter of 2002. The offering provided us with approximately $2.0 million of additional working capital. The additional engineering and development expenditures were related primarily to the development of our digital products and ESAS systems. We believe that this investment has yielded new products that will drive revenue growth starting in 2003. The first digital product is complete and has been approved by the U. S. Department of Interior (DOI) for immediate use. The DOI is the most aggressive of all federal government agencies in implementing plans to purchase digital communications technology. The first four ESAS system installations are complete and set the stage for additional systems sales in the near-term. Late in the year we also introduced a new family of products, the RP Series, for business and industrial users. We believe that all these new products, and others that will be completed shortly, serve as a solid foundation on which to grow the business profitably. Our financial results for the year, and the fourth quarter in particular, include several significant charges unrelated to our current operations. These charges totaled approximately $1.6 million of which $0.7 million was incurred in the fourth quarter of 2002.

         We established allowances totaling approximately $1.1 million for two notes receivable from the purchasers of our former paper manufacturing and specialty-manufacturing subsidiaries. The businesses and events associated with these charges are legacies from before 1997. They are not at all related to land mobile radio (LMR) operations, which have been our focus for the past several years. Although the write-off and allowance impacted earnings, we anticipate no impact on the execution of our core LMR business plan objectives. In addition to the notes, we wrote-off the remaining book value (approximately $331,000) of certain technology and investment banking agreements. Lastly, we incurred severance and other expenses (approximately $195,000) associated with the restructuring of our sales and marketing organization. Each of these charges is discussed in greater detail under "Recent Events" below.

         The following table shows items from our audited consolidated statement of operations for the years ended December 31, 2002, 2001 and 2000 expressed as a percent of sales:

                                                                         Percent of Net Sales
                                                                      For Year Ended December 31
                                                               ----------------------------------------
                                                                  2002           2001          2000
                                                                 ------         ------        ------

Sales.....................................................        100.0%         100.0%        100.0%
Cost of Sales.............................................         73.6           70.8          74.4
                                                                  -----          -----         -----

Gross Margin..............................................         26.4           29.2          25.6
Selling, General, and Administrative Expenses.............        (40.5)         (26.0)        (33.0)
Loss on notes receivable..................................         (6.7)          --            --
Interest Expense..........................................         (2.9)          (2.5)         (4.4)
Gain on Sale of Facility and Equipment....................         --             --             4.7
Other Income..............................................          1.0           --             1.6
                                                                  -----          -----         -----

Pretax Income (loss) from Continuing Operations...........        (22.7)           0.7          (5.5)
Income Tax Expense........................................         --             --            --
                                                                  -----          -----         -----

Income (loss) from Continuing Operations..................        (22.7)%          0.7%         (5.5%)
                                                                  =====          =====         =====

NET SALES

         Total sales for the year ended December 31, 2002 decreased $6.8 million (30.0%) to $15.9 million from $22.8 million for the year 2001.

         Revenues for BK Radio products, sold primarily to the government and public safety segment of the LMR market, decreased $5.1 million (29.0%) compared to the prior year. This decrease was attributed primarily to a decrease in revenues derived from the U. S. Forest Service (USFS) and the Communications Electronics Command of the U. S. Army (CECOM).

         We did not ship any products to CECOM during 2002. During the prior fiscal year, revenues from product shipments to CECOM totaled approximately $2.4 million. The contract under which those shipments were made expired in October 2001. CECOM solicited bids for a new contract in March 2002 and we submitted proposals. Numerous delays have been encountered by CECOM, and the contract has not yet been awarded. CECOM has indicated in recent communications that the solicitation will be canceled and a contract will not be awarded. Accordingly, we are currently pursuing avenues for providing our products to CECOM under other existing contracts. Our shipments to CECOM during the years 1999 through 2001 averaged approximately $2.3 million annually.

         During 2002, budget constraints and contract delays combined to reduce shipments to the USFS by $3.4 million compared to the prior year. The USFS is our largest customer representing revenues of approximately $3.5 million and $6.9 million for the years ended December 31, 2002 and 2001, respectively. Due to an extraordinarily active forest fire season, USFS experienced a decrease in the funding available for new two-way communications equipment. Additionally, the USFS contract expired in September 2002, and a new contract was not awarded until December 2002. Revenues from the USFS also decreased because our mobile radio was not included on the contract for most of 2002. We had been awarded the mobile portion of the contract in prior years. The mobile radio has again been awarded to us on the new contract that was issued in December 2002. We were also awarded the portions of the contact for portable radios, base stations, and repeaters. We anticipate that the margins that will be realized under this contract will be consistent with or better than those realized under the previous contract. The contract does not specify definite delivery dates or quantities.

         For the year ended December 31, 2002, sales in the business and industrial market segment, served by Relm-branded and Uniden-branded products, decreased approximately $1.7 million (50.3%) when compared to the same period of the prior year. Customer demand in this market segment continued to be weak, reflecting the lack of a sustained economic recovery. Also, due to engineering delays, our new family of portable radios, the RP Series, was ready for sale later in the year than originally anticipated. The RP series is designed as a quality, full-featured, low-cost line to compete effectively in the business and industrial market. We anticipate that the margins that will be realized from these products will be consistent with or better than those realized from the previous contract.

         In response to declining revenues, we recently hired a new executive sales management team and restructured our sales and marketing organization. This team brings to Relm a history of sales and marketing success with another large LMR manufacturer and with other wireless industries as well. We also re-deployed other resources within the company to achieve a strong focus on critical new product introductions. These organizational changes combined with new products that have recently been completed and introduced (e.g., the digital portable radio, RP Series portable radios, and ESAS systems), we believe position us for revenue growth in 2003.

COST OF SALES AND GROSS MARGINS

         Cost of sales as a percentage of sales for the year ended December 31, 2002 was 73.6% compared to 70.8% for the same period last year. Due to the lower volumes, we did not fully absorb our manufacturing overhead costs, which adversely impacted cost of sales and gross margins. Responding to lower production volumes, starting in the fourth quarter we reduced manufacturing support staffing and expenses. Also related to lower volumes, during the year we increased reserves for slow moving inventory by approximately $283,000.

         Excluding the impact of under-absorption, we continued to decrease direct product costs (i.e., material and labor). Direct product costs for the year ended December 31, 2002 were 55.3% compared to 58.2% for the same period last year. We achieved this improvement by continuing to expand our utilization of high-quality, low-cost contract manufacturers. We presently have agreements with six contract manufacturers, five of which are offshore. By the end of 2002 all of our products were partially or entirely manufactured by these contract manufacturers. These arrangements, combined with our deductions in manufacturing infrastructure expenses, began to impact margins in 2002. With a full year of manufacturing under these arrangements in 2003, we expect that trend to continue at an increasing rate for all of our product lines.

         We continuously evaluate new manufacturing alternatives to further reduce our product costs. We anticipate that the current relationships or comparable alternatives will be available to the company in the future.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

         Selling, general, and administrative expenses ("SG&A") include commissions, marketing, sales, sustaining engineering, product development, management information, accounting, and headquarters. For the year ended December 31, 2002, SG&A expenses totaled $6.5 million or 40.5% of sales compared with $5.9 million or 26.0% for the prior year.

         This increase of $550,000 is attributable to the following: (1) the expansion of our product development initiatives ($321,000) for APCO Project 25-compliant digital products and ESAS systems and (2) charges unrelated to our current LMR operations, all of which pertained to old business lines of the company. These charges pertained to a) writing-off the unamortized cost ($211,000) of a digital technology license that we will no longer utilize, b) writing-off the unamortized cost ($120,000) of an investment banking agreement, and c) severance and other expenses ($195,000) associated with restructuring our sales and marketing organization.

         The aforementioned increases were partially offset by decreases in marketing and selling ($94,000) and general and administrative expenses ($203,000). Marketing and selling expenses decreased as a result of lower selling commission expenses, which was driven by lower revenues. General and administrative expenses were reduced as certain information systems functions ($121,000) were outsourced and several pending legal matters ($82,000) were resolved.

         Bringing products to market that will comply with the APCO 25 standard, and achieving a significant share of the market for these products will continue to require substantial investment to complete research and development and to achieve market penetration. We estimate that these costs will total approximately $393,000 in 2003, and will be funded from existing cash reserves and working capital from operations.

LOSS ON NOTES RECEIVABLE

         In April 2002, we learned that the purchaser of the assets of the Company's former paper-manufacturing subsidiary, had ceased operations. The purchaser owed the Company $900,000 plus accrued interest under the terms of two secured promissory notes and had defaulted on its obligations to make principal and interest payments. With guidance from counsel, we evaluated alternatives and took all prudent actions to maximize the possibility of recovery. However, after a comprehensive assessment, we believed that the value of the purchaser's assets and the assets of the guarantor were insufficient to provide any recovery of the amounts due under the notes. Accordingly, the Company wrote-off the entire principal amount ($900,000) of the two promissory notes in the first quarter 2002.

         During 2002, the purchaser of our former specialty-manufacturing subsidiary ceased making payments in accordance with a note receivable. The initial amount of the note was approximately $355,000. Presently, the amount due under the note is approximately $175,000 plus accrued interest. This note is derived from the 1997 agreement for the sale of our specialty manufacturing operation. Since its inception, the terms of the obligation have been restructured several times to accommodate the purchaser. The last payment was received in March 2002. Attempts during the second and third quarters 2002 to contact the purchaser and collect the past-due installment payments have been unsuccessful. In February 2003, we started legal proceedings to recover the remaining amount due under the note plus accrued interest. With guidance from counsel, we believe that we will prevail in these proceedings. However, we have been unable to ascertain the financial position of the purchaser or their ability to pay the debt. Accordingly we established a collection allowance in the fourth quarter 2002 for the entire principal amount of the note.

         The businesses and events associated with the purchasers of the assets of our former subsidiaries are legacies from before 1997. They are not at all related to land mobile radio (LMR) operations, which have been our focus for the past several years. We have excluded these obligations from our cash flow projections and operating plans since 2000. Although the write-off and allowance impacted 2002 earnings, we anticipate no future impact on the execution of our core LMR business plan objectives, including our digital product development, which in February 2003 yielded the introduction of our initial APCO Project 25 compliant digital radio.

INTEREST EXPENSE

         For the year ended December 31, 2002, interest expense totaled approximately $456,000 compared to $579,000 for 2001. We incur interest expense on our revolving line of credit and on the subordinated convertible notes. The interest rate on our revolving line of credit is variable and fluctuated with the prime lending rate. The interest rate on the convertible notes is 8% per annum. The effective interest rate on our revolving line of credit was lower during 2002 as a result of the reductions in the prime lending rate. Also, primarily as a result of improved accounts receivable collections, the principal balance on the revolver as of December 31, 2002 decreased by $780,000 compared to the balance at the same time in 2001.

INCOME TAXES

         Income taxes represented effective tax rates of 0% for the years ended December 31, 2002 and 2001. These tax rates are made up of a 34% effective tax rate, the respective state tax rates where we do business, and changes in valuation allowances related to deferred tax assets. For tax purposes, as of December 31, 2002 and 2001, we have federal and state net operating loss carryforwards of approximately $35.0 million and $29.3 million, respectively. These net operating loss carryforwards begin to expire, for federal and state purposes, in 2010.

         In accordance with SFAS Statement No. 109, Accounting for Income Taxes, valuation allowances are provided against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. We have evaluated the realizability of the deferred tax assets on our balance sheet and do not believe that we have met the more likely than not criteria; therefore we have established a valuation allowance in the amount of approximately $14.4 and $12.2 million against our net deferred tax assets at December 31, 2002 and 2001, respectively.

         The federal and state net operating loss and tax credit carryforwards could be subject to limitation if, within any three year period prior to the expiration of the applicable carryforward period, there is a greater than 50% change in ownership of Relm.

INFLATION AND CHANGING PRICES

         Inflation and changing prices for the years ended December 31, 2002 and 2001 have contributed to increases in wages, facilities and raw material costs. These inflationary effects were partially offset by increased prices to customers and reduced manufacturing costs associated with our initiatives to utilize low-cost contract manufacturers.

ANALYSIS OF THE YEARS ENDED DECEMBER 31, 2001 AND 2000

NET SALES

         Total sales for the year ended December 31, 2001 increased $1.8 million (8.3%) to $22.8 million from $21.1 million for the year 2000. Sales from core LMR products in 2001 increased $2.6 million (12.8%) to $22.8 million from $20.2 million for the prior year.

         Revenues for BK Radio products, sold primarily to the government and public safety segment of the LMR market, increased $2.6 million (17.8%) compared to the prior year. This increase was largely driven by sales of our GMH mobile radios that were introduced in the fourth quarter of 2000, and by strong demand from the United States Forest Service and the Army as a result of significant forest fires and recent world events.

         Revenues for Uniden products, sold principally to the business and industrial segment of the LMR market, increased approximately $2.0 million (117.5%) compared to the prior year. This increase was the result of a complete year of marketing and sales initiatives that yielded domestic and international growth, and included ESAS systems sales. Also, the acquisition of the Uniden product line was not completed until the end of the first quarter in 2000, and the entire line of products was not available until the fourth quarter of 2000.

         Revenues for Relm products, sold principally to the low-end business and industrial segment of the LMR market, decreased approximately $1.9 million (66.7%) compared to the prior year. During the year, aged product designs with minimal profit potential were discontinued and plans for a new family of portable radios were finalized.

COST OF SALES

         Cost of sales as a percentage of sales for the year ended December 31, 2001 was 70.8% compared to 74.4% for the same period in the prior year. The overall improvement in cost of sales and gross margins was the result of reductions in manufacturing staff and expenses that were implemented starting in the fourth quarter 2000, combined with increased manufacturing volumes, which allowed for more effective use of manufacturing overhead resources.

         We also realized cost improvements by employing a strategy to outsource certain manufacturing operations and products. In March 2000, we entered into a contract manufacturing agreement for the manufacture of certain LMR subassemblies for a period of five years. Also, in connection with our acquisition in March 2000 of certain Uniden product lines, we entered into a manufacturing contract with Uniden Corporation pursuant to which Uniden Corporation manufactures our LMR products branded under the "Uniden" name. Although the contract expired in September 2001, both parties continue to operate in accordance with its terms and conditions. In September 2001, we entered into a contract with an electronic design and manufacturing concern in China for the manufacture of a new family of portable two-way radios. Under the agreement, this company will manufacture for Relm, four models of VHF and UHF portable two-way radio transceivers, and we will have exclusive distribution rights for these products in North, Central, and South America. The agreement is for a term of five years and may be expanded to include additional products.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

         Selling, general, and administrative expenses ("SG&A") include commissions, marketing, sales, sustaining engineering, product development, management information, accounting, and headquarters. For the year ended December 31, 2001, SG&A expenses totaled $5.9 million or 26.0% of sales compared with $6.9 million or 33.0% for the prior year.

         This decrease was the result of our restructuring and cost reduction actions. Selling and marketing staff and expenses, particularly those related to the Uniden product line, were significantly reduced. Likewise, staff and expenses pertaining to general and administrative functions such as finance, information systems, human resources and headquarters were also reduced. Engineering expenses increased by approximately $184,000 (15.7%). This reflected our development of multi-site dispatch capability for our Uniden ESAS systems. These systems were introduced in the second quarter of 2001.

INTEREST EXPENSE

         For the year ended December 31, 2001, interest expense totaled approximately $579,000 compared to $933,000 for the same period last year. Revenue growth and expense reductions throughout the year generated working capital and enabled us to reduce the amount outstanding on our revolving line of credit. Also, the effective interest rate on our revolving line of credit was lower during 2001 as a result of the reductions in the prime lending rate. Other long-term debt was satisfied at various times during 2000, including the mortgage on our facility, which was sold, and capital leases associated with certain manufacturing and computer equipment.

GAIN ON SALE OF FACILITY AND EQUIPMENT

         On March 24, 2000, we completed the sale of our 144,000 square foot facility located in West Melbourne, Florida for $5.6 million. The transaction resulted in a gain of approximately $1.2 million and provided approximately $1.6 million in cash after related expenses and the satisfaction of the mortgage on the property. We now lease approximately 54,000 square feet of comparable space at a nearby location.

INCOME TAXES

         Income taxes represented effective tax rates of 0% for the years ended December 31, 2001 and 2000. These tax rates are made up of a 34% effective tax rate, the respective state tax rates where we do business, and changes in valuation allowances related to deferred tax assets. For tax purposes, at December 31, 2001 and 2000, we have federal and state net operating loss carryforwards of approximately $29.3 million and $30.8 million, respectively. These net operating loss carryforwards begin to expire, for federal and state purposes, in 2010.

         In accordance with SFAS Statement No. 109, Accounting for Income Taxes, valuation allowances are provided against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. We have evaluated the realizability of the deferred tax assets on our balance sheet and do not believe that we have met the more likely than not criteria; therefore we have established a valuation allowance in the amount of $12.2 million against our net deferred tax assets at December 31, 2001 and 2000.

         The net change in total valuation allowance for the period ended December 31, 2001 was $18,000 and relates to our expectations regarding utilization of our net deferred tax assets, including available net operating loss and tax credit carryforwards. The federal and state net operating loss and tax credit carryforwards could be subject to limitation if, within any three year period prior to the expiration of the applicable carryforward period, there is a greater than 50% change in ownership of Relm.

INFLATION AND CHANGING PRICES

         Inflation and changing prices for the years ended December 31, 2001 and 2000 have contributed to increases in wages, facilities, and raw material costs. These inflationary effects were partially offset by increased prices to customers and reduced manufacturing costs associated with our initiatives to utilize low-cost contract manufacturers.

LIQUIDITY AND CAPITAL RESOURCES

         For the six months ended June 30, 2003, net cash used in operating activities totaled $1.7 million compared to net cash provided by operating activities of $1.1 million for the same period last year. The increase in cash used in operations is attributed primarily to a $0.8 million reduction in the net loss as compared to the same period last year. Accounts receivable increased as revenues increased during the three months ended June 30, 2003 compared to the preceding quarter. Cash was generated from the reduction of inventories ($1.3 million) during the six months ended June 30, 2003, compared to an inventory reduction of $0.9 million for the same period last year. Cash totaling approximately $0.7 million was used to pay trade payables during the six months ended June 30, 2003, compared to $1.1 million used to reduce trade payables during the same period last year. Additionally, in the first quarter of the prior year, operations included a $900,000 valuation reserve for a note receivable pertaining to its former subsidiary, Fort Orange Paper Company, which was a non-cash item.

         Net cash provided by operating activities for the year ended December 31, 2002 increased by $1,242,000 to $1,534,000 compared to net cash provided by operating activities of $292,000 for the prior year. The increase is attributable primarily to collection of trade receivables ($2,832,000), decreases in inventory ($1,099,000), partially offset by losses on notes receivable ($1,075,000) pertaining to former subsidiaries and by the payment of trade payables ($1,043,000). Additionally, depreciation and amortization decreased for the year ended December 31, 2002 by $269,000 to $787,000 compared to $1,056,000 for the previous year.

         The decreases in trade receivable and inventory were the result of lower sales volumes and shipments from existing inventory during 2002. Depreciation decreased due to as certain assets reached the end of their depreciation cycle and capital expenditures remained low ($157,000). Net cash used in investing activities for the year ended December 31, 2002 was $ 271,000, an increase of $199,000, as compared to $72,000 net cash used during the prior year, substantially all of this change related to capital expenditures for property and equipment totaling $157,000 and the purchase of DVSI technology for $125,000. These expenditures were primarily for engineering test equipment required for the development of our new digital products. No significant capital expenditures are planned for 2003. Capital expenditures are expected to increase in 2004 when we commence production of our new generation of digital radios. The current revolving line of credit contains restrictions on our capital expenditures. We believe that these restrictions will not impact the execution of our capital investment plans. We anticipate that capital expenditures will be funded through existing cash balances, operating cash flow, and our revolving line of credit.

         Capital expenditures increased by $10,000. Limited capital expenditures are planned for 2003. The current revolving line of credit contains restrictions on our capital expenditures. We believe that these restrictions will not impact the execution of our capital investment plans. We anticipate that capital expenditures will be funded through existing cash balances, operating cash flow and our revolving line of credit.

         Net cash provided by financing activities totaled $0.9 million for the six months ended June 30, 2003, compared to $0.8 million for the same period last year. Cash provided by financing activities was primarily the result of additional borrowings from our revolving line of credit to fund operating requirements. In the same period last year, we raised approximately $2.0 million from the issuance of common stock and reduced our revolving line of credit by approximately $1.3 million.

         Net cash provided by (used in) financing activities increased $126,000 to $33,000 for the year ended December 31, 2002 compared to ($93,000) used in previous year. On March 22, 2002, the Company closed a public rights offering, which resulted in net cash to us of $2,021,000. The purpose of the offering was to provide working capital, which will, among other things, be utilized to continue the development of our APCO Project 25-compliant digital product line.

The securities offered were "units" priced at $.90 per unit. A unit was comprised of one share of Relm common stock and one warrant to purchase one share of Relm common stock, exercisable at $1.08 per share at any time on or after February 12, 2003 and until February 11, 2006.

         The offering resulted in the sale of 2,775,000 shares of common stock and unit warrants to purchase 2,775,000 shares of common stock. The offering generated $1.8 million in net proceeds. The unit warrants are currently quoted on the OTC Bulletin Board under the symbol RELMW.

         On May 17, 2002, the underwriter exercised its option to purchase 416,250 additional units at a purchase price of $0.90 per unit to cover over-allotments. The Company received approximately $326,000 in net proceeds from the purchase of these additional units.

         On August 29, 2003, we replaced our revolving credit facility with Fleet Capital, which we had been in default under since December 31, 2002, by entering into an agreement with a new lender, Silicon Valley Bank. The agreement provides for a revolving line of credit of up to $2.5 million for one year. The line is secured by substantially all of our assets, consisting principally of our trade receivables and inventory. Concurrently with the refinancing transaction, three funds affiliated with our directors purchased an aggregate of 500,000 shares of our common stock at $0.60 per share. The proceeds of the transaction were used to pay off our credit facility with Fleet Capital and provide working capital to be used in executing our business plans, including the expansion of our digital product line.

         In their audit report on our consolidated financial statements for the year ended December 31, 2002, our independent auditors have included an explanatory paragraph which states "there is substantial doubt about the Company's ability to continue as a going concern". This paragraph is included because we suffered a substantial net loss from operations and were in violation of certain financial covenants under our old revolving line of credit agreement, which, as described above, was replaced by a new secured revolving line of credit in August, 2003.

         We believe existing cash funds combined with funds generated from operations as well as funds derived from our recent private equity financing and available under our new secured credit facility are sufficient to meet our current working capital requirements for the next twelve months. If sales volumes increase substantially, additional sources of working capital may be required to fulfill the demand.

CONTRACTUAL OBLIGATIONS

         The following table sets forth the Company's future contractual obligations for the next five years and in the aggregate as of June 30, 2003:

(IN THOUSANDS)

                                                                 Payments due by period ending June 30:
                                                        ---------------------------------------------------------
                                            Total       2003        2004          2005         2006        2007
                                            -----       ----        ----          ----         ----        ----
Future minimum lease commitments.         $  1,009     $   410    $   410      $   189       $    --      $    --
Convertible subordinate notes....         $  3,150     $    --    $ 3,150      $    --       $    --      $    --
Revolving credit facility........         $  2,902     $ 2,902    $    --      $    --       $    --      $    --
Standby letters of credit........         $     21     $    21    $    --      $    --       $    --      $    --

         At June 30, 2003, the Company has approximately $100,000 in unused line of credit, which was replaced by the new $2.5 million secured revolving line of credit in August, 2003.

         In March 2000, we leased a 54,000 square feet facility in West Melbourne, Florida. The lease has a term of five years. Rental, maintenance and tax payments were approximately $375,000 and $377,856 in 2001 and 2002, respectively. In May 2002, we rented 3,800 square feet of office space in Lawrence, Kansas, to accommodate the expansion of our digital engineering team. This lease has a term of two years. Rental, maintenance and tax payments for 2002 were $20,052. We anticipate that current leases will be renewed at the time of their expiration dates.

RECENT ACCOUNTING PRONOUNCEMENTS

         Statement 145 amends Statement of Financial Accounting Standards No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. This amendment is consistent with the FASB's goal of requiring similar accounting treatment for transactions that have similar economic effects. Statement 145 also makes technical corrections to existing pronouncements. While those corrections are not substantive in nature, in some instances, they may change accounting practice. The Company has adopted the provisions of Statement 145 for fiscal 2002, which did not result in a material impact to the its financial position.

         In July 2002, the FASB issued Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," ("Statement 146"). Statement 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)" ("Issue 94-3"). The principal difference between Statement 146 and Issue 94-3 relates to Statement 146's requirements for recognition of a liability for a cost associated with an exit or disposal activity. Statement 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under Issue 94-3, a liability for an exit cost as generally defined in Issue 94-3 was recognized at the date of an entity's commitment to an exit plan. A fundamental conclusion reached by the FASB in this Statement is that an entity's commitment to a plan, by itself, does not create an obligation that meets the definition of a liability. Therefore, this Statement eliminates the definition and requirements for recognition of exit costs in Issue 94-3. This Statement also establishes that fair value is the objective for initial measurement of the liability. The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002. Statement 146 did not have a material impact on the Company's consolidated financial statements.

         In November 2002, the FASB issued Interpretation No. 45 ("FIN 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57, and 107 and a rescission of FASB Interpretation No. 34. This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation are applicable to guarantees issued or modified after December 31, 2002. The adoption of FIN 45 did not have a material impact on the Company's financial statements.

         In December 2002, the FASB issued SFAS No. 148 "Accounting for Stock-Based Compensation, Transition and Disclosure, an amendment of FASB Statement No. 123." SFAS No. 148 provides alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock- based employee compensation. It also amends the disclosure provisions of SFAS No. 123 to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. Finally, this Statement amends APB Opinion No. 28, "Interim Financial Reporting," to require disclosure about those effects in the interim financial information. The amendments to SFAS No. 123 that provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation are effective for financial statements for fiscal years ending after December 15, 2002. The amendment to SFAS No. 123 relating to disclosure and the amendment to Opinion 28 is effective for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002. Early application is encouraged. The adoption of SFAS No. 148 did not have a material impact on the Company's financial statements.

         In January 2003, the FASB issued FASB Interpretation No. 46 (" FIN 46"), "Consolidation of Variable Interest Entities." FIN 46 clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 applies immediately to variable interest entities ("VIE's") created after January 31, 2003, and to VIE's in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to VIE's in which an enterprise holds a variable interest that it acquired before February 1, 2003. FIN 46 applies to public enterprises as of the beginning of the applicable interim or annual period. The adoption of FIN 46 is not expected to have a material impact on the Company's consolidated financial position, liquidity, or results of operations.

         In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." It is effective for contracts entered into or modified after June 30, 2003, except as stated within the statement, and should be applied prospectively. The Company is currently assessing the impact of SFAS No. 149.

         In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for how an issuer classifies and measurers in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. In accordance with SFAS No. 150, financial instruments that embody obligations for the issuer are required to be classified as liabilities. SFAS No. 150 shall be effective for financial instruments entered into or modified after May 31, 2003, and otherwise shall be effective at the beginning of the first interim period beginning after June 15, 2003. The Company is currently assessing the impact of SFAS No. 150.

CRITICAL ACCOUNTING POLICIES

         In response to the SEC's financial reporting release, FR-60, Cautionary Advice Regarding Disclosure About Critical Accounting Policies, we have selected our more subjective accounting estimation processes for purposes of explaining the methodology used in calculating the estimate in addition to the inherent uncertainties pertaining to the estimate and the possible effects on the Company's financial conditions. The two accounting estimation processes discussed below are the allowance for collection on trade receivables and reserves for excess or obsolete inventory. These estimation processes affect current assets and are therefore critical in assessing the financial and operating status of the Company. These estimates involve certain assumption that if incorrect could create an adverse impact on the Company's operations and financial position.

         The allowance for collection losses was $69,000 on gross trade receivables of $834,000 as of December 31, 2002. This allowance is used to state trade receivables at a net realizable value or the amount that we estimate will be collected on our gross receivables as of December 31, 2002. Because the amount that we will actually collect on the receivables outstanding as of December 31, 2002 cannot be known with certainty as of this document's effective date, we rely on prior experience. Our historical collection losses have typically been infrequent with write-offs of trade receivables being less than 1% of sales. We maintain a general allowance of approximately 2 to 5% of a gross trade receivable balance in order to allow for future collection losses that arise from customer accounts that do not indicate the inability to pay but turn out to have such an inability. Currently, our allowance on trade receivables is 8.25% of gross receivables. The increase in percentage is strictly related to the decrease of account receivable balance, is not the result of any particular doubtful account and is appropriate in view of the current economic downturn. We believe that revenues and the receivable balance will increase during 2003, and accordingly, we may experience an increase in this allowance balance. We also maintain a specific allowance for customer accounts that we know may not be collectible due to various reasons such as bankruptcy and other customer liquidity issues. We analyze our trade receivable portfolio based on the age of each customer's invoice. In this way, we can identify those accounts that are more likely than not to have collection problems. We then reserve a portion or all of the customer's balance.

         The reserve for slow-moving, excess, or obsolete inventory was $2.6 million at December 31, 2002 as compared to $2.3 million in 2001. The reserve for excess or obsolete inventory is used to state our inventories at the lower of cost or market. Because the amount of inventory that we will actually recoup through sales of our inventory as of December 31, 2002 can not be known with certainty as of this document's effective date, we rely on past sales experience, future sales forecasts, and our strategic business plans. Generally, in analyzing our inventory levels, we classify inventory as having been used or unused during the past year. For raw material inventory with no usage in the past year, we reserve 85% of its cost which takes into account a 15% scrap value while for finished goods inventory with no usage in the past year we reserve 80% of its costs. For inventory with usage in the past year, we review the average annual usage over the past three years, project that amount over the next seven years, and then reserve 25% of the excess amount (in which the excess amount equals inventory on hand less a seven year projected usage amount). We believe that 25% represents the value of excess inventory we would not be able to recover due to our new product introductions and other technological advancements over the next seven years.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

         We are subject to the risk of fluctuating interest rates in the ordinary course of business for borrowings under our new secured revolving line of credit. The lender under our new secured revolving line of credit presently charges interest at 2.00% per annum over the prime rate, provided that the interest rate in effect on any day shall not be less than 6.25% per annum. Prior to obtaining this new secured revolving line of credit, the lender under our old revolving line of credit was charging 1.25% over the prime rate. As a result of continuing defaults under the old credit agreement, the lender had indicated its intent to increase the interest rate to 3.25% over the prime rate. However, no interest rate increase was effectuated before we replaced the old revolving line of credit with our new secured revolving line of credit.

         The Company's primary exposure to market risk is to changes in interest rates. The Company has both fixed and variable rate debt. The Company had $6.1 million of debt outstanding as of June 30, 2003 of which $3.1 million, or 50.8%, has been borrowed at a fixed rate of 8.0% with maturity through December 2004. The Company also had $2.9 million of variable rate debt as of June 30, 2003. As these debt instruments mature, the Company typically refinances such debt at their existing market interest rates which may be more or less than interest rates on the maturing debt. Changes in interest rates have different impacts on the fixed and variable rate portions of the Company's debt portfolio. A change in interest rates impacts the fair value of the Company's fixed rate debt, but has no impact on interest incurred or cash flows on the Company's fixed rate debt. Interest rate changes on variable debt impacts the interest incurred and cash flows but does not impact the net market value of the debt instrument. Based on the variable rate debt of the Company as of June 30, 2003, it is estimated that a 100 basis point increase in interest rates on the Company's old revolving line of credit would have resulted in an additional $29,000 in interest incurred per year on its old line of credit and a 100 basis point decline would have lowered interest incurred by $29,000 per year.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

         On December 2, 2002, we dismissed our independent accountant, Ernst & Young LLP ("EY"). On December 12, 2002, we engaged BDO Seidman, LLP ("BDO") as our independent accountant to audit our financial statements for the year ending December 31, 2002. Prior to the engagement of BDO, the Company did not consult or was not consulted by BDO regarding auditing or accounting matters. EY audited our consolidated balance sheet and those of our subsidiaries as of December 31, 1997 through and including December 31, 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years then ended. EY's reports on the financial statements they audited did not contain an adverse opinion, disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

         The decision to dismiss EY and engage BDO was unanimously recommended by our audit committee and unanimously approved by our board of directors.

         During the two most recent fiscal years and the subsequent interim period through December 2, 2002, there were no disagreements between us and EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements, if not resolved to the satisfaction of EY, would have caused EY to make reference in connection with their opinion to the subject matter of the disagreement.

                                    BUSINESS

General

         Relm Wireless designs, manufactures and markets wireless communications products, principally two-way land mobile radios, or "LMRs," and related components. We offer products with three distinct brand names: BK Radio, Relm, and Uniden. These products are sold to:

         1) The government and public safety market, which includes fire, rescue, law enforcement, and emergency medical personnel, as well as the military and various agencies of federal, state, and local governments.

         2) The business and industrial market, which consists of enterprises requiring fast, inexpensive communication among a discrete group of users. Examples include hotels, construction companies, schools, airports, and taxies.

         From 1996 through 2000 we significantly restructured the Company. The objective was to focus the Company on our core business of LMR wireless communications. The restructuring, largely completed in 1999, consisted of selling or otherwise discontinuing businesses and product lines that were outside our focus or that were under-performing. We also significantly reduced the size and costs of our operations. Consequently, in more recent years, we have been able to aggressively pursue initiatives in the LMR business designed to improve our competitive position and ultimately fuel future growth and profitability.

         The restructuring program was the key factor behind our profitable year in 2001, and allowed us to withstand a difficult year in 2002. Diminished sales to our two largest customers and the deteriorating overall economic conditions were the principal reasons for a 29% decrease in revenues from 2001 to 2002. We also incurred several significant non-recurring charges, the largest of which was the write off of a note receivable from our former paper-manufacturing subsidiary that was sold in 1997. This charge is unrelated to our present operations.

         During 2002 we continued to expand our utilization of high-quality, low-cost contract manufacturers. These efforts began to yield margin improvements in 2002, a trend that we expect to continue at an increasing rate in 2003.

         We made significant progress on new product development during 2002. Most importantly, we expanded and accelerated our digital product development using additional capital that was raised our first quarter 2002 public rights offering. The first model, a digital portable radio that will be added to our BK Radio line, has been completed and approved by the Federal Communications Commission. It is in the process of being added to the contract for the Department of Interior. Of all federal government agencies, the DOI is the most aggressive in implementing plans to purchase digital communications technology. Late in 2002 we also introduced a new family of products for business and industrial users, and completed the development and testing of our ESAS System. We believe that these new products, and others that will be completed shortly, serve as a solid foundation on which to grow the business profitably.

         Our principal executive offices are located at 7100 Technology Drive, West Melbourne, Florida 32904 and the telephone number is (321) 984-1414. More information about our products and us is also available through the Internet at "www.Relm.com." The information provided on our website is not incorporated into this prospectus.

HISTORY - REINCORPORATION OF ADAGE, INC. INTO RELM WIRELESS CORPORATION

         Relm Wireless Corporation is the surviving corporation in the January 30, 1998 reincorporation merger of Adage, Inc. into Relm Wireless Corporation, its wholly owned subsidiary.

         As a result of the reincorporation, each share of Adage common stock outstanding immediately prior to the reincorporation was converted, effective as of January 30, 1998, into one share of Relm common stock and the trading symbol for the shares was changed from "ADGE" to "RELM."

RECENT DEVELOPMENTS

         On August 29, 2003, we entered into an agreement with a new lender. The agreement provides for a revolving line of credit of up to $2.5 million for one year. The line is secured by substantially all of our assets, consisting principally of our trade receivables and inventory. Concurrently with the refinancing transaction, three funds affiliated with our directors purchased an aggregate of 500,000 shares of our common stock at $0.60 per share. The proceeds of the transaction were used to pay off our existing credit facility with Fleet Capital Corporation and provide working capital to be used in executing our business plans, including the expansion of our digital product line. We had been in default of certain financial covenants under the terms of our credit agreement with Fleet Capital Corporation and Fleet had in July 2003 demanded payment in full of our indebtedness on or before October 2, 2003.

         In July 2003, we were awarded contract participation to supply to the
U. S. Department of Interior digital LMR equipment that is compliant with the Association of Public-Safety Communications Officials, or "APCO," Project 25 specifications. The contract, originally established in November 2002, is a fixed-price, indefinite-delivery and indefinite-quantity contract that is open to all federal agencies. It includes one base year with options for four additional years. Under the contract, U.S. government agencies may purchase up to $1 billion of APCO Project 25 LMR equipment. The contract has no minimum purchase requirements, and purchases may fluctuate from period to period.

         APCO Project 25 specifies standard features and signaling for narrow-band digital voice and data in both conventional and trunking modes of operation. The standard has been adopted by the U.S. federal government, which has targeted a conversion to APCO Project 25 LMR equipment by year-end 2005. Government and public-safety LMR users nationwide are increasingly adopting this standard. A cornerstone of APCO Project 25 is to provide effective interoperability among users of compliant equipment, regardless of the equipment manufacturer. Through this open architecture, APCO Project 25 provides an environment where users will have a wider selection of LMR suppliers, including Relm.

         On April 29, 2003, we were notified by Nasdaq Listing Qualifications that we had not regained compliance with the minimum $1.00 closing bid price per share requirement as set forth in marketplace rule 4310(c)(4). We were not eligible for an additional 90 calendar day compliance period because we did not meet the initial inclusion requirements of the Nasdaq SmallCap Market under

Marketplace Rule 4310(c)(2)(A). Accordingly, our securities were delisted from the Nasdaq SmallCap Market at the opening of business on May 8, 2003. Our securities became immediately eligible for quotation on the OTC Bulletin Board effective with the open of business on May 8, 2003. The OTC Bulletin Board symbol assigned to our common stock is "RELM."

         In March 2003, our new VHF digital portable radio, the DPH, was approved by the Federal Communications Commission for use in the United States. The DPH has been added to our contract with the U. S. General Services Administration, and is presently being evaluated by the U. S. Department of Interior for inclusion on its contract. The BK Radio-branded DPH is compliant with the APCO Project 25 standard.

         On March 22, 2002, we closed a public rights offering. The purpose of the offering was to provide working capital, which among other things, we believe will speed the development of our new APCO Project 25-compliant digital products and capabilities. The securities offered were "units" priced at $.90 per unit. Each unit was comprised of one share of our common stock and one warrant to purchase one share of our common stock, exercisable at $1.08 per share at any time on or after February 12, 2003 and until February 11, 2006. The unit warrant exercise price was adjusted to $1.05 per share to give effect to our private sale of 500,000 shares of our common stock at $0.60 per share in August 2003. Units were offered initially to our equity holders in the form of a rights offering. The "right" allowed investors in the offering to purchase units at a 10% discount to the market price of a share of common stock.

         Noble International Investments, Inc. was engaged as the standby underwriter for the rights offering. The units were offered to the public pursuant to a registration statement that was declared effective by the Securities and Exchange Commission (SEC) on February 11, 2002. In accordance with the terms of the offering, the units were separated on the closing date. The offering resulted in the sale of 2,775,000 shares of common stock and warrants to purchase 2,775,000 shares of common stock. The offering generated $1.8 million in net proceeds. The warrants are currently quoted on the OTC Bulletin Board with the symbol "RELMW."

         On May 17, 2002, Noble exercised its option to purchase 416,250 additional units at a purchase price of $0.90 per unit to cover over-allotments. We received approximately $0.3 million in net proceeds from the purchase of these additional units.

         In 2002, we began to introduce a new series of portable radios to be sold under our Relm brand. This family of portable analogue radios will, upon completion, be comprised of four models. One model was introduced in the first half of the year. Two additional models were introduced late in the fourth quarter. The final model will be available in 2003. This radio family offers a combination of features and affordability that are designed to compete effectively in business and industrial markets worldwide. We have contracted for the manufacture of these radios under a previously announced agreement with an international electronic technology and manufacturing concern. Under the agreement, we have exclusive distribution rights for these products in North, Central, and South America. The agreement expires on September 11, 2006 and may be expanded to include additional products.

LOSS ON NOTES RECEIVABLE

         In April 2002, we learned that the purchaser of the assets of the Company's former paper-manufacturing subsidiary, had ceased operations. The purchaser owed the Company $900,000 plus accrued interest under the terms of two secured promissory notes and had defaulted on its obligations to make principal and interest payments. With guidance from counsel, we evaluated alternatives and took all prudent actions to maximize the possibility of recovery. However, after a comprehensive assessment, we believed that the value of the purchaser's assets and the assets of the guarantor were insufficient to provide any recovery of the amounts due under the notes. Accordingly, the Company wrote-off the entire principal amount ($900,000) of the two promissory notes during the first quarter 2002.

         During 2002, the purchaser of the assets of our former specialty manufacturing subsidiary, ceased making payments in accordance with a note receivable. The initial amount of the note was approximately $355,000. Presently, the amount due under the note is approximately $175,000 plus accrued interest. This note is derived from the 1997 agreement for the sale of our specialty manufacturing operation. Since its inception, the terms of the obligation have been restructured several times to accommodate the purchaser. The last payment was received in March 2002. Attempts during the second and third quarters 2002 to contact the purchaser and collect the past-due installment payments have been unsuccessful. In February 2003, we started legal proceedings to recover the remaining amount due under the note plus accrued interest. With guidance from counsel, we believe that we will prevail in these proceedings. However, we have been unable to ascertain the financial position of the purchaser or their ability to pay the debt. Accordingly, we established a collection allowance in the fourth quarter 2002 for the entire principal amount of the note.

         The businesses and events associated with both of the former subsidiaries are legacies from before 1997. They are not at all related to land mobile radio (LMR) operations, which have been our focus for the past several years. We have excluded these obligations from our cash flow projections and operating plans since 2000. Although the write-off and allowance impacted 2002 earnings, we anticipate no future impact on the execution of our core LMR business plan objectives, including our digital product development, which in February 2003 yielded the introduction of our initial APCO Project 25 compliant digital radio.

INVESTMENT BANKING SERVICES AGREEMENT

         On May 12, 2000, we engaged Janney Montgomery Scott (JMS) to provide certain investment banking services. In connection with the engagement, we granted warrants to JMS, valued at $226,000, to purchase 166,153 shares of our common stock at an aggregate purchase price of one hundred dollars. The warrants had a five-year term and an exercise price of $3.25 per share. The value of the warrants along with $13,083 of associated warrant costs was being amortized on a straight-line basis over the estimated life of the contract. Accumulated amortization at December 31, 2002 and 2001 was $120,000 and $76,000 respectively. In the fourth quarter we were notified that JMS had closed its New York office, and the firm no longer employs the principals who handled our account. Therefore, we do not anticipate receiving further services under this agreement. Accordingly, we elected to write-off the remaining value of the warrants totaling approximately $120,000 during the fourth quarter of 2002.

TECHNOLOGY LICENSING AGREEMENT

         In March 1998, we entered into an agreement with Racal Communications, Inc. (presently known as "Thales") which, among other things, licensed us to use Thales' digital APCO project 25-compliant technology under specified terms and conditions. The cost of the technology license was $300,000 and was being amortized over a period of eight years. We have since developed our own APCO project 25-compliant digital technology, which was completed in the fourth quarter 2002. Consequently, we do not anticipate utilizing the technology provided for by our agreement with Racal. Accordingly, we elected to write-off the remaining value of the technology agreement totaling $211,000 during the fourth quarter of 2002.

SALES INFORMATION

         As an aid to understanding the impact of our decision to focus exclusively on our LMR business, the following table summarizes sales information by major product lines and industry:

                                       2002     2001     2000
                                       ----     ----     ----
                                            (in Millions)
          LMR-Gov't & Pub. Safety    $  12.5  $  18.0  $  14.7
          LMR-Bus./Indus./Comm           3.4      4.8      6.4
                                     -------  -------  -------
          Total                      $  15.9  $  22.8  $  21.1
                                     =======  =======  =======

INDUSTRY OVERVIEW

         LMR communications consist of hand-held (portable) and mobile (vehicle mounted) two-way radios commonly used by the public safety sector (e.g. police, fire, and emergency medical personnel), businesses (e.g. hotels, airports, farms, taxis, and construction firms), and government agencies within the United States and abroad. LMR systems are constructed to meet an organization's specific communication needs. The cost of a system varies widely, starting at approximately $60,000 for a basic configuration. Radio sets typically cost between $250 and $800, depending upon features, and there are no recurring airtime usage charges. Accordingly, LMR usage patterns are considerably different from those for cellular and other wireless communications tools. LMR usage is characterized by frequent calls of short duration. The majority of users make 20 to 50 calls per day, with most calls lasting less than 30 seconds. The average useful life is 8 years for a portable radio and 11 years for a mobile.

         LMR systems are the oldest form of wireless dispatch communications used in the U.S., having been first deployed by the Detroit Police Department in 1921. LMR is also the most widely used form of dispatch communications in the U.S. with current users estimated to exceed 16.3 million. Initially, LMR was used almost exclusively by law enforcement. At that time all radio communications were transmitted in an analog format. Analog transmissions typically consist of a voice or other signal modulated directly onto a continuous radio carrier wave. Over time, advances in technology decreased the cost of LMR products and increased its popularity and usage by businesses and other agencies. To respond to the growing usage, additional spectrum was allocated for LMR use.

         In recent years LMR has been characterized by slow growth of approximately 2% annually. This growth rate is a reflection of several factors:

         o LMR is a mature industry, having been in existence for over 70 years.

         o Some LMR users are in mature industry segments that are themselves experiencing slow growth rates.

         o Most significantly, growth has been hampered by the lack of available radio spectrum, which has prevented existing users from expanding their systems and hindered efforts of many potential new users from obtaining licenses for new systems.

         As a result of the lack of available spectrum, the FCC has mandated that new LMR equipment utilize more spectrum-efficient technology. This will effectively require LMR users to migrate to digital systems. Responding to the mandate, the Association of Public Communications Officials (APCO), in concert with several LMR manufacturers (including Relm), recommended an industry standard for digital LMR devices that would meet the FCC requirements and provide solutions to several problems experienced primarily by public safety users. The standard is called Project 25. The primary objectives of APCO Project 25 are to i) allow effective, efficient and reliable inter-operability among users, ii) obtain maximum radio spectrum efficiency, and, iii) to ensure competition among LMR providers through an open system architecture.

         Although the FCC does not require public safety agencies or APCO to purchase Project 25-compliant equipment or otherwise adopt the standard, we believe that compliance with the standard is fast becoming the key factor for public safety purchasers. Furthermore, we believe that the demand for Project 25-compliant equipment will fuel significant LMR market growth as users upgrade systems to comply with the FCC mandate. A privately commissioned study estimates the addressable market for APCO Project 25 compliant products will total approximately $38 billion over the next five years. Roughly half of that estimate pertains to infrastructure equipment, which is defined as towers, antennas, controllers, and combiners.

         By some estimates, the LMR industry is as large as $5.7 billion in annual sales. One manufacturer dominates the market, holding an estimated market share in excess of 70% ($4 billion). The remaining market share is spread among many small companies, including Relm.

DESCRIPTION OF PRODUCTS

         We design, manufacture, and market wireless communications equipment consisting of land mobile radios and base station components and subsystems. The majority of our products use analog technology. We are, however, executing a comprehensive plan to engineer, manufacture, and market digital products that are compliant with the specifications of the Association of Public Communication Officials ("APCO") Project 25. The first product from that initiative was completed at the end of 2002. It was awarded a place on the Department of Interior contract in July 2003. Additional products are planned for 2003 through 2005.

         We sell our products under the "BK RADIO," "UNIDEN," and "RELM" brand names. Generally, "BK RADIO"-branded products serve the government and public safety markets, while "RELM" and "UNIDEN"-branded products serve commercial, business, and industrial market segments.

         In September 1993, we purchased the assets of Bendix/King Mobile Communications Division of Allied Signal. These products, sold under the "BK RADIO" (formerly "BENDIX KING") brand name, consist of higher-specification land-mobile radios whose primary market focus is professional radio users in the government and public safety sectors. The BK RADIO products have more extensive features and capabilities than the products offered in the "RELM" and "UNIDEN" product lines. Our APCO Project 25-compliant products will be marketed under the "BK RADIO" brand.

         In September 2001, we entered into a contract with an electronic and manufacturing concern for the manufacture of a new family of portable two-way radios. Under the agreement, such company is manufacturing for Relm, four models of VHF and UHF portable two-way radio transceivers. The agreement is for a term of five years and may be expanded to include additional products. Three models were introduced during 2002. The final model will be introduced in 2003. These products are marketed under the "RELM" brand.

         In 2002, we completed the enhancements of our ESAS system products, and four systems were installed. ESAS systems offer a comparatively inexpensive multi-site trunking alternative for two-way communications. There are many areas of the country, predominantly rural, that lack coverage from other communications service providers. Enterprises of all types in these areas continue to have a need for reliable and affordable two-way communications. Also, in areas that presently have other means of communication, some users are finding that the cost for their service is higher than anticipated, sometimes significantly so. ESAS systems are an attractive solution in both of these circumstances.

         In March 2000, we purchased certain private radio communications product lines from Uniden America Corporation. These products, primarily serving the commercial, business and industrial segment of the LMR market, broaden and modernize our offerings there. They are currently sold under the "UNIDEN" brand name.

DESCRIPTION OF MARKETS

         GOVERNMENT AND PUBLIC SAFETY MARKET

         This market includes the military, fire, rescue, law enforcement, emergency medical personnel, as well as various agencies of federal, state, and local government. Our sales in this market are made either directly to the end-users, or through two-way communications dealers. Sales to this market represented approximately 78% of total sales during 2002 and 79% of total sales for 2001. For the six months ended June 30, 2003, sales to this market represented approximately 73% of our total revenues compared to 76% for the same period in 2002.

         We offer products to this market under the "BK RADIO" brand name. This product line consists of higher-specification land mobile radios with more complex features and capabilities tailored for professional radio users. The products include mobile radios for mounting in vehicles, portable (hand-held) radios, base stations, and repeaters that enable two-way radios to operate over a wider area. We also manufacture and sell base station components and subsystems which are installed at radio transmitter sites to improve performance by reducing or eliminating signal interference and to enable the use of one antenna for both transmission and reception.

         Historically, our products and systems for the government and public safety market used primarily analog technology. We are, however, executing a comprehensive plan to engineer, manufacture, and market digital products that are compliant with the specifications of the APCO Project 25. The first product from that initiative was completed at the end of 2002. It was included on the Department of Interior contract in July 2003. Additional products are planned through 2005.

         BUSINESS, INDUSTRIAL AND COMMERCIAL MARKET

         This market includes businesses and enterprises of all sizes that require fast, push-to-talk communication among a defined group of users such as hotels, construction companies, schools, taxicab and limousine companies, and airports. Most of our sales in this market are to dealers and distributors who then resell the products to end-users. Our sales to this market represented approximately 22% of total sales during 2002 and 21% of total sales for 2001. For the six months ended June 30, 2003, sales to this market represented approximately 27% of total sales compared to 24% for the same period in 2002.

         We offer products to this market under the "RELM" and "UNIDEN" brand names. The products include mobile radios, portable radios, base stations, and repeaters. The acquisition of the private radio communications product lines from Uniden America Corporation broadened and modernized our product offering in these segments of the LMR market. These products, which include ESAS systems as well as additional portable and mobile radios, are presently being sold under the Uniden brand name.

         Under an OEM manufacturing agreement, we have expanded the Relm product lines with four new models of VHF and UHF portable radios. These radios supplement our current product lines by providing lower-cost, yet feature rich and reliable two-way communications for lower-end business and industrial users.

ENGINEERING, RESEARCH AND DEVELOPMENT

         Our engineering and development activities are conducted in West Melbourne, Florida and Lawrence, Kansas. The team in Lawrence is responsible for the execution of our APCO Project 25 development plan, which was launched in 2001. During the year, as a result of funding from our public rights offering, we were able to expand and accelerate this program. As of December 31, 2002, 7 employees were dedicated to this program. They have completed the first product, an APCO-compliant digital VHF portable radio, which was introduced in March 2003. Additional products are planned for 2003 through 2005. Our team based in West Melbourne, Florida, totaling 6 employees, is responsible for developing design specifications based on customer requirements and supervising quality assurance activities. Both teams actively assist in the implementation of product designs, with primary responsibility for applied engineering, production engineering and the specification compliance of contract manufacturers.

         For 2002, 2001, and 2000, Relm's research, development and engineering expenditures were approximately $1.9 million, $1.4 million, and $1.2 million, respectively. The use of strategic technology partners has enabled us to contain and, in some instances, even reduce R&D expenditures while concentrating on key initiatives, such as the APCO Project 25 digital program. In this connection, costs incurred to date aggregated approximately $0.6 million and we estimate additional costs of $ 1.2 million over the remaining life of the project. Products from these research, development and engineering projects will be completed and introduced at various times through 2005.

INTELLECTUAL PROPERTY

         We hold patents and patent licenses covering various land-mobile radio products that are currently marketed. These patents have various expiration dates out to the year 2004. It is difficult to precisely assess their importance. We hold several trademarks related to the "Relm" name and our product names. In addition to intellectual property laws, we also rely on trade secret law and employee and third party non-disclosure agreements to protect our intellectual property rights.

MANUFACTURING AND RAW MATERIALS

         Our manufacturing strategy is to utilize the highest quality and most cost effective resources available for every aspect of our manufacturing. Consistent with that strategy, we have successfully implemented several outside contract manufacturing arrangements. These arrangements have been instrumental in decreasing our product costs significantly, allowing us to improve our competitive position and gross margins.

         Most recently, in 2002 we started receiving LMR subassemblies manufactured for us under an agreement with a large and well-established electronics manufacturer. The contract manufacturer purchases raw materials directly from approved sources and manufactures completed subassemblies to our specifications. The agreement has a five-year term and may be renewed upon the agreement of both parties.

         We are also currently receiving and selling our recently announced Relm RP-series products that are manufactured under an OEM manufacturing agreement with another electronic design and manufacturing concern. Under the agreement, the company is manufacturing for Relm four models of VHF and UHF portable two-way radio transceivers. These new products will provide a low-cost yet feature-rich and reliable two-way communication alternative for customers in these commercial, business, and industrial markets. Three models have been completed, while the final model will be introduced in the second quarter 2003. The agreement is for a term of five years and its scope may be expanded to include additional products.

         We continue to utilize the initial two contract manufacturing relationships that were established in 2000, after restructuring our manufacturing strategy and operations. One agreement is with a domestic contract manufacturer for the manufacture of analog two-way subassemblies. The agreement has a five-year term and is automatically renewed for one-year terms unless either party gives notice of termination. In connection with the acquisition of the Uniden LMR product line, we entered into another manufacturing contract with Uniden America Corporation under which Uniden continues to manufacture that product line. We are permitted to use the Uniden brand name for the duration of the contract. The initial term of the Uniden contract was for 18 months. Although the contract expired in September 2001, both parties continue to operate under its original terms.

         We plan to continue to outsource manufacturing where it furthers our business objectives. This strategy allows us to focus on our core technological competencies of research, product design and development, and to reduce the substantial capital investment required to manufacture our products. We also believe that our use of experienced, high-volume manufacturers will provide greater manufacturing specialization and expertise, higher levels of flexibility and responsiveness, and faster delivery of product. To ensure that products manufactured by others meet our standards, our West Melbourne production and engineering team works closely with its ISO9002-qualified contract manufacturers in all key aspects of the production process. We establish product specifications, select the components and the suppliers, and negotiate the prices for most of these components. We retain all document control. We also work with our contract manufacturers to improve process control and product design, and to conduct periodic, on-site inspections.

         We rely upon a limited number of both domestic and foreign suppliers for several key products as well as components used in their products. Several are located in the Pacific-Rim. We place purchase orders from time to time with these suppliers and have no guaranteed supply arrangements. In addition, we obtain certain components from a single source. The amount of these components is not material relative to total component and raw material purchases. During the years ended December 31, 2002, 2001, and 2000, our operations have not been impaired due to delays from single source suppliers. However, the absence of a single source component may delay the manufacture of finished products. We manage the risk of such delays by securing second sources and redesigning products in response to component shortages or obsolescence. We strive to maintain strong relations with all our suppliers.

SEASONAL IMPACT

         Demand for our "BK Radio" LMR products is typically the greatest during the summer season because of the increased forest fire activity during that time of year.

SIGNIFICANT CUSTOMERS

         Sales to the United States Government represented approximately 39%, 44% and 44% of our total sales for the years ended December 31, 2002 and 2001, and 2000, respectively, and approximately 42% of our total sales for the six months ended June 30, 2003. These sales were primarily to the United States Forest Service (USFS) and the Communications Electronics Command of the United States Army (CECOM). Sales to the USFS represented approximately 22%, 34%, and 35% of total sales for the years ended December 31, 2002, 2001, and 2000, respectively, and approximately 24% of our total sales for the six months ended June 30, 2003. For the year ended December 31, 2002 we had no sales to CECOM because our contract expired in 2001. However, sales to CECOM for the years ended December 31, 2001 and 2000 represented approximately 10%, and 9% of total sales, respectively.

         In 1998, we were awarded portions of the USFS contract. This contract expired in September 2001. Earlier in 2001, bids for a new contract were solicited, and we were awarded the contract for portable radios and base stations. The contract was for a period of one year with options for three additional years, and did not specify a minimum purchase. In December 2002, we were awarded a new contract with similar terms. It continues to include the portable radios and repeaters that were on the previous contract. Additionally, it includes our GMH mobile radio that was not on the previous contract. The new contract is for one year with two additional option years.

         In 1996, we were awarded a contract to provide land mobile radios to CECOM. This contract was for a term of five years with no specified minimum purchase requirement. The contract expired in 2001. CECOM solicited bids for a new contract in March 2002, and we submitted proposals. The evaluation of proposals for this solicitation is in process but has been subjected to delays. Consequently, the contract has not yet been awarded. CECOM has indicated in recent communications that the solicitation will be canceled and a contract will not be awarded. We are currently pursuing avenues for providing our products to CECOM under other existing contracts.

BACKLOG

         Our order backlog was approximately $1.7 million and $1.6 million as of December 31, 2002 and 2001, respectively, and approximately $2.7 million as of June 30, 2003.

COMPETITION

         The worldwide land mobile radio markets are estimated to be $5.7 billion with annual growth of less than 5%. We compete with many domestic and foreign companies in these markets. One competitor holds a share of the market estimated to exceed 70%. We maintain our competitive advantage in these markets by capitalizing on our strengths, which include quality, speed, and customer responsiveness. As we successfully implement low-cost manufacturing relationships, we are increasingly able to compete on price.

EMPLOYEES

         We presently have 67 full-time employees, most of whom are located at our West Melbourne, Florida facility. 34 of these employees are engaged in direct manufacturing or manufacturing support, 13 in engineering, 12 in sales & marketing, and 8 in general and administrative activities. Our employees are not represented by any collective bargaining agreements, nor has there ever been a labor-related work stoppage.

INFORMATION RELATING TO DOMESTIC AND EXPORT SALES

         The following table summarizes our sales of wireless communications equipment by location of our customers:

                                  2002     2001     2000
                                  ----     ----     ----
         United States          $  14.9  $  21.8  $  20.4
         Europe                    --       --         .7
         Other International        1.0      1.0     --
                                -------  -------  -------
         Total                  $  15.9  $  22.8  $  21.1
                                =======  =======  =======

AVAILABILITY OF REPORTS AND OTHER INFORMATION

         Our website is www.Relm.com. We file annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to the public over the Internet at the SEC's website at www.sec.gov. You may also read and copy any document we file at the SEC's public reference room located at 450 Fifth Street, NW, Washington, D.C. 20549. You may obtain more information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

PROPERTIES

         OWNED

         We do not currently own any real estate. In March 2000, we sold our 144,000 square foot office and industrial building located on 20 acres in West Melbourne, Florida for $5.6 million. The transaction resulted in a gain of approximately $1.2 million.

         LEASED

         The majority of our operations are conducted in approximately 54,000 square feet of leased industrial space at 7100 Technology Drive in West Melbourne, Florida. The original lease term is five years. Rental, maintenance and tax payments were approximately $375,000 and $377,856 in 2001 and 2002, respectively. In May 2002, we rented 3,800 square feet of office space in Lawrence, Kansas, to accommodate the expansion of our digital engineering team. This lease has a term of two years. Rental, maintenance and tax payments for 2002 were $20,052.

LEGAL PROCEEDINGS

         In 1993, a civil action was brought against us by a plaintiff to recover losses sustained on the note of a former affiliate totaling $1.7 million plus interest at 12% per annum. The plaintiff alleged violations of federal security and other laws by us in collateral arrangements with the former affiliate. In February 1994, the liquidator of the former affiliate filed a complaint claiming that intentional and negligent conduct by us and others caused the former affiliate to suffer millions of dollars of losses leading to its ultimate failure. In response, we filed motions for summary judgment to dismiss these complaints. On September 12, 2002, the Court granted in significant part the motions for summary judgment filed by us and one of our directors. As the result, the lone remaining claim seeks damages against us for non-payment of the note. We contend that this note was canceled and released for fair consideration in 1993 and that there is no basis in law or fact for the liquidator's claim. The Company is defending this matter vigorously.

         In June 1997, substantially all of the assets of RELM speciality-manufacturing were sold. The asset purchase agreement contains indemnification provisions, which could result in liability for both parties. Presently, two indemnification claims are pending against the Company. Insurance coverage exists for these matters. Counsel for the Company's insurer is vigorously defending both claims. Counsel believes the Company has meritorious defenses and the likelihood of an unfavorable outcome in each of these actions is remote.

         On November 19, 2001, a products liability lawsuit was filed in the 353rd Judicial District Court of Travis County, Texas. On August 26, 2002, a products liability lawsuit was filed in the Probate Court of Galveston County, Texas. Relm Wireless Corporation, Relm Communications, Incorporated, and the purchaser of the assets of our former specialty-manufacturing subsidiary are named defendants in these lawsuits. The agreement under which the assets of the former subsidiary were sold contains indemnification provisions, which could result in liability for both parties. Counsel for the Company's insurer is vigorously defending both claims. Counsel believes the Company has meritorious defenses and the likelihood of an unfavorable outcome in each of these actions is remote.

         During 2002, the purchaser of the assets of our former specialty-manufacturing subsidiary ceased making payments in accordance with a note receivable. The initial amount of the note was approximately $355,000. Presently, the amount due under the note is approximately $175,000 plus accrued interest. This note is derived from the 1997 agreement for the sale of the assets of our specialty-manufacturing subsidiary. Since its inception, the terms of the obligation have been restructured several times to accommodate the purchaser. The last payment was received in March 2002. Attempts to contact the purchaser and collect the past-due installment payments have been unsuccessful. In February 2003, we started legal proceedings to recover the remaining amount due under the note plus accrued interest. With guidance from counsel, we believe that we will prevail in these proceedings. However, we have been unable to ascertain the financial position of the purchaser or their ability to pay the debt. Accordingly we established a collection allowance in the fourth quarter 2002 for the entire principal amount of the note.

         In April 2002, we learned that the purchaser of the assets of our former paper-manufacturing subsidiary had ceased operations. The purchaser owes us $900,000 plus accrued interest under the terms of two secured promissory notes, and has defaulted on its obligations to make principal and interest payments. The Chief Executive Officer of the purchaser personally guaranteed the debt. Our security interest is subordinated to the security interest granted to the purchaser's senior lender.

         In connection with the sale of the subsidiary in 1997, we took back a secured promissory note from the purchaser in the initial aggregate principal amount of $2.4 million. In December 2000, the terms of the original promissory note were modified and we received a principal payment of $700,000 plus accrued interest of approximately $166,000. After this payment, the remaining principal amount due on the original note was $900,000. Also, as part of the modification agreement, the original note was replaced by two secured promissory notes, one in the principal amount of $600,000 and the other in the principal amount of $300,000. The $600,000 note was payable in ten annual installments starting on April 2, 2002. The $300,000 note was payable in five annual installments starting on January 1, 2003. Interest on both notes accrued at 2.75% over the prime rate and was payable, in the case of the $600,000 note, in annual installments, and, in the case of the $300,000 note, in semi-annual installments. The $600,000 note was subject to a standby creditor's agreement under which principal and interest payments on the note were contingent upon the purchaser achieving a certain debt service coverage ratio and the absence of any uncured defaults on other loans or agreements of the purchaser. As security for both notes, the purchaser has granted to us a lien and security interest in certain collateral. Our security interest, however, is subordinated to the security interest granted to the purchaser's senior lender. In addition, the Company was subject to a standstill agreement with the senior lender. A principal of the purchaser guaranteed the prompt and complete payment of both notes when due. Both notes were subject to forbearance fee payment agreements with both the purchaser and the guarantor under which additional amounts may be payable to us if there is a merger, sale or change of control of the purchaser and if the notes are not paid in full by certain dates.

         In December 2002, the purchaser's senior lender notified us that they had sold the purchaser's assets for $200,000. This amount was not sufficient to provide any recovery of amounts owed to us under the notes. In February 2003, with the assistance of counsel, we initiated legal proceedings against the guarantor. We have not been able to ascertain the financial position of the guarantor or evaluate his ability to pay the debt. Accordingly, we have maintained the valuation reserve for the entire principal amount ($900,000) of the two promissory notes that was established in the first quarter 2002.

                                   MANAGEMENT

Executive Officers, Directors and Other Key Employees

         The following table presents information with respect to our executive officers, directors and other key employees.

EXECUTIVE OFFICERS AND DIRECTORS:

Name                                        Age     Position
----                                        ---     --------

George N. Benjamin, III                      65     Chairman of the Board
David P. Storey                              50     President, Chief Executive Officer, and Director
William P. Kelly                             47     Executive Vice President - Chief Financial Officer
Ralph R. Whitney, Jr. (1)                    68     Director
James C. Gale (1)(2)                         53     Director
Randolph K. Piechocki (1)(2)                 50     Director
Donald F.U. Goebert (2)                      66     Director

(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.

OTHER KEY EMPLOYEES

Name                                        Age     Position
----                                        ---     --------

Harold B. Cook                               57     Vice President of Operations
Christopher Ramsden                          48     Vice President of Federal Sales and Marketing
Theresa Zagaruyka                            48     Engineering Director
James W. Spence                              48     Engineering Director

         The business experience of our executive officers and directors as well as our other key employees is set forth below:

         George N. Benjamin, III has been a director since January 1996 and was appointed Chairman of the Board in May 2003. From August 1999 to October 2001, he has been the President and CEO of Keystone Networks, Inc. an optical network developer since November, 1999, and was the President and CEO of BICC Cables Corp., N.A., a manufacturer of electrical wires and cable, from August 1998 through June 1999. He has been the Consultant and Partner in Trig Systems, LLC, a management and consulting company, since July 1987. He has been a director of Stonebridge Financial Corp. since January 2001.

         David P. Storey has been our President and Chief Executive Officer since July 2000, after serving as our Chief Operating Officer from June 1998 to July 2000. From November 1994 to June 1998, he was Senior Vice President of Manufacturing of ANTEC Corp., a communications electronics company.

         William P. Kelly has been our Executive Vice President - Chief Financial Officer since July 1997, and Secretary since June 2000. From October 1995 to June 1997, he was Vice President and Chief Financial Officer of our subsidiary, Relm Communications, Inc. From January 1993 to October 1995, he was the Financial Director of Harris Corp. Semiconductor Sector.

         Ralph R. Whitney Jr. has been a director since January 1992. From January 1971 to January 2002, Mr. Whitney was the President and Chief Executive Officer of Hammond Kennedy Whitney & Co., Inc., an investment banking company. From January 2001 to June 2002, Mr. Whitney served as a director of IFR Systems, Inc., a manufacturer of test equipment for the military. Since 1971, he was a director of Baldwin Technology Co., Inc., a manufacturer of printing press equipment, First Technology, PLC, a manufacturer and supplier of electronic optical sensors, Reinhold Industries, Inc., a manufacturer of composite components in the aerospace, defense and commercial lighting industries, and DURA Automotive Systems, Inc., a manufacturer of automobile windows, seat and door assemblies.

         James C. Gale has been a director since October 1993. Since September 1998, Mr. Gale has been a Managing Director of Sanders Morris Harris, an investment banking company. From 1991 to 1998, Mr. Gale was a Managing Director of Gruntal & Co., L.L.C., an investment banking and management company. Mr. Gale is a director of Amarin Corporation plc., a specialty pharmaceutical company.

         Randolph K. Piechocki has been a director since October 2002. He has served as President of Palco Telecom Service, Inc., a provider of reverse logistic and warranty fulfillment services, from August 1999 to the present. He has held senior level management and advisory positions at TxPort, a manufacturer of carrier class WAN access devices, from October 1997 to August 1999; at Voice Control Systems from July 1997 to October 1997; at American Mobile Satellite, a wireless service provider, from April 1996 to September 1996.

         Donald F. U. Goebert was our Chairman of the Board (and a director of our predecessor) from March 1968 until May 2003 and has since been a director. He was the President of our predecessor from March 1968 to October 1988, and our President and Chief Executive Officer from April 1993 to December 1997. He has been President of Chester County Fund, Inc., a commercial real estate company, since 1968. Mr. Goebert is a director of Investors Insurance Group, Inc., a commercial insurance company.

         Our other key employees and their biographies are as follows:

         Harold B. Cook has been our Vice President of Operations since July 2000. Mr. Cook joined us in April 1997 as Director of Manufacturing. Prior to joining us, Mr. Cook held the position of Director of Manufacturing Operations at Computer Products Incorporated, Fujitsu America Inc., and Ampro Corporation. Mr. Cook also held operations management positions at Storage Technology Corporation and Harris Corporation.

         Christopher Ramsden has been our Vice President of Federal Sales and Marketing since January 2003. Prior to joining us, Mr. Ramsden served as the Director of Sales & Marketing for Kenwood Communications from February 2000 to January 2002. He also served in various senior-level sales and marketing positions with Bell South from August 1990 to February 2000. Mr. Ramsden has also held sales and marketing positions at Motorola and U.S. West.

         Theresa Zagaruyka has been one of our Directors of Engineering since April, 1999. Prior to joining us, she was Business Manager of Dolphin Technology, L.C., a consulting firm specializing in telecommunications applications. From January, 1988 to February, 1994 she was involved in the development of the software platform for Bendix/King radio products. Ms. Zagaruyka holds a Bachelor of Science degree in Electrical Engineering from the University of Kansas.

         James W. Spence has been one of our Directors of Engineering since April, 1999. Previously he was Engineering Manager with Dolphin Technology, L.C., performing system, embedded software, DSP, and hardware design to create trunked and secure mode radio products. From August, 1983 to October, 1994 he held various positions with Bendix/King, lastly as Software and Digital Engineering Group Leader. He was an original designer of the BK Radio product line, beginning with the LPH portable radio. In the years prior to Bendix/King, he held various engineering design positions with IBM. Mr. Spence holds Bachelor's and Master's degrees in Electrical Engineering from the University of Kansas.

BOARD OF DIRECTORS

         The board of directors is currently fixed at six members. Each director holds his office until the next annual meeting of stockholders unless he resigns or is removed or disqualified. Officers are elected by the board of directors and any number of offices may be held by the same person.

MEETINGS OF THE BOARD OF DIRECTORS

         The board of directors held four meetings during fiscal year 2002, and each of the directors attended at least seventy-five percent (75%) of the aggregate number of meetings of the board of directors and committees (if any) on which he served.

COMMITTEES OF THE BOARD OF DIRECTORS

         The board of directors has an audit committee and a compensation committee. The board of directors does not have a committee whose functions include nominating directors and does not have an executive committee. The following chart describes the function and current membership of each committee and the number of times it met in 2002.

                          AUDIT COMMITTEE - 7 MEETINGS
Function                                                                        Members
--------                                                                        -------
o      Recommends independent auditors                                          Ralph R. Whitney Jr. (Chair)
o      Reviews internal financial information                                   Randolph K. Piechocki
o      Reviews report of audit and management letter                            James C. Gale
o      Participates in the determination of the adequacy of the internal accounting control
o      Reviews the results of audits with the independent auditors
o      Oversees quarterly and yearly reporting
o      Responsible for policies, procedures and other matters relating to business integrity, ethics and conflicts of interests
o      Reviews and approves a charter for the audit committee

Our board of directors adopted a charter for the Audit Committee on June 5, 2000.


                       COMPENSATION COMMITTEE - 3 MEETINGS
Function                                                                        Members
--------                                                                        -------
o      Reviews and approves compensation and benefit programs                   James C. Gale (Chair)
o      Establishes and approves compensation of officers and management         Donald F.U. Goebert
       employees
o      Adapts and administers stock option plans                                Randolph K. Piechocki

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During 2002, the Compensation Committee of our board of directors was composed of independent, outside directors, Messrs. Benjamin (Chairman), Gale, and Piechocki. As noted above, our compensation program for our executives is administered by the board of directors with the advice and counsel of the Compensation Committee. As a result, during 2002, Mr. Storey provided input to the deliberations by the Compensation Committee and the board concerning executive compensation. Mr. Storey did not vote as a member of the board in any board action which affected his own compensation.

         Neither of the Compensation Committee members is or has been an officer or employee of us or any of our subsidiaries. In addition, neither Benjamin, Gale, nor Piechocki has, or has had, any relationship with us which is required to be disclosed in this proxy statement. No Relm executive officer currently serves on the compensation committee or any similar committee of another public company.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

         Our articles of incorporation and bylaws limit the liability of directors to the maximum extent permitted by Nevada law. The limitation on our directors' liability may not apply to liabilities arising under the federal securities laws. Our articles of incorporation and bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and agents and other agents to the fullest extent permitted by law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors and executive officers pursuant to our certificate of incorporation and bylaws, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

CODE OF ETHICS

         We have adopted a written code of ethics that applies to our senior financial officers and persons performing similar functions. The code is filed as Exhibit 14 to our annual report on Form 10-K for the year ended December 31, 2002 filed with the SEC. We intend to disclose any amendments to or waivers from the code on our website located at www.relm.com. Upon written request to our corporate secretary by U.S. mail, we will provide, at no charge, a copy of the code to any person requesting a copy.

EXECUTIVE COMPENSATION

         The following table sets forth the annual and long term compensation during each of the last three years paid by us to Messrs. Storey and Kelly, who served as our President and Chief Executive Officer and Executive Vice President
- Finance, Chief Financial Officer, and Secretary, respectively, during 2002 (each a "Named Officer"). No other executive officer was paid salary and bonus compensation by us which exceeded $100,000 during 2002.


                           SUMMARY COMPENSATION TABLE

                                                                                          Long-Term Compensation
                                             Annual Compensation                                  Awards
                                        ------------------------------------------     -----------------------------
                                                                          Other         Securities
                                                                         Annual         Underlying       All Other
Name and Principal                      Salary           Bonus        Compensation     Compensation     Compensation
Position                    Year          ($)             ($)              ($)          Options(#)         ($)(1)
--------                    ----          ---             ---              ---          ----------         ------

David P. Storey             2002        225,014               --           --                  --           5,875
President and               2001        203,486               --           --             245,000           7,105
Chief Executive Officer     2000        192,385           20,833           --              55,000           3,000



William P. Kelly            2002        135,013               --           --                  --           4,731
Executive Vice              2001        129,187               --           --             177,500           4,390
President - Finance,        2000        122,844           20,833           --              50,000           3,000
Chief Financial Officer
and Secretary

(1) The amounts shown in the column titled "All Other Compensation" for the year 2000 include employer contributions to our 401(k) plan, and for the year 2001 and 2002 include both employer contributions to our 401(k) plan and disability insurance premiums paid by the Company for the benefit of the Named Officers.

         The Named Officers did not receive any other annual compensation not categorized as salary or bonus except for perquisites and other personal benefits which in the aggregate did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for such named officer.

                        OPTION GRANTS IN LAST FISCAL YEAR

         During the last completed fiscal year, there have been no grants of stock options to the Named Officers.

         We do not currently have (and have not previously had) any plan pursuant to which any stock appreciation rights may be granted.

STOCK OPTION EXERCISES AND HOLDINGS

         The following table sets forth information relating to stock options exercised during 2002 by each of the Named Officers and the number and value of stock options held on December 31, 2002 by each of them.


                         AGGREGATE OPTION EXERCISES IN FISCAL YEAR ENDED DECEMBER 31, 2002
                                     AND FISCAL YEAR-END OPTION VALUES

                                                                Number of Securities         Value of Unexercised
                                  Shares         Value         Underlying Unexercised       In-the-Money Options at
                                Acquired on    Realized     Options at Dec. 31, 2002 (#)     Dec. 31, 2002 ($)(1)
                                Exercise (#)      ($)        Exercisable    Unexercisable  Exercisable   Unexercisable
                                ------------      ---        -----------    -------------  -----------   -------------


David P. Storey                     --            --            472,500        72,500          --             --
William P. Kelly                    --            --            235,000        67,500          --             --

EQUITY COMPENSATION PLAN INFORMATION

         The following table provides information as of December 31, 2002 about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans, including the 1996 Stock Option Plan for Non-Employee Directors and the 1997 Stock Option Plan.


                                                        (a)                     (b)                     (c)
                                                                                                Number of securities
                                                                                                remaining available
                                                                                                for future issuance
                                                Number of securities                                under equity
                                                 to be issued upon        Weighted average       compensation plan
                                                    exercise of          exercise price of     (excluding securities
                                                outstanding options,    outstanding options,    reflected in column
                Plan Category                   warrants, and rights    warrants and rights             (a)
                -------------                   --------------------    -------------------     --------------------
Equity compensation plans approved by
   security holders......................               1,418,500                 $1.76                   281,500
Equity compensation plans not approved
   by security holders...................                      --                  0                           --
                                                --------------------    -------------------     --------------------
Total....................................               1,418,500                 $1.76                   281,500
                                                ====================    ===================     ====================

COMPENSATION OF DIRECTORS

         During 2002, we paid to each of our non-employee directors meeting fees of $1,000 for attendance at each board meeting and $500 for attendance at each meeting of any committee of the board of directors which was not held in conjunction with a meeting of the board. In addition, our directors receive a yearly retainer fee of $8,000. During 2002, we paid $50,000 to Mr. Goebert for his services as Chairman of the Board. Pursuant to the terms of the 1996 Non-Employee Director Stock Option Plan, each non-employee director also receives stock options for service as a director. Also, pursuant to the terms of the Plan, a grant of a stock option for the purchase of 5,000 shares is made to each non-employee director on the date of each annual meeting of shareholders at which that person is elected or re-elected as a director (or if the annual meeting has not been held by June 30 of that year the grant is made as of June 30th of that year to each of the persons qualifying and who has been a non-employee director for at least three months).

         Options are granted at an exercise price equal to the fair market value of our common stock on the date of grant, become fully exercisable eleven months after the date of grant, or earlier upon a change of control as defined in the Plan, and expire five years from the date of grant or earlier in the event service as a director ceases. On June 28, 2002, a grant of stock options for the purchase of 5,000 shares was made to each of our non-employee directors at an exercise price of $0.80 per share and on October 8, 2002, a grant of stock options for the purchase of 5,000 shares was made to our newly elected director Randolph K. Piechocki at an exercise price of $.61 per share.

EMPLOYMENT AGREEMENTS

         We had Post-Termination Benefits Agreements with David P. Storey and William P. Kelly, our key executives. The agreements provided an incentive for the executives to remain in our employ should a merger, sale, change in control or other transaction occur by providing severance compensation if the executives are terminated within six months following such a change of control or other transaction. The post-termination agreements also subjected the executives to general confidentiality and non-disparagement provisions as well as non-competition and non-solicitation provisions for one year following termination. The post-termination agreements terminated on October 1, 2002.

                             PRINCIPAL SHAREHOLDERS

         The table below sets forth information regarding the beneficial ownership of our common stock as of October 1, 2003, by the following individuals or groups:

         o each person or entity who is known by us to own beneficially more than 5.0% of our common stock;

         o        each of our named executive officers;

         o        each of our directors; and

         o        all of our directors and named executive officers as a group.

         Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of our common stock that are subject to warrants or stock options that are presently exercisable or exercisable within 60 days of October 1, 2003 are deemed to be outstanding and beneficially owned by the person holding the warrants or stock options for the purpose of computing the percentage of ownership of that person, but are not treated as outstanding for the purpose of computing the percentage of any other person. Except as indicated below, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. As of October 1, 2003, we had outstanding 9,065,088 shares of our common stock.

                                                       Number of Shares Beneficially    Percentage
       Name and Address of Beneficial Owner(1)                     Owned                Ownership
       ---------------------------------------         -----------------------------    ---------

Austin W. Marxe and David Greenhouse                      871,795    (2)                   8.8%
Corporate Opportunities Fund, Corporate Opportunities
Fund Institutional, L.P.                                2,714,053    (3)(4)               26.7%
Corporate Opportunities Fund, L.P.                        425,915    (5)                   4.6%
Corporate Opportunities Fund (Institutional), L.P.      2,288,138    (6)                  22.9%
SMM Corporate Management, LLC                           2,714,053    (7)(4)               26.7%
Sanders Morris Harris Inc.                              2,739,053    (8)(4)               26.9%
Donald F.U. Goebert                                     1,749,631    (9)(10)(11)          19.3%
Ralph R. Whitney, Jr.                                      50,469    (12)                  *
James C. Gale                                           2,759,053    (12)(13)             27.0%
George N. Benjamin, III                                    51,578    (12)                  *
Randolph K. Piechocki                                       5,000    (12)                  *
David P. Storey                                           595,000    (12)                  6.1%
William P. Kelly                                          292,500    (12)                  3.1%
Bruce Galloway                                            631,736    (14)                  7.0%
Noble International Investments, Inc.                     555,000    (15)                  5.8%
All named executive officers and directors              5,503,231    (9)(10)(11)(12)      49.5%
as a group (7 persons)

*Less than 1%
------------------

(1) The address of each executive officer and each director is c/o Relm Wireless Corporation, 7100 Technology Drive, West Melbourne, Florida 32904.
(2) As disclosed in the Schedule 13G filed by Austin W. Marxe ("Marxe") and David M. Greenhouse ("Greenhouse"), dated February 27, 2003, Marxe and Greenhouse are members of MG Advisers L.L.C., the general partner of and investment adviser to Special Situations Private Equity Fund, L.P. ("SSPE.") Marxe and Greenhouse have shared voting and dispositive power over 1,700,000 convertible subordinate promissory notes. These shares are issuable upon conversion of an 8% convertible subordinated promissory note due December 31, 2004 with a principal amount of $1,700,000, convertible into 871,795 common shares, at an exercise price of $1.95, all of which are owned by Special Situations Private Equity Fund, L.P.

(3) As disclosed in the Schedule 13D filed by Corporate Opportunities Fund, L.P. ("COF"), Corporate Opportunities Fund (Institutional), L.P. ("COFI") collectively, (the "Funds"), Corporate Opportunities Fund, L.P., Corporate Opportunities Fund (Institutional), L.P., SMM Corporate Management, LLC, General Partner of the Funds, Sanders Morris Harris Inc. ("SMH"), the controlling member of the General Partner, and James C. Gale ("JCG"), the Chief Investment Officer, a Manager, and Member of the General Partner, dated September 8, 2003, are deemed to have sole power to vote or direct the vote and to dispose or to direct the disposition of the shares, as follows: the Funds: 2,714,053; COF: 425,915; COFI: 2,288,138; SMM:
     2,714,053; SMH: 2,739,053; and JCG: 2,759,053. The shares of common stock and warrants were separated on March 21, 2002. The address of the Funds, SMM, and Gale is 126 East 56th Street, 24th Floor, New York, NY 10022; and of SMH is 600 Travis, Suite 3100, Houston, TX 77002.
(4) Includes currently exercisable warrants to purchase 1,111,110 shares of common stock.
(5) Includes currently exercisable warrants to purchase 173,888 shares of common stock.
(6) Includes currently exercisable warrants to purchase 937,222 shares of common stock.
(7)  Includes shares beneficially owned by COF and COFI.
(8)  Includes shares beneficially owned by SMM.
(9) Includes 60,000 shares owned by a partnership controlled by Mr. Goebert and 424,276 shares owned by Chester County Fund, Inc. of which Mr. Goebert is President. The address for Mr. Goebert is 400 Willowbrook Lane, West Chester, PA 19382
(10) Includes 23,366 shares held in a custodial account for our Employee Stock Purchase Program, of which Mr. Goebert is a custodian, and 789 shares held in a Trust under our 401(k) plan, of which Mr. Goebert is a Trustee.
(11) Includes 809,154 shares held jointly with his wife, and 3,887 shares held in the name of his wife.
(12) Share ownership of the following persons includes immediately exercisable options or warrants (exercisable as of October 1, 2003) as follows: for Mr. Whitney - 20,000 shares; for Mr. Gale - 1,131,110 shares; for Mr. Benjamin
     - 20,000 shares; for Mr. Piechocki - 5,000; for Mr. Storey - 595,000 shares; and for Mr. Kelly - 292,500 shares.
(13) Mr. Gale and his wife jointly own 20,000 shares of our common stock. Additionally, Mr. Gale is managing director of SMH, an investment banking company. Sanders Morris Harris Corporate Management LLC ("SMH LLC"), an affiliate of SMH, manages two funds which purchased our common stock in the rights offering which closed in March 2002 as follows: (i) 173,888 shares are owned by COF; and (ii) 937,222 shares are owned by COFI. Mr. Gale is Chief Investment Officer of SMH LLC. All shares are owned directly by the funds. In the rights offering, COF LP acquired warrants to purchase 173,888 shares which became exercisable on February 12, 2003, and COFI acquired warrants to purchase 937,222 shares which became exercisable on February 12, 2003.
(14) As disclosed in the Schedule 13D filed by Mr. Galloway. Mr. Galloway's address is 1325 Avenue of the Americas, 26th Floor, New York, New York 10019.
(15) Includes 555,000 shares of our common stock that are issuable to Noble International Investments, Inc. upon exercise of an option we granted to it in connection with our 2002 public rights offering to purchase units, each unit consisting of one share of our common stock and one warrant (having the same terms as the unit warrants we issued in our public rights offering) as well as the shares of our common stock issuable upon exercise of these warrants. Mr. Nico Pronk, as President of Noble International Investments, Inc., will be deemed to have investment control over the shares issuable upon exercise of the option and the warrants. Noble International Investments, Inc.'s address is 6501 Congress Avenue, Suite 100, Boca Raton, Florida 33487.

                              CERTAIN TRANSACTIONS

         In a private sale completed August 2003, we issued 500,000 shares of our common stock to three funds affiliated with our directors for a purchase price of $0.60 per share. The proceeds from the sale were used to payoff our then existing credit facility with Fleet Capital Corporation and provide working capital to be used in executing our business plans, including the expansion of our digital product line.

                        DESCRIPTION OF THE UNIT WARRANTS

         We issued the unit warrants pursuant to a warrant agreement with American Stock Transfer and Trust Company as warrant agent. The following description is a summary of the material provisions of the warrant agreement governing the unit warrants. This summary is not complete and is qualified in its entirety by reference to the warrant agreements which is filed as an exhibit to the registration statement of which this prospectus is a part.

         Both the unit warrant certificates and the warrant agreement are governed by the laws of the State of Florida.

THE UNIT WARRANTS

GENERAL

         Each unit warrant, when exercised, will entitle the holder to receive one fully paid and nonassessable share of our common stock (the "unit warrant shares"), at an exercise price of $1.05 per share (as adjusted from $1.08 per share to give effect to our August 2003 private sale of 500,000 shares of our common stock at $0.60 per share), subject to adjustment (the "unit warrant exercise price"). The unit warrant exercise price and the number of unit warrant shares issuable upon the exercise of a unit warrant are both subject to adjustment in the cases referred to below.

         The unit warrants became exercisable on February 12, 2003. Unless exercised, the unit warrants will automatically expire on 5:00 p.m., New York City time, on February 11, 2006 (the "unit warrant expiration date"). We may extend the expiration date by providing notice thereof to the registered holders.

         The unit warrants may be exercised by surrendering the warrant certificates evidencing the unit warrants to be exercised with the accompanying subscription form that is properly completed and executed, together with payment of the unit warrant exercise price to the warrant agent. The unit warrant exercise price may be paid in cash in United States dollars by wire transfer or by certified or official bank check to the order of Relm Wireless Corporation.

         Upon surrender of the warrant certificate and payment of the unit warrant exercise price, we will deliver or cause to be delivered, to or upon the written order of such holder, stock certificates representing the number of whole unit warrant shares to which the holder is entitled. If less than all of the unit warrants evidenced by a warrant certificate are to be exercised, a new warrant certificate will be issued for the remaining number of unit warrants. Holders of unit warrants will be able to exercise their unit warrants only if a registration statement relating to the unit warrant shares underlying the unit warrants is then in effect, or the exercise of such unit warrants is exempt from the registration requirements of the Securities Act, and such securities are qualified for sale or exempt from qualification under securities laws of the states in which the various holders of unit warrants or other persons to whom it is proposed that unit warrant shares be issued on exercise of the unit warrants reside.

         No fractional unit warrant shares will be issued upon exercise of the unit warrants. We will pay to the holders of the unit warrant at the time of exercise an amount in cash equal to such fraction multiplied by the current market value of such fractional share determined as follows:

                  (a) If our common stock is listed on a national securities exchange or admitted to unlisted trading privileges on such exchange or listed for trading on the NASDAQ Stock Market or the OTC Bulletin Board, the current value shall be the last reported sale price of our common stock on such exchange on the last business day prior to the date of exercise of the unit warrant or if no such sale is made on such day, the average closing bid and asked prices for such day on such exchange; or

                  (b) If our common stock is not listed on a national securities exchange or admitted to unlisted trading privileges on such exchange or listed for trading on the NASDAQ Stock Market or the OTC Bulletin Board, the current value shall be the mean of the last reported bid and asked prices reported by the National Quotation Bureau, Inc. on the last business day prior to the date of the exercise of the unit warrant; or

                  (c) If our on common stock is not so listed on a national securities exchange or admitted to unlisted trading privileges on such exchange or listed for trading on the NASDAQ Stock Market or the OTC Bulletin Board and bid and asked prices are not so reported by the National Quotation Bureau, Inc., the current value shall be an amount determined in such reasonable manner as may be prescribed by our board of directors.

         In the event of a taxable distribution to holders of our common stock that results in an adjustment to the number of warrant shares or other consideration for which a warrant may be exercised, the holders of the warrants may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. See "Certain U.S. Federal Tax Considerations--Tax Treatment of Registered Warrants."

         Certificates for unit warrants will be issued in fully registered form only. A service charge may be imposed by the warrant agent for registration of transfer or exchange of warrant certificates. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of unit warrants.

         In the event a bankruptcy or reorganization is commenced by or against us, a bankruptcy court may hold that unexercised unit warrants are executory contracts that may be subject to rejection by us with approval of the bankruptcy court. As a result, the holders of the unit warrants may, even if sufficient funds are available, receive no consideration or a lesser amount of consideration than they would be entitled to receive if they had exercised their unit warrants prior to the commencement of any such bankruptcy or reorganization.

NO RIGHTS AS SHAREHOLDERS

         The holders of unexercised unit warrants will have no right to vote on matters submitted to our Shareholders and will have no right to receive dividends. The holders of the unit warrants will not be entitled to share in our assets in the event of our liquidation, dissolution or winding up.

ADJUSTMENTS

         The number of unit warrant shares issuable upon exercise of the unit warrants and the unit warrant exercise price will be subject to adjustment in the following circumstances as specified in the warrant agreement:

         (1) In case of any reclassification, capital reorganization, or other change of outstanding shares of common stock, or in case of any consolidation or merger with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and which does not result in any reclassification, capital reorganization or other change of outstanding shares of common stock), or in case of any sale or conveyance to another corporation of our property as, or substantially as, an entirety (other than a sale/leaseback, mortgage or other financing transaction);

         (2) If we, at any time while the unit warrants are outstanding, (i) pay a stock dividend (except scheduled dividends paid on preferred stock that contain a stated dividend rate) or otherwise make a distribution or distributions on shares of our common stock or on any other class of capital stock payable in shares of common stock, (ii) subdivide outstanding shares of our common stock into a larger number of shares, or (iii) combine outstanding shares of our common stock into a smaller number of shares;

         (3) If we, at any time while the unit warrants are outstanding, distribute to all holders of our common stock (and not to holders of unit warrants) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security; or

         (4) Except in the case of our issuing rights to subscribe for shares of our common stock distributed to all the holders of our common stock and the exercise of such rights or the exercise of any stock, warrants or options or stock appreciation rights that may hereafter be exercised under any employee benefit plan of ours now existing, if we or any subsidiary thereof, as applicable with respect to "Common Stock Equivalents" (as defined below), at any time while unexpired unit warrants issued hereunder are outstanding, issue (i) shares of our common stock at a price per share (an "Issuance Price") that is less than the lower of eighty-five (85%) percent of the closing bid price of our common stock on the date of such issuance or the exercise price (the "Trigger Price") or (ii) rights, warrants, options or other securities or debt that are convertible into or exchangeable for shares of our common stock ("Common Stock Equivalents"), entitling any person to acquire shares of our common stock at an Issuance Price that is less than the Trigger Price (if the holder of the Common Stock Equivalent so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices, receives shares of common stock at a conversion or exercise price less than the Trigger Price, such issuance shall be deemed to have occurred for less than the Trigger Price).

         Adjustments shall be made at the time of warrant exercise.

REDEMPTION

         Subject to the provisions of the warrant agreement, beginning on the initial exercise date the unit warrants may be redeemed at our option on not less than 30 days' prior written notice for a redemption price of $0.10 per warrant if for any twenty (20) consecutive days during such period the last reported sales price of our common stock for each trading day during such period is at least 150% of the exercise price of the unit warrants. In the event we exercise our right to redeem the unit warrants, the unit warrants will be exercisable until the close of business on the day immediately preceding the date fixed for redemption in such notice. If any unit warrant called for redemption is not exercised by such date, it will cease to be exercisable and the registered holder will be entitled only to the redemption price.

RESERVATION OF SHARES

         We have authorized and reserved for issuance and will at all times reserve and keep available such number of shares of our common stock as will be issuable upon the exercise of all outstanding unit warrants. Such shares of common stock, when issued and paid for in accordance with the warrant agreement, will be duly and validly issued, fully paid and nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests created by or through us.

AMENDMENT

         From time to time, we and the warrant agent, without the consent of the holders of the unit warrants, may amend or supplement the warrant agreement for several purposes, including curing defects or inconsistencies or making any change that does not adversely affect the legal rights of any holder. Any amendment or supplement to the warrant agreement that adversely affects the legal rights of the holders of the unit warrants will require the written consent of the holders of a majority of the then outstanding unit warrants, excluding unit warrants held by us or any of our affiliates. The consent of each holder of the unit warrants affected will be required for any amendment pursuant to which the unit warrant exercise price would be increased or the number of unit warrant shares issuable upon exercise of unit warrants would be decreased, other than pursuant to adjustments provided in the warrant agreement, or the exercise period with respect to the unit warrants would be shortened.

REGISTRATION OF THE UNIT WARRANT SHARES

         We filed and caused to become effective a registration statement covering the unit warrant shares and agreed to use our best efforts to keep the registration statement current while any of the unit warrants are outstanding.

WARRANT AGENT

         American Stock Transfer & Trust Company is the warrant agent with respect to the unit warrants.

                          DESCRIPTION OF CAPITAL STOCK

         The following summarizes all of the material terms and provisions of the our capital stock. It does not purport to be complete, however, and is qualified in its entirety by the actual terms and provisions contained in our articles of incorporation and bylaws, both of which are included as exhibits to the registration statement of which this prospectus forms a part, and by applicable Nevada law.

AUTHORIZED CAPITAL STOCK

         Our authorized capital stock consists of:

         o 20,000,000 shares of common stock, par value $0.60 per share, of which 9,065,088 shares are outstanding; and

         o 1,000,000 shares of preferred stock, par value $1.00 per share, of which no shares are outstanding.

STOCK RESERVED FOR ISSUANCE

         We have reserved 1,398,500 shares of common stock for issuance upon exercise of outstanding stock options and 6,197,655 shares for issuance upon exercise of outstanding warrants and convertible notes. We have not reserved any shares of preferred stock for issuance.

         COMMON STOCK

         The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our shareholders and do not have any cumulative rights. Subject to the rights of the holders of any series of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. We have never paid dividends in the past and do not intend to do so in the future. Holders of shares of common stock have no preemptive, conversion, redemption, subscription or similar rights. There are no sinking fund provisions applicable to our common stock. If we liquidate, dissolve or wind up, the holders of shares of common stock are entitled to share ratably in the assets which are legally available for distribution, if any, remaining after the payment or provision for the payment of all debts and other liabilities and the payment and setting aside for payment of any preferential amount due to the holders of shares of any series of preferred stock.

         PREFERRED STOCK

         Under our articles of incorporation, the board of directors is authorized, subject to certain limitations prescribed by law, without further shareholder approval, from time to time to issue up to an aggregate of 1,000,000 shares of preferred stock. The preferred stock may be issued in one or more series. Each series may have different rights, preferences and designations and qualifications, limitations and restrictions that may be established by our board of directors without approval from the shareholders. These rights, designations and preferences may include:

         o        number of shares to be issued;

         o        dividend rights;

         o        dividend rates;

         o right to convert the preferred shares into a different type of security;

         o        voting rights attributable to the preferred shares;

         o        liquidation preferences; and

         o        terms of redemption.

         If our board of directors decides to issue any preferred stock, it may discourage or make more difficult a merger, tender offer, business combination or proxy contest, assumption of control by a holder of a large block of our securities or the removal of incumbent management, even if these events were favorable to the interests of shareholders. The board of directors, without shareholder approval, may issue preferred stock with voting and conversion rights and dividend and liquidation preferences which may adversely affect the holders of common stock.

STANDBY UNDERWRITER'S OPTION

         We have outstanding an option to purchase 277,500 units, each unit consisting of one share of our common stock and one warrant (having the same terms as the unit warrants issued in our 2002 public rights offering), which we issued to Noble International Investments, Inc., the standby underwriter in our 2002 public rights offering. The standby underwriter's option is exercisable at any time between February 12, 2003 through February 11, 2007 and the current exercise price is $0.60 per unit. The standby underwriter's option is governed by the underwriter's warrant to purchase units issued March 22, 2002, which, among other terms, provides for cashless exercises of the option, demand and piggy-back registration rights and customary anti-dilution adjustments for stock issuances as well as stock dividends and other events affecting our common stock. The standby underwriter's option is not redeemable.

WARRANTS

         In addition to the unit warrants, we have previously issued warrants to purchase shares of our common stock. We have warrants outstanding for the purchase of 806,642 shares of our common stock with an exercise price of $1.88. The warrants became exercisable on September 16, 2000. The warrants have a five year term and expire thereafter. The warrants were issued pursuant to two separate warrant agreements in May 2000. The warrants contain provisions that prevent the possible dilution of the warrant holders through automatic adjustments in the number of shares purchasable upon exercise of the warrants in the event of certain actions affecting our capital stock.

CONVERTIBLE NOTES

         We have outstanding $3.15 million of our convertible subordinated notes. The notes earn interest at 8% per annum, are convertible at $1.88 per share, and are due on December 31, 2004. Registration rights were granted to the note holders, and effective June 16, 2000, the common shares underlying the notes were registered. The notes contain provisions that prevent the possible dilution of the note holders through an automatic adjustment in the conversion price in the event of certain actions affecting our capital stock.

SHARES ELIGIBLE FOR FUTURE SALE BY EQUITY HOLDERS

         We have 9,065,088 shares outstanding, of which 8,565,088 shares are freely tradable without restriction under the Securities Act.

         In general, under Rule 144 as currently in effect, if a period of at least one year has elapsed since the later of the date the "restricted shares" (as that phrase is defined in Rule 144) were acquired from us and the date they were acquired from an affiliate, then the holder of the restricted shares (including an affiliate) is entitled to sell a number of shares within any three-month period that does not exceed the greater of 1% of the then outstanding shares of our common stock or the average weekly reported volume of trading of our common stock on the NASDAQ SmallCap Market during the four calendar weeks preceding the sale. The holder may only sell shares through unsolicited brokers' transactions or directly to market makers. Sales under Rule 144 are also subject to certain requirements pertaining to the manner of sales, notices of sales and the availability of current public information concerning us.

         Under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted shares were acquired from us and the date they were acquired from an affiliate, as applicable, a holder of the restricted shares who is not an affiliate at the time of the sale and has not been an affiliate for at least three months prior to the sale would be entitled to sell the shares immediately without regard to the volume limitations and other conditions above.

         As of the date of this prospectus, options, warrants and convertible securities to purchase or receive an aggregate of 7,596,155 shares of common stock are issued and outstanding. We have not filed a registration statement on Form S-8 or any other registration statement which would cover the common stock that may be issued pursuant to the exercise of stock options granted under our stock option plans. As such, the shares issuable upon the exercise of the options will be restricted securities and subject to Rule 144, as described above.

         We can make no predictions as to the effect, if any, that sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of our common stock in the public market, or the perception that such sales may occur, could adversely affect prevailing market prices.

ANTI-TAKEOVER EFFECTS OF VARIOUS PROVISIONS OF NEVADA LAW AND OUR ARTICLES OF INCORPORATION AND BYLAWS

         We are incorporated under the laws of the State of Nevada and are therefore subject to various provisions of the Nevada corporation laws which may have the effect of delaying or deterring a change in our control or management.

NEVADA LAW

         Nevada's "Combination with Interested Stockholders Statute," Nevada Revised Statutes 78.411- 78.444, which applies to Nevada corporations like us having at least 200 stockholders, prohibits an "interested stockholder" from entering into a "combination" with the corporation, unless specific conditions are met. A "combination" includes:

         o any merger with an "interested stockholder," or any other corporation which is or after the merger would be, an affiliate or associate of the interested stockholder;

         o any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets, in one transaction or a series of transactions, to an "interested stockholder," having:

                  o an aggregate market value equal to 5% or more of the aggregate market value of the corporation's assets,

                  o an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or

                  o representing 10% or more of the earning power or net income of the corporation;

         o any issuance or transfer of shares of the corporation or its subsidiaries, to the "interested stockholder," having an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the corporation;

         o the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by the "interested stockholder"; and

         o transactions which would have the effect of increasing the proportionate share of outstanding shares of the corporation owned by the "interested stockholder", or the receipt of benefits, except proportionately as a stockholder, of any loans, advances or other financial benefits by an "interested stockholder."

         An "interested stockholder" is a person who

         o directly or indirectly owns 10% or more of the voting power of the outstanding voting shares of the corporation; or

         o is an affiliate or associate of the corporation which at any time within three years before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the corporation.

         A corporation to which the statute applies may not engage in a "combination" within three years after the interested stockholder acquired its shares, unless the combination or the interested stockholder's acquisition of shares was approved by the board of directors before the interested stockholder acquired the shares. If this approval was not obtained, then after the three-year period expires, the combination may be consummated if all the requirements in the articles of incorporation are met and either:

         o the board of directors of the corporation approves, prior to such person becoming an "interested stockholder," the combination or the purchase of shares by the "interested stockholder";

         o the combination is approved by the affirmative vote of holders of a majority of voting power not beneficially owned by the "interested stockholder" at a meeting called no earlier than three years after the date the "interested stockholder" became such; or

         o the aggregate amount of cash and the market value of consideration other than cash to be received by holders of common shares and holders of any other class or series of shares meets the minimum requirements set forth in Sections
                  78.411 through 78.443, inclusive, and prior to the consummation of the combination, except in limited circumstances, the "interested stockholder" will not have become the beneficial owner of additional voting shares of the corporation. Nevada's "Control Share Acquisition Statute," Nevada Revised Statute Sections 78.378-78.379, prohibits an acquiror, under some circumstances, from voting shares of a target corporation's stock after crossing threshold ownership percentages, unless the acquiror obtains the approval of the target corporation's stockholders. The Control Share Acquisition Statute only applies to Nevada corporations with at least 200 stockholders, including at least 100 record stockholders who are Nevada residents, and which do business directly or indirectly in Nevada. While we do not currently exceed these thresholds, we may well do so in the near future. In addition, although we do not presently "do business" in Nevada within the meaning of the Control Share Acquisition Statute, we may do so in the future. Therefore, it is likely that the Control Share Acquisition Statute will apply to us in the future. The statute specifies three thresholds: at least one-fifth but less than one-third, at least one-third but less than a majority, and a majority or more, of all the outstanding voting power. Once an acquiror crosses one of the above thresholds, shares which it acquired in the transaction taking it over the threshold or within ninety days become "Control Shares" which are deprived of the right to vote until a majority of the disinterested stockholders restore that right. A special stockholders' meeting may be called at the request of the acquiror to consider the voting rights of the acquiror's shares no more than 50 days, unless the acquiror agrees to a later date, after the delivery by the acquiror to the corporation of an information statement which sets forth the range of voting power that the acquiror has acquired or proposes to acquire and other information concerning the acquiror and the proposed control share acquisition. If no such request for a stockholders' meeting is made, consideration of the voting rights of the acquiror's shares must be taken at the next special or annual stockholders' meeting. If the stockholders fail to restore voting rights to the acquiror or if the acquiror fails to timely deliver an information statement to the corporation, then the corporation may, if so provided in its articles of incorporation or bylaws, call some of the acquiror's shares for redemption. Our articles of incorporation and bylaws do not currently permit us to call an acquiror's shares for redemption under these circumstances. The Control Share Acquisition Statute also provides that the stockholders who do not vote in favor of restoring voting rights to the Control Shares may demand payment for the "fair value" of their shares. This amount is generally equal to the highest price paid in the transaction subjecting the stockholder to the statute.

ARTICLES OF INCORPORATION

         Our articles of incorporation authorize the issuance of one million shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time by our board of directors. Accordingly, the board of directors is empowered, without stockholder approval, to issue shares of preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the value, voting power or other rights of the holders of our common stock. In addition, issuance of the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company which could be beneficial to our shareholders. None of these shares of preferred stock are outstanding as of the date of this prospectus. Although our board of directors has no present intention to issue any shares of preferred stock, there can be no assurance that it will not do so in the future.

BYLAWS

         Provisions of our bylaws which are summarized below may affect potential changes our control.

         The bylaws provide the number of directors on our board of directors shall be established by the board of directors, but shall be no less than one. Between shareholder meetings, the board of directors may appoint new directors to fill vacancies or newly created directorships.

         Our bylaws further provide that shareholder action may be taken at a meeting of shareholders. Under Nevada law, action may be effected by a consent in writing if such consent is signed by the holders of the majority of outstanding shares, unless Nevada law requires a greater percentage.

         These provisions of our bylaws could discourage potential acquisition proposals and could delay or prevent a change in our control or management. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change in our control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares or proxy fights and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

         We are not aware of any proposed takeover attempt or any proposed attempt to acquire a large block of our common stock.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

LISTING

         Our common stock and the warrants were previously listed on the Nasdaq Small Cap Market under the symbols "RELM" and "RELMW," respectively, but were delisted effective May 8, 2003 and are currently quoted on the over-the-counter Bulletin Board under the same symbols.

                               SELLING SHAREHOLDER

         This prospectus also covers the resale of the shares of our common stock issuable upon the exercise of the standby underwriter's option to purchase 277,500 units, each unit consisting of one share of our common stock and a warrant to purchase one share of our common stock, issued to Noble International Investments, Inc., the standby underwriter of our public rights offering. The standby underwriter's option is currently exercisable at an exercise price of $0.60 per unit, while the standby underwriter's warrants comprising the units underlying the option are exercisable at $1.05 per share. Noble has provided investment banking services to us in the past and may do so in the future. The following table provides information regarding the total ownership of our common stock by Noble as of the date of this prospectus and as adjusted to reflect the sale of the shares issuable upon the exercise of the option held by Noble and exercise of the standby underwriter's warrants comprising the units underlying the option. Our registration of these shares does not necessarily mean that Noble will sell any or all of such shares.

         As of October 1, 2003, there were 9,065,088 shares of our common stock outstanding. Beneficial ownership has been determined in accordance with the rules of the SEC (except that the shares issuable upon exercise of the warrants, whether or not the warrants are exercisable presently or within 60 days of October 1, 2003, are treated as beneficially owned and reported as such), and includes voting or investment power with respect to the shares. Unless otherwise indicated in the table below, to our knowledge, Noble has sole voting and investment power with respect to its shares of common stock.

                                                                     Number of
                                        Ownership Prior                Shares                 Ownership After
                                        to the Offering              Offered(1)                the Offering
                                    ------------------------         ----------           -------------------------
Name                                Shares        Percentage                              Shares         Percentage
----                                ------        ----------                              ------         ----------
Noble International                 555,000          5.8%             555,000                0               0
  Investments, Inc. (2)

------------------------
(1) The actual number of shares of common stock offered hereby and included in the registration statement of which this prospectus forms a part includes, pursuant to Rule 416 under the Securities Act, such additional number of shares of common stock as may be issuable in connection with the shares registered for sale hereby resulting from stock splits, stock dividends, recapitalizations or similar transactions.
(2) Includes 555,000 shares of our common stock that are issuable to Noble International Investments, Inc. upon exercise of an option we granted to it in connection with our 2002 public rights offering to purchase units, each unit consisting of one share of our common stock and one warrant (having the same terms as the unit warrants we issued in our public rights offering) as well as the shares of our common stock issuable upon exercise of these warrants. Mr. Nico Pronk, as President of Noble International Investments, Inc., will be deemed to have investment control over the shares issuable upon exercise of the option and the warrants. Noble International Investments, Inc.'s address is 6501 Congress Avenue, Suite 100, Boca Raton, Florida 33487.

                     CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

         This general discussion of certain U.S. federal income and estate tax considerations with respect to the acquisition, ownership and disposition of a unit warrant, and of a share of our common stock acquired upon exercise of a unit warrant, applies to you if you hold the unit warrant and any common stock acquired on exercise of the unit warrant as capital assets within the meaning of
Section 1221 of the Internal Revenue Code of 1986, as amended.

         This discussion is based upon the Internal Revenue Code, Treasury regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, each of which is subject to change at any time by legislative, administrative, or judicial action, possibly with retroactive effect. The discussion does not discuss every aspect of U.S. federal income and estate taxation that may be relevant to a particular taxpayer in light of its personal circumstances or to persons who are otherwise subject to special tax treatment. For example, special rules not discussed here may apply to you if you are:

         o        a bank or a broker-dealer

         o        an insurance company;

         o        a pension or other employee benefit plan;

         o        a tax exempt organization or entity;

         o        a U.S. expatriate;

         o a trader in securities that elects mark-to-market accounting treatment;

         o a person holding unit warrants or common stock as a part of a hedging or conversion transaction or a straddle;

         o        a hybrid entity or an owner of interests therein; or

         o        a holder whose functional currency is not the U.S. dollar.

         In addition, this discussion does not address the effect of any applicable foreign, state, local or other tax laws. We have not sought and will not seek any rulings from the Internal Revenue Service concerning the tax consequences of the acquisition, ownership or disposition of a unit warrant or a share of our common stock acquired on exercise of a unit warrant and, accordingly, we cannot assure you that the Internal Revenue Service will not successfully challenge the tax consequences described below. WE URGE YOU TO CONSULT YOUR TAX ADVISER WITH RESPECT TO THE U.S. FEDERAL INCOME AND ESTATE TAX

CONSIDERATIONS RELEVANT TO HOLDING AND DISPOSING OF A UNIT WARRANT OR A SHARE OF OUR COMMON STOCK AS WELL AS ANY TAX CONSIDERATIONS APPLICABLE UNDER THE LAWS OF ANY FOREIGN, STATE, LOCAL OR OTHER TAXING JURISDICTION.

U.S. HOLDERS

         If you are a "U.S. Holder," as defined below, this section applies to you. Otherwise, the section "Non-U.S. Holders" applies to you. You are a U.S. Holder if you are the beneficial owner of a unit warrant or share of our common stock acquired on exercise of a unit warrant and you are:

         o        a citizen or individual resident of the United States;

         o a corporation, including an entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

         o        an estate whose income is includible in gross income for U.S.
                  federal income tax purposes regardless of its source; or

         o a trust, if (1) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) the trust was in existence on August 20, 1996 and properly elected to continue to be treated as a United States person.

         TAX TREATMENT OF UNIT WARRANTS. A U.S. Holder will not have a taxable event on exercise of a unit, except with respect to cash, if any, received in lieu of a fractional share. A U.S. Holder will have a tax basis in the share of our common stock received upon exercise of a unit warrant equal to the U.S. Holder's tax basis in the unit warrant surrendered, plus the amount of cash paid for the exercise price, adjusted for any fractional share for which cash is received. In the case of a U.S. Holder that purchased a unit warrant as part of a unit consisting of a share of our common stock and a unit warrant, the U.S. Holder's tax basis in the unit warrant will equal that portion of the purchase price of the unit that was allocated to the unit warrant based upon the relative fair market values of the share of our common stock and the unit warrant comprising the unit. In the case of a U.S. Holder that purchased a unit warrant separately, the U.S. Holder's tax basis in the unit warrant will be the purchase price therefor. A U.S. Holder generally will have a holding period in a share of our common stock acquired upon exercise of a unit warrant that commences on the date of exercise of the unit warrant.

         A U.S. Holder will recognize gain or loss upon a sale, redemption, lapse or other taxable disposition of a unit warrant in an amount equal to the difference between the sum of the amount of cash and the fair market value of any property received for the unit warrant and the U.S. Holder's tax basis in the unit warrant. The gain or loss upon a sale, redemption, lapse or other taxable disposition of a unit warrant will be capital gain or loss if the common stock to which the unit warrant relates would be a capital asset in the hands of the warrant holder and will be long-term capital gain or loss if the holding period for the unit warrant exceeds one year.

         An adjustment to the exercise price of the unit warrants, or the failure to make an adjustment, may result in certain circumstances in a constructive distribution to the holders of the unit warrants that could be taxable as a dividend under Section 305 of the Code. In that event, a holder's tax basis in the unit warrants would increase by the amount of the dividend.

         TAX TREATMENT OF COMMON STOCK ACQUIRED ON EXERCISE OF A UNIT WARRANT. Cash distributed on our common stock will be treated as a dividend to the extent of our current and accumulated earnings and profits attributable to the distribution as determined under U.S. federal income tax principles. If the amount of a distribution exceeds our current and accumulated earnings and profits attributable to the distribution, the distribution next will be treated as a nontaxable return of capital and will be applied against and reduce your adjusted tax basis in the common stock, on a share-by-share basis, but not below zero. If the distribution exceeds both our current and accumulated earnings and profits attributable to the distribution and your adjusted tax basis in our common stock, the excess will be treated as capital gain and will be either long-term or short-term capital gain depending on whether your holding period for that common stock is or is not more than one year.

         Corporate U.S. Holders of our common stock generally should be eligible for the 70% dividends-received deduction with respect to the portion of any distribution on our common stock taxable as a dividend. However, corporate investors should consider certain provisions that may limit the availability of a dividends-received deduction, including but not limited to the holding period rules of section 246(c) of the Internal Revenue Code, the rules of section 246A that reduce the dividends-received deduction on dividends on certain debt-financed stock, and the rules in section 1059 of the Internal Revenue Code that reduce the basis of stock (and may require recognition of taxable gain) in respect of certain extraordinary dividends, as well as the effect of the dividends-received deduction on the determination of alternative minimum tax liability.

         If you sell or dispose of our common stock in a taxable transaction, you will recognize capital gain or loss equal to the difference between the sum of the cash and the fair market value of any property received and your tax basis in the common stock. A U.S. Holder's tax basis in shares of our common stock acquired upon exercise of a unit warrant will be determined in the manner set forth in "--U.S. Holders --Tax Treatment of Unit Warrants" above. The gain or loss will be long-term capital gain or loss if your holding period for your stock exceeds one year. For corporate taxpayers, long-term capital gains are taxed at the same rate as ordinary income. For individual taxpayers, net capital gain -- the excess of a taxpayer's net long-term capital gain over short-term capital loss -- is subject to a maximum tax rate of 15%. The deductibility of capital losses is restricted, and capital losses generally may be used only to reduce capital gains to the extent thereof.

         INFORMATION REPORTING; BACKUP WITHHOLDING. We are required to furnish to record holders of our common stock, other than corporations and other exempt holders, and to the Internal Revenue Service, information with respect to dividends paid on our common stock.

         Certain U.S. Holders may be subject to backup withholding at the rate of 28% with respect to dividends paid on our common stock or with respect to proceeds received from a disposition of a unit warrant or a share of our common stock. Generally, backup withholding applies only if:

         o the payee fails to furnish a correct taxpayer identification number to the payer in the manner required or fails to demonstrate that it otherwise qualifies for an exemption;

         o the Internal Revenue Service notifies the payer that the taxpayer identification number furnished by the payee is incorrect;

         o the payee has failed to report properly the receipt of a "reportable payment" on one or more occasions, and the Internal Revenue Service has notified the payer that withholding is required; or

         o the payee fails (in certain circumstances) to provide a certified statement, signed under penalties of perjury, that the taxpayer identification number furnished is the correct number and that the holder is not subject to backup withholding.

         Backup withholding is not an additional tax but, rather, is a method of tax collection. A U.S. Holder will be entitled to a refund or a credit against its actual tax liability for any amount withheld under the backup withholding rules, provided the required information is furnished to the Internal Revenue Service.

NON-U.S. HOLDERS

         The following discussion is limited to U.S. federal income and estate tax consequences relevant to a Non-U.S. Holder. As used herein, a "Non-U.S. Holder" is a beneficial owner of a unit warrant or share of our common stock acquired on exercise of a unit warrant that, for U.S. federal income tax purposes, is

         o        a nonresident alien individual;

         o a corporation (or an entity treated as a corporation) created or organized in or under the law of a country (or a political subdivision thereof) other than the United States; or

         o a foreign estate or trust, which generally is an estate or trust that is not a U.S. Holder.

         This discussion does not address tax consequences relevant to an expatriate or former long-term resident of the United States or to a person who holds a unit warrant or share of our common stock through a partnership. A person who holds a unit warrant or share of our common stock through a hybrid entity (that is, an entity that is fiscally transparent for U.S. federal income tax purposes but not for foreign tax purposes) may not be entitled to the benefits of a tax treaty. For example, a person who is a partner in a foreign partnership or beneficiary of a foreign trust or estate and who is subject to U.S. federal income tax because of his own status, for example, as a U.S. resident or a foreign person engaged in trade or business in the United States, may be subject to U.S. federal income tax even though the foreign partnership, trust or estate is not itself subject to U.S. federal income tax. For purposes of the following discussion, "U.S. trade or business income" of a Non-U.S. Holder generally means a dividend on our common stock or gain on a sale, exchange or retirement of a unit warrant or share of our common stock if the dividend or gain is (i) effectively connected with trade or business conducted by the Non-U.S. Holder within the United States or (ii) in most cases of a resident of a country with which the United States has an income tax treaty, attributable to a permanent establishment (or fixed base) of the Non-U.S. Holder in the United States.

         TAX TREATMENT OF UNIT WARRANTS. The exercise of a unit warrant will not, be a taxable disposition of the unit warrant for the exercising Non-U.S. Holder, except with respect to cash, if any, received in lieu of a fractional share. In general, a Non-U.S. Holder will not be subject to U.S. federal income tax upon a taxable disposition of a unit warrant, except as described in "Certain U.S. Federal Tax Consequences --Non-U.S. Holders --Taxable Disposition of a Unit Warrant or Share of Common Stock" below.

         An adjustment to the exercise price of the unit warrants, or the failure to make an adjustment, in certain circumstances may result in a constructive distribution to the holders of the unit warrants that could be taxable as a dividend under Section 305 of the Code. In that event, a holder's tax basis in the unit warrant would increase by the amount of the dividend.

         DIVIDENDS ON COMMON STOCK. If a unit warrant has been exercised, a Non-U.S. Holder of our common stock generally will be subject to withholding of U.S. federal income tax on dividends at a 30% rate or a lower rate that an applicable income tax treaty may specify. Non-U.S. Holders should consult their tax advisers on their entitlement to benefits under a relevant income tax treaty. A Non-U.S. Holder of our common stock that claims the benefit of an income tax treaty rate generally is required to satisfy applicable certification and other requirements. A Non-U.S. Holder of our common stock that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.

         Dividends that are U.S. trade or business income are generally subject to U.S. federal income tax on a net income basis at graduated rates in the same manner that a U.S. taxpayer is subject to tax and will be exempt from the withholding tax described above. In the case of a Non-U.S. Holder that is a corporation, U.S. trade or business income under certain circumstances also will be subject to an additional branch profits tax at a 30% rate (or, if applicable, a lower treaty rate). To claim an exemption from withholding because a dividend is U.S. trade or business income, a Non-U.S. Holder must satisfy applicable certification and other requirements.

         TAXABLE DISPOSITION OF A UNIT WARRANT OR SHARE OF COMMON STOCK. Subject to the discussion below of backup withholding, you generally will not be subject to U.S. federal income tax on any gain recognized upon a sale, redemption, lapse or other taxable disposition of a unit warrant or upon a sale, exchange or other taxable disposition of our common stock. However, you will be subject to U.S. federal income tax on the gain if:

         o the gain is U.S. trade or business income (in which case, if you are a foreign corporation (or a foreign entity treated as a corporation), you may also be subject to the branch profits tax at a 30% rate (or, if applicable, a lower treaty rate));

         o you are a non-resident alien individual, you are present in the United States for 183 or more days in the taxable year of disposition and either (a) you have a "tax home" in the United States for U.S. federal income tax purposes or (b) the gain is attributable to an office or other fixed place of business you maintain in the United States; or

         o we are a "United States real property holding corporation" within the meaning of section 897(c) of the Internal Revenue Code, or we have been a United States real property holding corporation at any time during the shorter of the five year period ending on the date of your sale or other disposition and the period you have held the unit warrant or common stock that is sold or otherwise disposed of. We believe that we currently are not a United States real property holding corporation, and we do not anticipate becoming one. No assurance, however, can be provided that we will not become a United States real property holding corporation in the future.

A Non-U.S. Holder's tax basis in a unit warrant and in a share of our common stock acquired upon exercise of a unit warrant will be determined in the same manner set forth in "Certain U.S. Federal Tax Consequences -- U.S. Holders -- Tax Treatment of Unit Warrants" above.

         FEDERAL ESTATE TAX. In the case of an individual who is not a citizen of the United States and who is not domiciled in the United States at the time of death,

         o a unit warrant that is owned, or treated as owned, at the time of death may be subject to U.S. federal estate tax, except as an applicable estate tax treaty provides to the contrary; and

         o a share of our common stock will be subject to U.S. federal estate tax, except as an applicable estate tax treaty provides to the contrary.

         In the case of an individual who is not a citizen of the United States but who is domiciled in the United States at the time of death, a unit warrant and a share of our common stock will be subject to U.S. federal estate tax, regardless of whether the individual is not a resident of the United States, except as an applicable estate tax treaty provides to the contrary.

         INFORMATION REPORTING; BACKUP WITHHOLDING. Under specific circumstances, the IRS requires information reporting and backup withholding at a rate of 28% on dividends paid to a Non-U.S. Holder of our common stock that is required to certify its Non-U.S. Holder status but fails to do so. The proceeds of a disposition of a unit warrant or a share of our common stock by a Non-U.S. Holder to or through a foreign office of a broker will not be subject to backup withholding. However, information reporting will apply in the case of a "U.S. related broker" unless the broker has documentary evidence in its files of the Non-U.S. Holder's foreign status and has no actual knowledge to the contrary or unless the Non-U.S. Holder otherwise establishes an exemption. A broker is a "U.S. related broker" if the broker is a United States person, a controlled foreign corporation for U.S. federal income tax purposes, a foreign person 50% or more of whose income from all sources for a designated period is from activities that are effectively connected with the conduct of trade or business within the United States or a foreign partnership that, at any time during its taxable year, is owned 50% or more (by income or capital interest) by United States persons or is engaged in the conduct of trade or business in the United States.

         Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or as a credit against the Non-U.S. Holder's U.S. federal income tax liability, provided the requisite procedures are followed.

                              PLAN OF DISTRIBUTION

GENERAL

         The shares of common stock underlying the unit warrants offered hereby are issuable upon the exercise of unit warrants that were issued by us in connection with a public rights offering, which we completed on March 22, 2002. We engaged Noble International Investments, Inc. as a standby underwriter for this rights offering.

         We offered units comprised of one share of our common stock and one warrant to purchase one share of our common stock, exercisable at $1.05 (as adjusted from $1.08 per share to give effect to our August, 2003 private sale of 500,000 shares of our common stock at $0.60 per share), at any time on or after February 12, 2003 until February 11, 2006.

         In the offering, we sold 2,775,000 units consisting of 2,775,000 shares of our common stock and warrants to purchase 2,775,000 shares of our common stock at a purchase price of $0.90 per unit. On May 17, 2002, Noble exercised its option to purchase 416,250 additional units (416,250 shares of our common stock and warrants to purchase 416,250 shares of our common stock) at a purchase price of $0.90 per unit to cover over-allotments.

         All of the shares of common stock underlying the unit warrants sold pursuant to this prospectus shall be sold by us, except that Noble may be assist us in soliciting the exercise of the unit warrants as described below under "--Warrant Solicitation Fees."

RESALE OF SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THE STANDBY UNDERWRITER'S OPTION AND STANDBY UNDERWRITER'S WARRANTS COMPRISING A PART THEREOF

         In connection with our 2002 public rights offering, we also issued to Noble International Investments, Inc., the standby underwriter, an option to purchase 277,500 units, each unit consisting of one share of our common stock and one standby underwriter's warrant (having the same terms as the unit warrants issued in our 2002 public rights offering). Noble's option is currently exercisable at $0.60 per unit.

         We are registering the shares of our common stock issuable to Noble upon exercise of the standby underwriter's option and the underlying standby underwriter's warrants on behalf of Noble for resale. As used in this prospectus, the term "Noble" includes the pledgees, donees, transferees or other successors-in-interest selling shares received after the date of this prospectus from Noble as a gift, pledge, partnership distribution or other non-sale related transfer.

         Sales of shares of common stock by Noble may involve any of the following:

         o block transactions in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

         o purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus,

         o ordinary brokerage transactions and transactions in which a broker solicits purchasers, or

         o        privately negotiated transactions.

         In connection with the distribution of the shares of common stock or otherwise, Noble may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the common stock in the course of hedging the position they assume with Noble. Noble may also sell the common stock short and redeliver the shares to close out such short positions.

         Noble may also enter into option transactions (including call or put option transactions) or other transactions with broker-dealers which require delivery to such broker-dealer of shares offered hereby, which shares such broker-dealer may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction, if necessary). Noble may also pledge shares to a broker-dealer and, upon a default, such broker-dealer may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction, if necessary). Noble may also sell the common stock through one or more underwriters on a firm commitment or best-efforts basis (with a supplement or amendment to this prospectus, if necessary).

         Agents, broker-dealers or underwriters may receive compensation in the form of discounts, concessions or commissions from Noble and/or the purchasers of shares for whom they act as agent or to whom they sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Noble and any agents, broker-dealers or underwriters that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any discount or commission received by them and any profit on the resale of shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. Because Noble might be deemed to be an underwriter, Noble will be subject to the prospectus delivery requirements of the Securities Act.

         All costs, expenses and fees in connection with the registration of the shares will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of the shares will be borne by Noble.

         We have advised Noble that it will be subject to applicable provisions of the Securities Exchange Act of 1934 and the associated rules and regulations under the Exchange Act, including the anti-manipulative provisions of Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by it.

         In addition, any shares that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

         Upon us being notified by Noble that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) Noble and the name of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, upon us being notified by Noble that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, a supplement to this prospectus will be filed.

EXERCISE OF THE UNIT WARRANTS

         The warrants may be exercised upon surrender of the warrant certificate on or prior February 11, 2006, the expiration date of the unit warrants, at the offices of the warrant agent, with the form of "Election to Purchase" on the reverse side of the warrant certificate completed and executed, as indicated, accompanied by payment of the full exercise price (by certified check payable to the warrant agent) for the number of unit warrants being exercised. See "Description of the Unit Warrants." American Stock Transfer & Trust Company is the transfer agent and registrar for the our common stock and the warrant agent for the warrants. However, our ability to sell the shares of our common stock underlying the unit warrants is subject to the continued effectiveness of the registration statement of which this prospectus is a part as well as the qualification of these shares of common stock for sale in the states and other jurisdictions where holders of the unit warrants reside. There can be no assurance that we will, at all times during the term of the unit warrants, be able to maintain such registration statement or qualification in effect, and in the event we are unable to do so, the unit warrants may not be exercisable by certain holders and may ultimately become worthless. If we are unable to qualify the shares of common stock underlying the unit warrants for sale in particular states or jurisdictions, holders of the unit warrants in those states or jurisdictions may have to sell the unit warrants unexercised (market conditions permitting) or allow the unit warrants to expire.

WARRANT SOLICITATION FEES

         We have agreed for a period of three years, commencing on February 12, 2003, to pay to Noble a warrant solicitation fee of 5% of the exercise price for each unit warrant exercised during the three year period, subject to Noble's compliance with the rules of the NASD.

         To the extent Noble engages in market making activities or solicited brokerage activities with regard to our shares of common stock, Noble will be prohibited under Regulation M of the Securities Exchange Act of 1934 before the solicitation or before the exercise of any warrant based upon a prior solicitation. As a result, Noble may be unable to continue to provide a market for our common stock during certain periods while the unit warrants are exercisable.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the periodic reporting and other informational requirements of the Securities Exchange Act. We will file annual, quarterly and special reports and other information with the SEC. In addition, we have agreed under the warrant agreement that, whether or not we are required to do so by the rules and regulations of the SEC, for so long as any of the warrants remain outstanding, we will furnish to the holders of any of the warrants and file with the SEC, unless the SEC will not accept such a filing, (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by our certified independent public accountants and (ii) all reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports.

         We have filed a registration statement on Form S-1 with the SEC to register under the Securities Act the shares of our common stock issuable upon exercise of the warrants. This prospectus constitutes a part of that registration statement. As allowed by the SEC's rules, this prospectus does not contain all the information set forth in the registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. Please refer to the registration statement and related exhibits and schedules filed therewith for further information with respect to us and the registered notes offered hereby. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed by us with the SEC and each such statement is qualified in its entirety by such reference.

         You may read and copy any document we file at the SEC's public reference rooms located in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at: http://www.sec.gov. Our reports are also available on our Internet Website at www.Relm.com as soon as practicable after we file such material with the SEC. The information contained on our website is not incorporated by reference in this prospectus. This information is available without charge upon written or oral request to:

                         Relm Wireless Corporation
                         7100 Technology Drive
                         West Melbourne, Florida  32904
                         (321) 984-1414
                         Attention:  Investor Relations

         You should rely only on the information provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We may not make an offer of the shares of our common stock issuable upon exercise of the unit warrants in any state where the offer is not permitted. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. It also does not mean that the information in this prospectus is correct after this date.

                                  LEGAL MATTERS

         The validity of the shares of our common stock issuable upon the exercise of the unit warrants issued hereby will be passed upon by Greenberg Traurig, P.A., Miami, Florida.


                                     EXPERTS

         The consolidated financial statements, as of December 31, 2002 and for the year then ended included, in this Prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report, which contains an explanatory paragraph regarding the Company's ability to continue as a going concern, appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

         The consolidated balance sheet of Relm Wireless Corporation as of December 31, 2001 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 2001, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

         On December 2, 2002, we dismissed Ernst & Young LLP as our independent accountant and on December 12, 2002 we engaged BDO Seidman LLP as our independent accountant to audit our financial statements for the year ending December 31, 2002. The decision to dismiss Ernst & Young LLP and engage BDO Seidman LLP was unanimously recommended by our Audit Committee and unanimously approved by our Board of Directors.

                            RELM WIRELESS CORPORATION
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


CONSOLIDATED FINANCIAL STATEMENTS

     Condensed Consolidated Balance Sheets as of June 30, 2003 and December 31, 2002.........             F-2
     Condensed Consolidated Statements of Operations for the three and six months ended June              F-3
       30, 2003 and 2002.....................................................................
     Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2003               F-4
       and 2002..............................................................................
     Notes to Condensed Consolidated Financial Statements ...................................             F-5
     Report of Independent Certified Public Accountants BDO Seidman LLP......................            F-16
     Report of Independent Certified Public Accountants Ernst & Young LLP....................            F-17
     Consolidated Balance Sheets as of December 31, 2002 and 2001............................         F-18 - F-19
     Consolidated Statements of Operations for the years ended December 31, 2002, 2001 and
       2000..................................................................................            F-20
     Consolidated Statements Changes in Stockholders' Equity for the years ended December
       31, 2002, 2001 and 2000...............................................................            F-21
     Consolidated Statements of Cash Flows for the years ended December 31, 2002, 2001 and
       2000..................................................................................            F-22
     Notes to Consolidated Financial Statements..............................................            F-23

                            RELM WIRELESS CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS EXCEPT SHARE DATA)

                                                                                   JUNE 30       December 31
                                                                                     2003            2002
                                                                                 -------------   -------------
                                                                                 (UNAUDITED)     (See note 1)
ASSETS
Current assets:
   Cash and cash equivalents                                                     $        854    $      1,631

Trade accounts receivable (net of allowance for doubtful accounts
    of $68 as of June 30, 2003 and $69 as of December 31, 2002)                         2,926             765
   Inventories, net                                                                     6,605           7,862
   Notes receivable                                                                        24              21
   Prepaid expenses and other current assets                                               74             289
                                                                                 -------------   -------------
Total current assets                                                                   10,483          10,568

Property, plant and equipment, net                                                      1,611           1,792
Notes receivable, less current portion                                                     37              41
Debt issuance costs, net                                                                  256             341
Other assets                                                                              475             114
                                                                                 -------------   -------------
Total assets                                                                     $     12,862    $     12,856
                                                                                 =============   =============

           See notes to condensed consolidated financial statements.

                            RELM WIRELESS CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS EXCEPT SHARE DATA)

                                                                                   June 30       December 31
                                                                                     2003            2002
                                                                                 -------------   -------------
                                                                                 (Unaudited)     (See note 1)
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
   Line of credit                                                                $      2,902    $      1,970
   Accounts payable                                                                     1,465           2,127
   Accrued compensation and related taxes                                                 422             466
   Accrued warranty expense                                                               100             103
   Accrued expenses and other current liabilities                                         194             168
                                                                                 -------------   -------------
Total current liabilities                                                               5,083           4,834

Subordinated convertible notes                                                          3,150           3,150

Stockholders' equity:
   Preferred stock; $1.00 par value; 1,000,000 authorized shares
   none issued or outstanding.                                                             --              --
   Common stock; $ 60 par value; 20,000,000 authorized shares
   8,565,088 issued and outstanding  at June 30, 2003;
   8,540,088 issued and outstanding at December 31, 2002                                5,138           5,123
   Additional paid-in capital                                                          21,553          21,557
   Accumulated deficit                                                                (22,062)        (21,808)
                                                                                 -------------   -------------
Total stockholders' equity                                                              4,629           4,872
                                                                                 -------------   -------------
Total liabilities and stockholders' equity                                       $     12,862    $     12,856
                                                                                 =============   =============

           See notes to condensed consolidated financial statements.

                            RELM WIRELESS CORPORATION
                  CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                               June 30          June 30         June 30          June 30
                                                                 2003            2002            2003             2002
                                                             -------------    ------------    ------------     ------------
                                                             (See Note 1)     (See Note 1)    (See Note 1)     (See Note 1)
Sales                                                        $      5,231     $     4,950     $     8,827      $     9,683
Expenses
    Cost of products                                                3,466           3,412           5,985            6,789
                                                                    1,546           1,460           2,912            2,870
Selling, general & administrative
    Loss on notes receivables                                          --              --              --              900
                                                             -------------    ------------    ------------     ------------
                                                                    5,012           4,872           8,897           10,559
                                                             -------------    ------------    ------------     ------------
Operating income (loss)                                               219              78             (70)            (876)
Other income (expense):
    Interest expense                                                 (119)           (111)           (222)            (221)
    Other income                                                       22              36              38               84
                                                             -------------    ------------    ------------     ------------
Net income  (loss)                                           $        122     $         3     $      (254)     $    (1,013)
                                                             =============    ============    ============     ============

Earnings (loss) per share-basic                              $       0.01     $      0.00     $     (0.03)     $     (0.14)
                                                             =============    ============    ============     ============

Earnings (loss) per share-diluted                            $       0.01     $      0.00     $     (0.03)     $     (0.14)
                                                             =============    ============    ============     ============

           See notes to condensed consolidated financial statements.

                            RELM WIRELESS CORPORATION
                  CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                   June 30,         June 30,
                                                                                     2003             2002
                                                                                 --------------   --------------
                                                                                 (See Note 1)     (See Note 1)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                                         $        (254)   $      (1,013)
Adjustments to reconcile net loss to net cash provided by
(used in ) operating activities:
   Loss on Notes Receivable                                                                 --              900
   Allowance for doubtful accounts                                                          (1)             (10)
   Inventories reserve                                                                      --              (43)
   Depreciation and amortization                                                           332              491
   Change in current assets and liabilities:
     Accounts receivable                                                                (2,161)             985
     Inventories                                                                         1,257              929
     Accounts payable                                                                     (662)          (1,076)
     Other current assets                                                                 (150)             (23)
     Other current liabilities                                                             (21)             (83)
                                                                                 --------------   --------------
Net cash provided by (used in) operating activities                                     (1,660)           1,057
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment                                                        (60)             (50)
                                                                                 --------------   --------------
Net cash used in investing activities                                                      (60)             (50)
CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of debt and capital lease obligations                                             --              (10)
Net increase (decrease) in revolving credit lines                                          932           (1,265)
Net proceeds from issuance of common stock                                                  11            2,025
                                                                                 --------------   --------------
Net cash provided by financing activities                                                  943              750

Increase (decrease) in cash and cash equivalents                                          (777)           1,757
Cash and cash equivalents, beginning of period                                           1,631              335
                                                                                 --------------   --------------
Cash and cash equivalents, end of period                                         $         854    $       2,092
                                                                                 ==============   ==============
SUPPLEMENTAL DISCLOSURE
   Interest paid                                                                 $         222    $         221
                                                                                 ==============   ==============

           See notes to condensed consolidated financial statements.

                            RELM WIRELESS CORPORATION

                NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                    (UNAUDITED)
                (IN THOUSANDS EXCEPT SHARE DATA AND PER SHARE DATA)

1.   CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The condensed consolidated balance sheet as of June 30, 2003, the condensed consolidated statements of operations for the three and six months ended June 30, 2003 and 2002 and the condensed consolidated statements of cash flows for the six months ended June 30, 2003 and 2002 have been prepared by RELM Wireless Corporation (the Company), and are unaudited. In the opinion of management, all adjustments (which include normal recurring adjustments) necessary for a fair presentation have been made. The condensed consolidated balance sheet at December 31, 2002 has been derived from the audited consolidated financial statements at that date.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. It is suggested that these condensed consolidated financial statements be read in conjunction with the consolidated financial statements and notes thereto included in the Company's December 31, 2002 Annual Report to Stockholders. The results of operations for the three and six month periods ended June 30, 2003 are not necessarily indicative of the operating results for a full year.

2.   SIGNIFICANT EVENTS AND TRANSACTIONS

In July 2003, the Company was awarded contract participation to supply to the U.
S. Department of Interior (DOI) digital LMR equipment that is compliant with APCO (Association of Public-Safety Communications Officials) Project 25 specifications. The contract, originally established in November 2002, is a fixed-price, indefinite-delivery and indefinite-quantity contract that is open to all federal agencies. It includes one base year with options for four additional years. Under the contract, U.S. government agencies may purchase up to $1 billion of APCO Project 25 LMR equipment. The contract has no minimum purchase requirements, and purchases may fluctuate from period to period.

APCO Project 25 specifies standard features and signaling for narrow-band digital voice and data in both conventional and trunking modes of operation. The standard has been adopted by the U.S. federal government, which has targeted a conversion to APCO Project 25 LMR equipment by year-end 2005. Government and public-safety LMR users nationwide are increasingly adopting this standard. A cornerstone of APCO Project 25 is to provide effective interoperability among users of compliant equipment, regardless of the equipment manufacturer. Through this open architecture, APCO Project 25 provides an environment where users will have a wider selection of LMR suppliers, including RELM.

                            RELM WIRELESS CORPORATION

                NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                    (UNAUDITED)
                 (IN THOUSANDS EXCEPT SHARE DATA AND PER SHARE DATA

2.   SIGNIFICANT EVENTS AND TRANSACTIONS-CONTINUED

As of December 31, 2002 the Company was in violation of certain financial covenants in its revolving line of credit agreement. Accordingly, all amounts due under the agreement are classified as a current liability as of June 30, 2003. The Company has been negotiating with the lender the terms and conditions of a proposed forbearance agreement. The Company and the lender, however, have been unable to reach a definitive agreement. On July 3, 2003, the Company received a notice from the lender demanding payment in full of all indebtedness to the lender under the loan agreement on or before October 2, 2003. The letter also asserts that events of default continue to exist under the loan agreement. The lender contends that it may, at its sole discretion, make further advances or extensions of credit under the loan agreement, but is not obligated to do so. If lender decides to make further advances or extensions of credit, the borrowing base and the maximum amount of the line shall continue with the terms previously established. The lender has reserved the right to exercise all rights and remedies available to it under the loan agreement if we fail to make full payment of all indebtedness by October 2, 2003.

The Company has received financing proposals from several lenders. The proposals are being evaluated and due diligence procedures are being performed. The Company anticipates that our present lender will continue to make advances as described in their letter. If the lender declines to advance additional funds, the Company believes that its cash on hand will be sufficient to finance our operations until an agreement is reached with an alternative financing source. If, however, the Company is unsuccessful in securing financing from an alternative source in a timely manner, its operations could be adversely affected.

3.   ALLOWANCE ON TRADE RECEIVABLES

The allowance for collection losses on trade receivables was $68 on gross trade receivables of $2,994 at June 30, 2003. This allowance is used to state trade receivables at a net realizable value or the amount that the Company estimates will be collected on the Company's gross receivables as of June 30, 2003. Because the amount that the Company will actually collect on the receivables outstanding as of June 30, 2003 cannot be known with certainty as of the effective date of this filing, the Company relies on prior experience. The Company's historical collection losses have been typically infrequent with write-offs of trade receivables being less than 1% of sales. The Company's

                            RELM WIRELESS CORPORATION

                NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                    (UNAUDITED)
                (IN THOUSANDS EXCEPT SHARE DATA AND PER SHARE DATA)

3.   ALLOWANCE ON TRADE RECEIVABLES-CONTINUED

policy is to maintain a general allowance of approximately 2% to 5% of a gross trade receivable balance in order to allow for future collection losses that arise from customer accounts that do not indicate the inability to pay but turn out to have such an inability. Currently the Company's allowance on trade receivables is 2.3% of gross trade receivables. The Company also maintains a specific allowance for customer accounts that the Company knows may not be collectible due to reasons such as bankruptcy and other customer liquidity issues. The Company analyzes the trade receivable portfolio based on the age of each customer's invoice. In this way, the Company can identify those accounts that are more likely than not to have collection problems. The Company then reserves a portion or all of the customer's balance.

4.   INVENTORIES

The components of inventory, net of reserves totaling $2,607 and $2,617 at June 30, 2003 and December 31, 2002, respectively, consist of the following:

                                                        June 30  December 31
                                                         2003       2002
                                                        -------  -----------
Finished goods                                          $3,658   $    4,948
Work in process                                            750          507
Raw materials                                            2,197        2,407
                                                        ------   ----------
                                                        $6,605   $    7,862
                                                        ======   ==========

The reserve for excess or obsolete inventory is used to state our inventories at the lower of cost or market. Because the amount that we will actually recover through sales of our inventory as of June 30, 2003 can not be known with certainty, we rely on past sales experience, future sales forecasts, and our strategic business plans. As of June 30, 2003, a portion of our inventory is in excess of optimal levels based upon historical sales volumes. Certain new product development has been completed and marketing programs implemented that have reduced this inventory during the three and six months ended June 30, 2003, and will continue to reduce it over the near term. No estimate can be made of a loss that is reasonably possible should the programs not be successful.

                            RELM WIRELESS CORPORATION

                NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                    (UNAUDITED)
                (IN THOUSANDS EXCEPT SHARE DATA AND PER SHARE DATA)


5.   BARTER CREDITS

The Company has entered into various barter transactions, exchanging inventory for barter credits that are redeemable for goods and services in the future, including but not limited to promotion, advertising, printing, and travel, among others.

The credits are recorded at fair value of the inventory exchanged in accordance with APB 29 "Accounting for Non-Monetary Transactions" and EITF 93-11 "Accounting for Barter Transactions". The credits totaled approximately $361,000 and $157,000 as of June 30, 2003 and December 31, 2002, respectively, and have no expiration date. Such amounts are included in prepaid expenses and other current assets in the accompanying condensed consolidated balance sheets. The Company evaluates the recoverability of these credits on a quarterly basis and expects to utilize all available credits.

6.   STOCKHOLDERS' EQUITY

The consolidated changes in stockholders' equity for the six months ended June 30, 2003 are as follows:

                                                          Common Stock       Additional
                                                       --------------------    Paid-In     Accumulated
                                                        Shares     Amount      Capital       Deficit        Total
                                                       ---------   -------    --------     -----------     -------
Balance at December 31, 2002                           8,540,088   $ 5,123    $ 21,557     $   (21,808)   $ 4,872
Common stock issued                                       25,000        15          (4)             --         11
Net loss                                                      --        --          --            (254)      (254)
                                                       ---------   -------    --------     -----------     ------
BALANCE AT JUNE 30, 2003                               8,565,088   $ 5,138    $ 21,553     $   (22,062)   $ 4,629
                                                       =========   =======    ========     ===========    =======

                            RELM WIRELESS CORPORATION

                NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                    (UNAUDITED)
                 (IN THOUSANDS EXCEPT SHARE DATA AND PER SHARE DATA

7.   EARNINGS (LOSS) PER SHARE

The following table sets forth the computation of basic and diluted earnings
(loss) per share:

                                                          Three Months Ended           Six Months Ended
                                                       -------------------------   -------------------------
                                                         June 30      June 30       June 30        June 30
                                                          2003          2002          2003           2002
                                                       -----------   -----------   -----------    ----------
Numerator:
   Net income (loss)  (numerator for basic and
   diluted earnings per share)                         $       122   $         3   $      (254)   $   (1,013)
                                                       -----------   -----------   -----------    ----------
Denominator:

Denominator for basic and diluted earnings per share     8,565,088     8,327,012     8,558,560     6,989,066
   weighted average common shares outstanding
Effect of dilutive securities:
Options                                                         --        18,023            --            --
   Denominator for diluted earnings per share -
   adjusted weighted average shares                      8,565,088     8,345,035     8,558,560     6,989,066
                                                       ===========   ===========   ===========    ==========
Basic and diluted earnings (loss) per share            $      0.01   $      0.00   $     (0.03)   $    (0.14)
                                                       ===========   ===========   ===========    ==========

A total of 7,225,968 shares related to options, warrants, and convertible debt are not included in the computation of loss per share for the three and six months ended June 30, 2003 because to do so would be anti-dilutive.

8.   STOCK BASED COMPENSATION

The Company has elected to continue to account for its stock-based compensation plans under Accounting Principles Board (APB) Opinion 25, "Accounting for Stock Issued to Employees" and related interpretations. No compensation cost is reflected in the Company's net income related to the stock option plans for the periods presented, as all options had an exercise price greater than or equal to the market value of the underlying common stock on the date of grant. Had the expense for the stock-based compensation been determined using the fair value based method defined in Financial Accounting Standard (FAS) 123, "Accounting for Stock-Based Compensation & Financial Accounting Standard (FAS) 148, the Company's net loss and net loss per share would have been reduced to the pro forma amounts indicated below:

                            RELM WIRELESS CORPORATION

                NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                    (UNAUDITED)
                 (IN THOUSANDS EXCEPT SHARE DATA AND PER SHARE DATA

8.   STOCK BASED COMPENSATION-CONTINUED

                                                                     Three Months Ended      Six Months Ended
                                                                         June 30,                June 30,
                                                                     ------------------     ------------------
                                                                      2003       2002       2003        2002
                                                                     ------      -----     ------     --------
Net income (loss) as reported                                        $  122      $   3     $ (254)    $ (1,013)
Deduct:  Total stock-based employee compensation
expense determined under fair value based method
for all awards, net of related tax effects                              (26)       (28)       (53)         (58)
Pro forma net income (loss)                                          $   96      $ (25)    $ (307)    $ (1,071)
                                                                     ======      =====     ======     ========
Basic and diluted income (loss) per share:
   As reported                                                       $ 0.01      $0.00     $ (.03)    $   (.14)
                                                                     ======      =====     ======     ========
   Pro forma                                                         $ 0.01      $0.00     $ (.04)    $   (.15)
                                                                     ======      =====     ======     ========

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2002 and 2003, respectively: risk-free interest rates of 3.53% and 4.76%; dividend yields of 0%; volatility factors of the expected market price of our Common Stock of 44.0% and 96.7%; and a weighted-average expected life of the option of four years.

These pro forma results may not be indicative of the future results for the full fiscal year due to potential grants vesting and other factors.

9.   RECENTLY ISSUED ACCOUNTING STANDARDS

In July 2002, the FASB issued Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," ("Statement 146"). Statement 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee

                            RELM WIRELESS CORPORATION

                NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                    (UNAUDITED)
                (IN THOUSANDS EXCEPT SHARE DATA AND PER SHARE DATA)


9.   RECENTLY ISSUED ACCOUNTING STANDARDS - CONTINUED

Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)" ("Issue 94-3"). The principal difference between Statement 146 and Issue 94-3 relates to Statement 146's requirements for recognition of a liability for a cost associated with an exit or disposal activity. Statement 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under Issue 94-3, a liability for an exit cost as generally defined in Issue 94-3 was recognized at the date of an entity's commitment to an exit plan. A fundamental conclusion reached by the FASB in this Statement is that an entity's commitment to a plan, by itself, does not create an obligation that meets the definition of a liability. Therefore, this Statement eliminates the definition and requirements for recognition of exit costs in Issue 94-3. This Statement also establishes that fair value is the objective for initial measurement of the liability. The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002. Statement 146 did not have a material impact on the Company's consolidated financial statements.

In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57, and 107 and a rescission of FASB Interpretation No. 34. This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation are applicable to guarantees issued or modified after December 31, 2002 and are not expected to have a material effect on the Company's consolidated financial statements.

In December 2002, the FASB issued SFAS No. 148 "Accounting for Stock-Based Compensation, Transition and Disclosure, an amendment of FASB Statement No. 123." SFAS No. 148 provides alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of SFAS No. 123 to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. Finally, this Statement amends APB Opinion No. 28, "Interim Financial Reporting," to require disclosure about those effects in the interim financial information. The amendments to SFAS No. 123 that provide alternative

                            RELM WIRELESS CORPORATION

                NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                    (UNAUDITED)
                (IN THOUSANDS EXCEPT SHARE DATA AND PER SHARE DATA)

9.   RECENTLY ISSUED ACCOUNTING STANDARDS - CONTINUED

methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation are effective for financial statements for fiscal years ending after December 15, 2002. The amendment to SFAS No. 123 relating to disclosure and the amendment to Opinion 28 is effective for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002. Early application is encouraged. The adoption of SFAS No. 148 did not have a material impact on the consolidated financial statements.

In January 2003, the FASB issued FASB Interpretation No. 46 (" FIN 46"), "Consolidation of Variable Interest Entities." FIN 46 clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 applies immediately to variable interest entities ("VIE's") created after January 31, 2003, and to VIE's in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to VIE's in which an enterprise holds a variable interest that it acquired before February 1, 2003. FIN 46 applies to public enterprises as of the beginning of the applicable interim or annual period. The adoption of FIN 46 is not expected to have a material impact on the Company's consolidated financial position, liquidity, or results of operations.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." It is effective for contracts entered into or modified after June 30, 2003, except as stated within the statement, and should be applied prospectively. The Company is currently assessing the impact of SFAS No. 149.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for how an issuer classifies and measurers in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. In accordance with SFAS No. 150, financial instruments that embody obligations for the issuer are required to be classified as liabilities. SFAS No. 150 shall be effective for financial instruments entered into or modified after May 31, 2003, and otherwise shall be effective at the beginning of the first interim period beginning after June 15, 2003. The Company is currently assessing the impact of SFAS No. 150.

                            RELM WIRELESS CORPORATION

                NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                    (UNAUDITED)
                (IN THOUSANDS EXCEPT SHARE DATA AND PER SHARE DATA)

10.  CONTINGENT LIABILITIES

From time to time, the Company may become liable with respect to pending and threatened litigation, tax, environmental and other matters.

LEGAL PROCEEDINGS

In 1993, a civil action was brought against the Company by a plaintiff to recover losses sustained on the note of a former affiliate totaling $1,700 plus interest at 12% per annum. The plaintiff alleged violations of federal security and other laws by the Company in collateral arrangements with the former affiliate. In February 1994, the liquidator of the former affiliate filed a complaint claiming that intentional and negligent conduct by the Company and others caused the former affiliate to suffer millions of dollars of losses leading to its ultimate failure. In response, the Company filed motions for summary judgment to dismiss these complaints. On September 12, 2002, the Court granted in significant part the motions for summary judgment filed by the Company and one of the Company's directors. As the result, the lone remaining claim seeks damages against the Company for non-payment of the note. The Company contends that this note was canceled and released for fair consideration in 1993 and that there is no basis in law or fact for the liquidator's claim. The Company is defending this matter vigorously.

In June 1997, substantially all of the assets of a RELM specialty-manufacturing subsidiary were sold. The asset purchase agreement contains indemnification provisions, which could result in liability for both parties. Presently, two indemnification claims are pending against the Company. Insurance coverage exists for these matters. Counsel for the Company's insurer is vigorously defending both claims. Counsel believes the Company has meritorious defenses and the likelihood of an unfavorable outcome in each of these actions is remote.

On November 19, 2001, a products liability lawsuit was filed in the 353rd Judicial District Court of Travis County, Texas. On August 26, 2002, a products liability lawsuit was filed in the Probate Court of Galveston County, Texas. RELM Wireless Corporation, RELM Communications, Incorporated, and the purchaser

                            RELM WIRELESS CORPORATION

                NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                    (UNAUDITED)
                (IN THOUSANDS EXCEPT SHARE DATA AND PER SHARE DATA)

LEGAL PROCEEDINGS-CONTINUED

of the assets of Company's former specialty-manufacturing subsidiary are named defendants in these lawsuits. The agreement under which the assets of the former subsidiary were sold contains indemnification provisions, which could result in liability for both parties. Counsel for the Company's insurer is vigorously defending both claims. Counsel believes the Company has meritorious defenses and the likelihood of an unfavorable outcome in each of these actions is remote.

11.  NASDAQ COMMUNICATION

On April 29, 2003 the Company was notified by Nasdaq Listing Qualifications that it had not regained compliance with the minimum $1.00 closing bid price per share requirement as set forth in marketplace rule 4310(c)(4). The Company was not eligible for an additional 90 calendar day compliance period because it did not meet the initial inclusion requirements of the Nasdaq SmallCap Market under Marketplace Rule 4310(c)(2)(A). Accordingly, the Company's securities were delisted from the Nasdaq SmallCap Market at the opening of business on May 8, 2003. The Company's securities became immediately eligible for quotation on the OTC Bulletin Board effective with the open of business on May 8, 2003. The OTC Bulletin Board symbol assigned to the Company is "RELM".

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of RELM Wireless Corporation

We have audited the accompanying consolidated balance sheet of RELM Wireless Corporation as of December 31, 2002, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of RELM Wireless Corporation at December 31, 2002, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered a substantial net loss from operations and was in default of its loan agreement. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                            /s/ BDO Seidman LLP


Miami, Florida
March 28, 2003

               Report of Independent Certified Public Accountants

Board of Directors and Stockholders
RELM Wireless Corporation

We have audited the accompanying consolidated balance sheet of RELM Wireless Corporation as of December 31, 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of RELM Wireless Corporation at December 31, 2001, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States


                                                          /s/ Ernst & Young LLP

Jacksonville, Florida
March 1, 2002,
except for Note 13, paragraph 4,as to which date is March 22, 2002

                            RELM WIRELESS CORPORATION

                           Consolidated Balance Sheets

                        (In Thousands, except share data)

                                                                            December 31
                                                                          2002        2001
                                                                        -------------------


ASSETS
------
Current assets:
           Cash and cash equivalents                                    $ 1,631     $   335
           Trade accounts receivable (net of allowance for doubtful
           accounts of $69 in 2002 and $1,540 in 2001)                      765       3,597
           Inventories, net                                               7,862       8,961
           Notes receivable                                                  21          60
           Prepaid expenses and other current                               289         452
                                                                        -------------------

Total current assets                                                     10,568      13,405

Property, plant and equipment, net                                        1,792       2,156
Notes receivable, less current portion                                       41         911
Debt issuance costs, net                                                    341         512
Other assets                                                                114         639
                                                                        -------------------
Total assets                                                            $12,856     $17,623
                                                                        ===================


                See notes to consolidated financial statements.

                            RELM WIRELESS CORPORATION

                           Consolidated Balance Sheets

                        (In Thousands, except share data)


                                                                                December 31
                                                                            2002           2001
                                                                          ----------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current Liabilities:
        Current maturities of long-term debt                              $  1,970      $    100
        Accounts payable                                                     2,127         3,171
        Accrued compensation and related taxes                                 466           532
        Accrued warranty expense                                               103            79
        Accrued expenses and other current liabilities                         168           261
                                                                          ----------------------
Total current liabilities                                                    4,834         4,143

Long-term debt                                                               3,150         6,998


Stockholders' equity:
        Preferred stock; $1.00 par value; 1,000,000 authorized shares           --            --
        none issued or outstanding
        Common stock; $.60 par value; 20,000,000 authorized shares:
        8,540,088 and 5,346,174 issued and outstanding shares at
        December 31, 2002 and  2001, respectively                            5,123         3,207
        Additional paid-in capital                                          21,557        21,452
        Deficit                                                            (21,808)      (18,177)
                                                                          ----------------------
Total stockholders' equity                                                   4,872         6,482
                                                                          ----------------------
Total liabilities and stockholders' equity                                $ 12,856      $ 17,623
                                                                          ======================


                See notes to consolidated financial statements.

                            RELM WIRELESS CORPORATION

                      Consolidated Statements of Operations

                        (In Thousands, Except Share Data)

                                                                        Year ended December 31
                                                                   2002          2001          2000
                                                                 ------------------------------------
Sales                                                            $ 15,978      $ 22,809      $ 21,054
Expenses
      Cost of products                                             11,760        16,190        15,674
      Selling, general & administrative                             6,476         5,926         6,930
      Loss on notes receivable                                      1,075            --            --
                                                                 ------------------------------------
                                                                   19,311        22,116        22,604
                                                                 ------------------------------------

Operating income (loss)                                            (3,333)          693        (1,550)
Other income (expense):
      Interest expense                                               (456)         (579)         (933)
      Gain on sale of facility and equipment                           --            --           984
      Other income                                                    158             8           337
                                                                 ------------------------------------
Total other income (expense)                                         (298)         (571)          388
                                                                 ------------------------------------

Income (loss) from continuing operations before discontinued
      operations                                                   (3,631)          122        (1,162)

Discontinued operations:
      Loss from discontinued operations net of taxes                   --            --          (266)
                                                                 ------------------------------------
Net income (loss)                                                $ (3,631)     $    122      $ (1,428)
                                                                 ========      ========      ========

Income (loss) per share-basic and diluted:
      Continuing operations                                      $  (0.47)     $   0.02      $  (0.22)
      Discontinued operations                                          --            --         (0.05)
                                                                 ------------------------------------
Net income (loss)                                                $  (0.47)     $   0.02      $  (0.27)
                                                                 ====================================

                See notes to consolidated financial statements.

                            RELM WIRELESS CORPORATION

                 Consolidated Statements of Stockholders' Equity

                        (In Thousands, Except Share Data)

                                                                       Additional
                                                 Common Stock            Paid-In      Accumulated
                                              Shares        Amount       Capital        Deficit        Total
                                            -------------------------------------------------------------------
Balance at December 31, 1999                5,090,405     $   3,053     $  20,195      $ (16,871)     $   6,377
     Common stock issued for services
       rendered                               200,000           120           531             --            651
     Common stock warrants issued                  --            --           635             --            635
     Common stock issued for conversion
       of debt                                 30,769            19            81             --            100
     Common stock issued for services
       rendered                                25,000            15            10             --             25
     Net loss                                      --            --            --         (1,428)        (1,428)
                                            -------------------------------------------------------------------
Balance at December 31, 2000                5,346,174         3,207        21,452        (18,299)         6,360

     Net income                                    --            --            --            122            122
                                            -------------------------------------------------------------------
Balance at December 31, 2001                5,346,174         3,207        21,452        (18,177)         6,482

     Public rights offering                 3,191,250         1,915           106             --          2,021

     Other                                      2,664             1            (1)            --             --

Net loss                                           --            --            --         (3,631)        (3,631)
                                            -------------------------------------------------------------------

Balance at December 31, 2002                8,540,088     $   5,123     $  21,557      $ (21,808)     $   4,872
                                            ===================================================================

                See notes to consolidated financial statements.

                            RELM WIRELESS CORPORATION

                      Consolidated Statements of Cash Flows

                                 (In Thousands)

                                                                         Year ended December 31
                                                                      2002         2001        2000
                                                                    ---------------------------------
Cash flows from operating activities
Net income (loss)                                                   $(3,631)     $   122      $(1,428)
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
   Loss on notes receivable                                           1,075           --           --
    Allowance for doubtful accounts                                  (1,471)         (15)        (117)
    Inventories reserve                                                 283          341           44
   Write down of investment banking agreement                           120           (8)          (4)
   Write down of technology agreement                                   211           --           --
   Depreciation and amortization                                        787        1,056        1,429
   Gain on disposal of property and equipment, and other assets          --           --         (984)
   Change in operating assets and liabilities:
     Accounts receivable                                              4,303          130       (1,629)
     Inventories                                                        816         (362)       3,344
     Accounts payable                                                (1,043)        (431)        (818)
     Other current assets                                               209         (146)         (25)
     Other current liabilities                                         (125)        (395)        (243)
                                                                    ---------------------------------
Cash provided by (used in) operating activities                       1,534          292         (431)

Cash flows from investing activities
Purchases of property and equipment                                    (157)         (87)        (251)
Payment for technology agreement                                       (125)          --           --
Collections on notes receivable                                           9           13          710
Proceeds from disposals of facility and equipment                         2            2        5,944
Cash paid for Uniden product line                                        --           --       (2,016)
                                                                    ---------------------------------
Cash provided by (used in) investing activities                        (271)         (72)       4,387

Cash flows from financing activities
Repayment of debt and capital lease obligations                         (10)        (748)      (5,494)
Proceeds from debt                                                       --           --        3,250
Net increase (decrease) in revolving credit lines                    (1,978)         655       (1,229)
Private Placement Costs                                                  --           --         (276)
Rights offering                                                       2,021           --           --
                                                                    ---------------------------------
Cash provided by (used in) financing activities                          33          (93)      (3,749)
                                                                    ---------------------------------

Increase in cash                                                      1,296          127          207
Cash and cash equivalents, beginning of year                            335          208            1
                                                                    ---------------------------------
Cash and cash equivalents, end of year                              $ 1,631      $   335      $   208
                                                                    =================================

Supplemental disclosure
Interest paid                                                       $   476      $   579      $   933
                                                                    =================================

Common stock issued for services rendered                           $    --      $    --      $   676
                                                                    =================================

                 See notes to consolidated financial statements

                            RELM WIRELESS CORPORATION

                   Notes to Consolidated Financial Statements
                                December 31, 2002
                (In Thousands, Except Share Data and Percentages)



1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

The Company's primary business is the designing, manufacturing, and marketing of wireless communications equipment consisting primarily of land mobile radios and base station components and subsystems, which are sold to the government and business and industrial markets. The Company has only one reportable business segment.

PRINCIPLES OF CONSOLIDATION

The accounts of the Company and its subsidiary have been included in the accompanying consolidated financial statements. All significant intercompany balances and transactions have been eliminated in consolidation.

INVENTORIES

Inventories are stated at the lower of cost (determined by the average cost method) or market. Shipping and handling costs are classified as a component of cost of products in the consolidated statements of operations.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is carried at cost. Expenditures for maintenance, repairs and minor renewals are expensed as incurred. When properties are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts and the resulting gain or loss is reflected in operations for the period.

Depreciation is generally computed on the straight-line method using lives of 3 to 10 years on machinery and equipment and 5 to 30 years on buildings and building improvements.

IMPAIRMENT OF LONG-LIVED ASSETS

Management reviews long-lived assets and intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets which considers the discounted future net cash flows. During 2002, the Company recorded the following asset impairments.

                            RELM Wireless Corporation

                                December 31, 2002
                (In Thousands, Except Share Data and Percentages)



IMPAIRMENT OF LONG-LIVED ASSETS-CONTINUED

On May 12, 2000, the Company engaged Janney Montgomery Scott (JMS) to provide certain investment banking services. In connection with the engagement, the Company granted warrants to JMS, valued at $226 to purchase 166,153 shares of the Company's common stock at an aggregate purchase price of one hundred dollars. The warrants had a five-year term and an exercise price of $3.25 per share. The value of the warrants was being amortized on a straight-line basis over the estimated life of the contract. Accumulated amortization at December 31, 2002 and 2001 was $120 and $76 respectively. In the fourth quarter the Company was notified that JMS had closed its New York office, and the firm no longer employs the principals who handled the Company's account. Therefore, the Company does not anticipate receiving further services under this agreement. Accordingly, the Company elected to write-off the remaining value of the warrants totaling approximately $120 during the fourth quarter of 2002.

In March 1998, the Company entered into an agreement with Racal Communications, Inc. (presently known as "Thales") which, among other things, licensed the Company to use Thales' digital APCO project 25-compliant technology under specified terms and conditions. The cost of the technology license was $300 and was being amortized over a period of eight years. The Company has since developed its own APCO project 25-compliant digital technology, which was completed in the fourth quarter 2002. Consequently, the Company does not anticipate utilizing the technology provided for by its agreement with Racal. Accordingly, the Company elected to write-off the remaining value of the technology agreement totaling $211 during the fourth quarter of 2002.

                            RELM Wireless Corporation

                                December 31, 2002
                (In Thousands, Except Share Data and Percentages)


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CASH EQUIVALENTS

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

The Company records an allowance for doubtful accounts based on specifically identified amounts that the Company believes to be uncollectible. The Company also records additional allowance based on certain percentages of the Company's aged receivables, which are determined based on historical experience and the Company's assessment of the general financial conditions affecting the Company's customer base. If the Company's actual collections experience changes, revisions to the Company's allowance may be required. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. In addition, with respect to notes receivable, the Company stops accruing interest when collection of a note becomes doubtful. Based on the information available, management believes the allowance for doubtful accounts as of December 31, 2002 is adequate.

REVENUE RECOGNITION

Sales revenue is recognized as goods are shipped, except for sales to the U.S. Government, which are recognized when the goods are received.

INCOME TAXES

Income taxes are calculated using the liability method specified by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

CONCENTRATION OF CREDIT RISK

The Company is in the business of designing, manufacturing, and marketing of wireless communications equipment consisting primarily of land mobile radios, base station components and subsystems. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. At December 31, 2002 and 2001, accounts receivable from governmental customers were approximately $125 and $2,800, respectively. Receivables generally are due within 30 days. Credit losses relating to customers in the land mobile radios, base station components and subsystems industry consistently have been within management's expectations and are comparable to losses for the portfolio as a whole.

                            RELM Wireless Corporation

                                December 31, 2002
                (In Thousands, Except Share Data and Percentages)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's management believes that carrying amounts of cash and cash equivalents, accounts and notes receivable, accounts payable and other accrued liabilities approximates fair value because of the short-term nature of these financial instruments. The fair value of short-term and long-term debt approximates market, as the interest rates on these financial instruments approximate current rates available to the Company.

ADVERTISING COSTS

The cost for advertising is expensed as incurred. The total advertising expense for 2002, 2001, and 2000 was $202, $188, and $161, respectively.

ENGINEERING, RESEARCH AND DEVELOPMENT COSTS

Included in selling, general and administrative expenses for 2002, 2001, and 2000 are research and development costs of $1,865, $1,359, and $1,175, respectively.

STOCK BASED COMPENSATION

The Company applies APB No. 25 in accounting for its plans and, accordingly, no compensation cost was recognized to the extent that the exercise price of the stock options equaled the fair value. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net loss and loss per share would be the pro-forma amounts indicated below:

                            RELM Wireless Corporation

                                December 31, 2002
                (In Thousands, Except Share Data and Percentages)



STOCK BASED COMPENSATION-CONTINUED

                                                                     YEAR ENDED DECEMBER 31
                                                            2002               2001            2000
                                                          ------------------------------------------
         Net income (loss) as reported                    $(3,631)           $  122          $(1,428)

         --------------------------------------------------------------------------------------------------
         Add: Stock-based employee compensation                 -                 -                -
         expense included in reported net income,
         net of related tax effects
         --------------------------------------------------------------------------------------------------

         Deduct: Total stock-based employee                  (676)             (620)            (483)
         compensation expense determined under fair
         value based method for all awards, net of
         related tax effects
                                                          ------------------------------------------
         Pro-forma net loss                               $(4,307)           $ (498)         $(1,911)
                                                          ==========================================

         EARNINGS PER SHARE:
         --------------------------------------------------------------------------------------------------
         Basic--as reported                               $ (0.47)           $ 0.02          $ (0.27)
                                                          ==========================================
         Basic--pro forma                                   (0.55)            (0.09)           (0.36)
                                                          ==========================================
         Diluted--as reported                               (0.47)             0.02            (0.27)
                                                          ==========================================
         Diluted--pro forma                               $ (0.55)           $(0.09)         $ (0.36)
                                                          ==========================================
         --------------------------------------------------------------------------------------------------


EARNINGS (LOSS) PER SHARE

Earnings (loss) per share amounts are computed and presented for all periods in accordance with SFAS No. 128, Earnings per Share.

COMPREHENSIVE INCOME (LOSS)

Pursuant to SFAS No. 130, Reporting Comprehensive Income, the Company is required to report comprehensive income (loss) and its components in its financial statements. The Company does not have any significant components of other comprehensive income (loss) to be reported under SFAS No. 130. Total comprehensive income (loss) is equal to net income (loss) reported in the financial statements.

                            RELM Wireless Corporation

                                December 31, 2002
                (In Thousands, Except Share Data and Percentages)


PRODUCT WARRANTY

The Company offers two-year warranties to its customers depending on the specific product and terms of the customer purchase agreement. The Company's typical warranties require it to repair and replace defective products during the warranty period at no cost to the customer. At the time the product revenue is recognized, the Company records a liability for estimated costs under its warranties. The costs are estimated based on historical experience. The Company periodically assesses the adequacy of its recorded liability for product warranties and adjusts the amount as necessary.

RECENT ACCOUNTING PRONOUNCEMENTS
--------------------------------

 Statement 145 amends Statement of Financial Accounting Standards No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. This amendment is consistent with the FASB's goal of requiring similar accounting treatment for transactions that have similar economic effects. Statement 145 also makes technical corrections to existing pronouncements. While those corrections are not substantive in nature, in some instances, they may change accounting practice. The Company has adopted the provisions of Statement 145 for fiscal 2002, which did not result in a material impact to the its financial position.

In July 2002, the FASB issued Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," ("Statement 146"). Statement 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)" ("Issue 94-3"). The principal difference between Statement 146 and Issue 94-3 relates to Statement 146's requirements for recognition of a liability for a cost associated with an exit or disposal activity. Statement 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under Issue 94-3, a liability for an exit cost as generally defined in Issue 94-3 was recognized at the date of an entity's commitment to an exit plan. A fundamental conclusion reached by the FASB in this Statement is that an entity's commitment to a plan, by itself, does not create an obligation that meets the definition of a liability. Therefore, this Statement eliminates the definition and requirements for recognition of exit costs in Issue 94-3. This Statement also establishes that fair value is the objective for initial measurement of the liability. The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002. The Company is assessing whether the adoption of Statement 146 will have a material impact on its consolidated financial statements.

In December 2002, the FASB issued SFAS No. 148 "Accounting for Stock-Based Compensation, Transition and Disclosure, an amendment of FASB Statement No. 123." SFAS No. 148 provides alternative methods of transition for an entity that voluntarily changes to the fair value based method of

                            RELM Wireless Corporation

                                December 31, 2002
                (In Thousands, Except Share Data and Percentages)



RECENT ACCOUNTING PRONOUNCEMENTS-CONTINUED
------------------------------------------

accounting for stock-based employee compensation. It also amends the disclosure provisions of SFAS No. 123 to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. Finally, this Statement amends APB Opinion No. 28, "Interim Financial Reporting," to require disclosure about those effects in the interim financial information. The amendments to SFAS No. 123 that provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation are effective for financial statements for fiscal years ending after December 15, 2002. The amendment to SFAS No. 123 relating to disclosure and the amendment to Opinion 28 is effective for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002. Early application is encouraged. Management currently believes that the adoption of SFAS No. 148 will not have a material impact on the financial statements. Management does not intend to adopt fair value accounting under SFAS 123.

In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57, and 107 and a rescission of FASB Interpretation No. 34. This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation are applicable to guarantees issued or modified after December 31, 2002 and are not expected to have a material effect on the Company's consolidated financial statements.

In January 2003, the FASB issued FASB Interpretation No. 46 (" FIN 46"), "Consolidation of Variable Interest Entities." FIN 46 clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 applies immediately to variable interest entities ("VIE's") created after January 31, 2003, and to VIE's in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to VIE's in which an enterprise holds a variable interest that it acquired before February 1, 2003. FIN 46 applies to public enterprises as of the beginning of the applicable interim or annual period.

The adoption of FIN 46 is not expected to have a material impact on the Company's consolidated financial position, liquidity, or results of operations.

                            RELM Wireless Corporation

                                December 31, 2002
                (In Thousands, Except Share Data and Percentages)

RECLASSIFICATIONS

Certain prior year amounts have been reclassified to conform to the current year presentation.

2.  GOING CONCERN UNCERTAINTIES AND MANAGEMENT'S PLANS OF RESOLUTION

The Company's consolidated financial statements are presented on the going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying consolidated financial statements, the Company incurred a net loss of approximately $3.6 million during the year ended December 31, 2002. Also, as discussed in Note 8, the Company was in default of its line of credit agreement. Accordingly, under the terms of the agreement, the lender may demand immediate payment of all amounts owed. The lender has not made such a demand. Should the lender demand immediate payment, the Company does not have sufficient resources to satisfy this obligation and continue with its normal ongoing business activities. The lender has verbally agreed to enter into a forbearance agreement with the Company. The Company believes that this agreement will have a term of 90 days and will increase the interest rate charged by 2%. Also, the lender will charge a one-time fee of $20 for the forbearance agreement. The agreement may be reviewed for renewal at the end of its term. As a result of these circumstances, the line of credit has been classified as a current liability in the accompanying consolidated balance sheet at December 31, 2002.

The default could have a material adverse impact on the Company's ability to meet working capital requirements. The Company is seeking a replacement line of credit to adequately fund its working capital demands. The ability of the Company to continue as a going concern is predicated upon certain factors, including its ability to find alternate lenders and refinance its revolving line of credit, and to successfully implement its business plans. While pursuing alternative financing, Company must continue to operate on cash flow generated from operations and its existing line of credit. The continued support and forbearance of its present lender will be required, although this is not assured. The Company plans to improve its working capital position by reducing operating costs and selling inventory, and marketing new products.

The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

                            RELM Wireless Corporation

                                December 31, 2002
                (In Thousands, Except Share Data and Percentages)

3.  INVENTORIES

Inventory, which is presented net of allowance for obsolete and slow moving inventory, consisted of the following:


                                                                                   DECEMBER 31
                                                                             2002              2001
                                                                       ------------------------------------
         Finished goods                                                       $4,948           $5,724
         Work in process                                                         507              799
         Raw materials                                                         2,407            2,438
                                                                       ------------------------------------
                                                                              $7,862           $8,961
                                                                       ====================================

The allowance for obsolete and slow moving inventory is as follows:


                                                                    YEAR ENDED DECEMBER 31
                                                            2002             2001              2000
                                                     ------------------------------------------------------
         Balance, beginning of year                         $2,319            $1,978           $1,934
         Charged to cost of sales                              283               341               44
                                                     ------------------------------------------------------
                                                            $2,602            $2,319           $1,978
                                                     ======================================================



On March 13, 2000, the Company acquired the private radio communications product lines from Uniden Corporation for approximately $1.8 million. Under the terms of the transaction, RELM acquired all of Uniden's current land mobile radio inventory, certain non-exclusive intellectual property rights, and assumed responsibility for service and technical support. At December 31, 2002, a portion ($900) of inventory that pertains to the Uniden product line is in excess of optimal levels based on the recent sales volumes. Certain new product development has been completed and marketing programs have been implemented that will reduce this inventory over the near term. Management believes no loss will be incurred on the disposition of this inventory. No estimate can be made of a range of amounts of loss that are reasonably possible should that program not be successful.

                            RELM Wireless Corporation

                                December 31, 2002
                (In Thousands, Except Share Data and Percentages)


4.  ALLOWANCE FOR DOUBTFUL ACCOUNTS

The allowance for doubtful accounts is composed of the following:


                                                                    YEAR ENDED DECEMBER 31
                                                            2002             2001              2000
                                                     ------------------------------------------------------
         Balance, beginning of year                       $  1,540          $  1,555           $1,672
         Provision for doubtful accounts                       (26)                -               58
         Uncollectible accounts written off                 (1,445)              (15)            (175)
                                                     ------------------------------------------------------
                                                          $     69          $  1,540           $1,555
                                                     ======================================================


5.  DEBT ISSUANCE COSTS

On March 16, 2000, the Company completed the private placement of $3,250 of convertible subordinated notes. The debt issuance costs included grants to Simmonds Capital Limited of 50,000 shares of the Company's stock valued at $163 and warrants to purchase 300,000 shares of the Company's common stock valued at $409. The warrants have a five-year term and an exercise price of $3.25 per share. The debt issuance costs, which totaled $817, are being amortized on a straight-line basis over the life of the notes (5 years). Accumulated amortization at December 31, 2002 and 2001 was $476 and $306, respectively.

On May 12, 2000, the Company engaged Janney Montgomery Scott (JMS) to provide certain investment banking services. In connection with the engagement, the Company granted warrants to JMS, valued at $226, to purchase 166,153 shares of its common stock at an aggregate purchase price of one hundred dollars. The warrants had a five-year term and an exercise price of $3.25 per share. The value of the warrants was being amortized on a straight-line basis over the estimated life of the contract. Accumulated amortization at December 31, 2002 and 2001 was $120 and $76 respectively. In the fourth quarter the Company was notified that JMS had closed its New York office, and the firm no longer employs the principals who handled the Company's account. Therefore, the Company does not anticipate receiving further services under this agreement. Accordingly, the Company elected to write-off the remaining value of the warrants totaling approximately $120 during the fourth quarter of 2002.

                            RELM Wireless Corporation

                                December 31, 2002
                (In Thousands, Except Share Data and Percentages)

6.  PROPERTY, PLANT AND EQUIPMENT

Property, plant, and equipment as of December 31, 2002 and 2001 includes the following:

                                                                             2002              2001
                                                                       ------------------------------------
         Leasehold improvements                                               $    98          $    98
         Machinery and equipment                                                8,702            7,498
         Less accumulated depreciation                                         (7,008)          (5,440)
                                                                       ------------------------------------
         Net property, plant and equipment                                    $ 1,792          $ 2,156
                                                                       ====================================

Depreciation expense for 2002, 2001, and 2000 was $519, $761, and $1,221, respectively. During 2002 the Company exercised bargain purchase options pursuant to certain capital lease agreements. The net book value of the equipment to which these leases pertained was zero as of December 31, 2002. Accordingly the original cost of the equipment ($2,202) and its accumulated depreciation ($2,202) were reclassified from equipment under capital leases to Property, Plant and Equipment.

On March 24, 2000, the Company completed the sale of its 144 thousand square foot facility located in West Melbourne, Florida for $5,600. The transaction resulted in a net gain of $1,165 and provided approximately $1,600 in cash after related expenses and after payoff of the note and satisfaction of the mortgage on the property. Upon the sale of the building, the Company leased approximately 54 thousand square feet of comparable space at a nearby location.

On March 23, 2000, the Company entered into a contract manufacturing agreement for the manufacture of certain land mobile radio assemblies. As a result of this agreement, on October 20, 2000, the Company sold certain manufacturing equipment and satisfied its obligations under an associated capital lease. This transaction resulted in a loss of $330. The company also realized reductions in monthly depreciation expense and monthly lease payments of approximately $15 and $30, respectively.

7.  NOTES RECEIVABLE

In April 2002, we became aware that, the purchaser of the Company's former paper-manufacturing subsidiary, had ceased operations. The purchaser owed the Company $900 plus accrued interest under the terms of two secured promissory notes and had defaulted on its obligations to make principal and interest payments. With guidance from counsel, management evaluated alternatives and took all prudent actions to maximize the possibility of recovery. However, after a comprehensive assessment, we believed that the value of purchaser's assets and the assets of the guarantor were insufficient to provide any recovery of the amounts due under the notes. Accordingly, the Company wrote-off the amount owed in the first quarter 2002.

                            RELM Wireless Corporation

                                December 31, 2002
                (In Thousands, Except Share Data and Percentages)



7.  NOTES RECEIVABLE-CONTINUED

During 2002, the purchaser of the Company's former specialty manufacturing subsidiary, ceased making payments in accordance with a note receivable. The original amount of the note was approximately $355. As of December 31, 2002 the amount due under the note is approximately $175 plus accrued interest. This note resulted from a 1997 agreement for the sale of the assets of our former specialty-manufacturing subsidiary. Since its inception, the terms of the obligation have been restructured several times to accommodate the purchaser. The last payment was received in March 2002. Attempts during the second and third quarters 2002 to contact the purchaser and collect the past-due installment payments have been unsuccessful. In February 2003, the Company started legal proceedings to recover the remaining amount due under the note plus accrued interest. With guidance from counsel, management believes that the Company will prevail in these proceedings. However, we have been unable to ascertain the financial position of the purchaser or their ability to pay the debt. Accordingly, we established a collection allowance in the fourth quarter 2002 for the entire principal amount of the note.

8.  DEBT

Long term debt consists of the following:

                                                                                           DECEMBER 31
                                                                                       2002             2001
                                                                                ------------------------------------
Line of credit                                                                       $  1,970           $3,948
Convertible subordinated note, matures 2004, interest only payment at
   8% per annum through December 31, 2004, at which time principal is
   due.                                                                                 3,150            3,150
                                                                                ------------------------------------
Total debt                                                                              5,120            7,098
Less current portion                                                                   (1,970)            (100)
                                                                                ------------------------------------
Long-term debt                                                                       $  3,150           $6,998
                                                                                ====================================

Maturities of long-term debt for years succeeding December 31, 2002 are as follows:

         2003                                                                                 $ 1,970
         2004                                                                                   3,150
                                                                                        -------------------
                                                                                              $ 5,120
                                                                                        ===================

                            RELM Wireless Corporation

                                December 31, 2002
                (In Thousands, Except Share Data and Percentages)


8.   DEBT-CONTINUED

The Company's amended revolving credit agreement provided for a maximum line of credit of $7,000 reduced by outstanding letters of credit and other factors. Outstanding letters of credit were $21 and $127 at December 31, 2002 and December 31, 2001, respectively. Included in the $7,000 line is a $500 term loan with monthly principal payments of $8, which commenced on April 1, 1999. The term loan has a balance of $100 at December 31, 2002. Interest on the unpaid principal balance accrues at the prime rate plus 1.25% (4.25% and 5.00 % at December 31, 2002 and 2001, respectively). There is an annual fee of .25% on the line. The line of credit is collaterized by substantially all of the Company's non-real estate assets. At December 31, 2002 and 2001, the Company had approximately $223 and $1,341 of availability on the revolving credit facility, respectively. The credit agreement requires, among other things, compliance with financial covenants and capital expenditure limitations. As of December 31, 2002 the Company was in violation of certain financial covenants in the line of credit agreement. Based upon discussions with the lender, the Company anticipates entering into a forbearance agreement. Although no definitive agreement has yet been executed, the Company believes that this agreement will have a term of 90 days and will increase the current interest rate by 2%. Also, the lender will likely charge a one-time fee of $20 for the forbearance agreement. The agreement will be reviewed for renewal at the end of its term. The Company is currently in discussions with other lenders to replace this revolving facility. Accordingly, the Company has reclassified the line of credit, totaling $1,970 as of December 31, 2002, as a current liability

As of December 31, 2002 and 2001, the Company had convertible subordinated notes totaling $3,150. The notes owe interest only at 8% per annum, payable quarterly, and are due on December 31, 2004. The notes are convertible at $1.95 per share.

9.  LEASES

The Company leases its facility in West Melbourne, Florida under a long-term operating lease, which expires on June 30, 2005. In May 2002, the Company leased a 3.8 thousand square feet of office space in Lawrence, Kansas, to accommodate the expansion of its digital engineering team. This lease expires on April 30, 2004. At December 31, 2002, the future minimum lease payments for operating leases are as follows: $410 in 2003 through 2004, and $189 in 2005.

Total rental expense for 2002, 2001, and 2000 were $398, $375, and $274, respectively.

                            RELM Wireless Corporation

                                December 31, 2002
                (In Thousands, Except Share Data and Percentages)

9.       LEASES-CONTINUED

As of December 31, 2002 and 2001, property, plant, and equipment includes equipment purchased under a capital lease as follows:

                                                                             2002              2001
                                                                       ------------------------------------

         Cost                                                              $   2,202        $   2,202
         Accumulated depreciation                                             (2,202)          (2,195)
                                                                       ------------------------------------
                                                                           $       -        $       7
                                                                       ====================================

10. INCOME TAXES

A reconciliation of the statutory United States income tax rate to the effective income tax rate follows:

                                                            2002             2001              2000
                                                     ------------------------------------------------------
         Statutory U.S. income tax rate                   (34.00)%           34.00%          (34.00)%
         States taxes, net of federal benefit              (3.63)%            4.35%           (3.63)%
         Permanent differences                              0.21%             6.77%            0.93%
         Change in valuation allowance                     62.19%           (15.09)%          35.78%
         Other                                            (24.77)%          (30.03)%           0.92%
                                                     ------------------------------------------------------
         Effective income tax rate                          0.00%             0.00%            0.00%
                                                     ======================================================


Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

                            RELM Wireless Corporation

                                December 31, 2002
                (In Thousands, Except Share Data and Percentages)



10. INCOME TAXES-CONTINUED

The components of the deferred income tax assets (liabilities) are as follows:

                                                                                   DECEMBER 31
                                                                             2002              2001
                                                                       ------------------------------------
         Deferred tax assets:
            Net operating loss carryforwards                               $  13,174      $    10,816
            Tax credits                                                          129              129
             Section 263A costs                                                  195              277

            Asset reserves:
              Bad debts                                                           96              580
              Inventory reserve                                                  979              924
            Accrued expenses:
              Compensation                                                       103              219
              Other                                                               24               80
                                                                       ------------------------------------
         Total deferred tax assets                                            14,700           13,025

         Deferred tax liabilities:

            Depreciation                                                        (286)            (606)
            Expense reserve                                                        -              (72)
            Unrealized capital gain                                                -             (128)
                                                                       ------------------------------------
         Total deferred tax liabilities                                         (286)            (806)
                                                                       ------------------------------------
         Subtotal                                                             14,414           12,219

         Valuation allowance                                                 (14,414)         (12,219)
                                                                       ------------------------------------
         Net deferred tax assets (liabilities)                             $       -      $         -
                                                                       ====================================

For tax purposes, the Company, at December 31, 2002, has federal and state net operating loss carryforwards of approximately $35,003. These net operating loss carryforwards begin to expire, for federal and state purposes, in 2010. During 2002 and 2001, the Company utilized $0 and $95, respectively, of its net operating loss carryforwards. In accordance with SFAS Statement No. 109, Accounting for Income Taxes, valuation allowances are provided against deferred tax

                            RELM Wireless Corporation

                                December 31, 2002
                (In Thousands, Except Share Data and Percentages)


10. INCOME TAXES-CONTINUED

assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company has evaluated the realizability of the deferred tax assets on its consolidated balance sheet and does not believe it has met the more likely than not criteria; therefore the Company has established a valuation allowance in the amount of $14,414 against its net deferred tax assets at December 31, 2002.

The federal and state net operating loss and tax credit carryforwards could be subject to limitation if, within any three year period prior to the expiration of the applicable carryforward period, there is a greater than 50% change in ownership of the Company.

11. INCOME (LOSS) PER SHARE

The following table sets the computation of basic and diluted loss per share from continuing operations:

                                                                             YEAR ENDED DECEMBER 31
                                                                     2002             2001              2000
                                                              ------------------------------------------------------
Numerator:
   Net income (loss) from continuing operations
     (numerator for basic and diluted earnings (loss)
     per share)                                                 $      (3,631)     $        122     $     (1,162)

Denominator:
   Denominator for basic earnings per share-weighted
     average shares                                                 7,787,230         5,346,174        5,346,174
   Denominator for diluted earnings per share-weighted
     average shares                                                 7,787,230         5,383,452        5,346,174
Basic and diluted income (loss) per share                       $       (0.47)     $       0.02     $      (0.22)
                                                              ======================================================


A total of 7,295,968 and 2,395,050 shares related to options and warrants and convertible debt are not included in the computation of loss per share for 2002 and 2000, respectively, because to do so would have been anti-dilutive for those periods.

                            RELM Wireless Corporation

                                December 31, 2002
                (In Thousands, Except Share Data and Percentages)


12.  STOCK OPTION AND OTHER STOCK OPTION PLANS

The Company has two plans whereby eligible officers, directors and employees can be granted options for the future purchase of Company common stock at the market price on the grant date. The options, if not exercised within five-year or ten-year periods, expire.

The following table summarizes information about fixed stock options outstanding at December 31, 2002:

                                                                    SHARES           OPTION       WEIGHTED AVERAGE
                                                                 UNDER OPTION    PRICE PER SHARE   EXERCISE PRICE
                                                              ------------------------------------------------------
Balance at December 31, 1999                                         751,666      $1.50- $6.25          3.54
Options granted                                                      581,000       0.406-2.85           1.78
Options expired or terminated                                       (373,000)       1.50-6.25           3.89
                                                              ------------------------------------------------------
Balance at December 31, 2000                                         959,666       0.406-4.06           2.40
Options granted                                                      527,500        0.99-1.10           1.06
Options expired or terminated                                        (78,666)       2.56-4.00           2.88
                                                              ------------------------------------------------------
Balance at December 31, 2001                                       1,408,500       0.406-4.06           1.84
Options granted                                                       90,000        0.61-1.10           0.94
Options expired or terminated                                        (80,000)       1.00-4.06           2.36
                                                              ------------------------------------------------------
Balance at December 31, 2002                                       1,418,500       $0.61-$3.06         $1.76
                                                              ======================================================

Exercisable at December 31, 2002                                     997,750       $0.61-$3.06         $1.83
                                                              ======================================================

At December 31, 2002, 281,500 unissued options were available under the two plans.

The weighted average contractual life of stock options outstanding as of December 31, 2002, 2001, and 2000 was 7.3, 8 and 8 years, respectively. Generally, employee options have a 10-year life and vest over a 4-year period from grant date. Director options have a five-year life and vest in eleven months from the grant date.

At December 31, 2002, 1,418,500 shares of common stock were reserved for issuance under outstanding options and 281,500 shares of common stock were reserved for the granting of additional options. In addition, 4,244,368 shares of common stock were reserved for issuance under warrants and 1,633,100 shares of common stock were reserved for issuance under convertible debt instruments.

                            RELM Wireless Corporation

                                December 31, 2002
                (In Thousands, Except Share Data and Percentages)


12.  STOCK OPTION AND OTHER STOCK OPTION PLANS-CONTINUED

The weighted average fair value of options granted during the years ended December 31, 2002, 2001 and 2000 was $0.62, $0.74 and $1.50 respectively, using the Black-Scholes option- pricing method. The following weighted-average assumptions were utilized:

                                                                    YEAR ENDED DECEMBER 31
                                                            2002             2001              2000
                                                     ------------------------------------------------------
         Black Scholes Pricing Assumptions:
            Expected volatility                            49.6%             96.7%            129.8%
            Risk free interest rate                         3.0%              4.3%              6.1%
            Expected dividends                              None             None              None
            Expected life in years                           4                 4                4

13.  EQUITY

On March 13, 2000, the Company acquired the private radio communications product lines from Uniden America Corporation. Under the terms of the transaction, RELM acquired all of Uniden's land mobile radio inventory, certain non-exclusive intellectual property rights, and assumed responsibility for service and technical support. Included in the transaction costs is a finders and advisory fee of 200,000 shares of RELM common stock paid to Simmonds Capital Limited.

On August 21, 2000, in accordance with the terms of the Company's 8% convertible subordinated notes, a holder of two notes elected to convert his notes into 30,769 shares of RELM common stock.

During the fourth quarter 1999, the investment-banking firm Sanders Morris Harris provided financial advisory services to the Company for a fee of $25,000. During the fourth quarter 2000, the Company agreed to pay and SMH agreed to accept 25,000 shares of RELM common stock, valued at the then current market price, as payment for these fees.

On March 22, 2002, the Company closed a public rights offering. The purpose of the offering was to provide working capital, which among other things, will be utilized to speed the development of the Company's new APCO Project 25-compliant digital products and capabilities. The securities offered were "units"priced at $.90 per unit. A unit was comprised of one share of RELM common stock and one warrant to purchase one share of RELM common stock, exercisable at $1.08 per share at any time on or after February 12, 2003 and until February 11, 2006. Units were offered initially to RELM's equity holders in the form of a rights offering. The "right" allowed investors in the offering to purchase units at a 10% discount to the market price of a share of common stock.

Noble was engaged as the standby underwriter for this offering. The units were offered to the public pursuant to a registration statement that was declared effective by the Securities and Exchange

                            RELM Wireless Corporation

                                December 31, 2002
                (In Thousands, Except Share Data and Percentages)


13.  EQUITY-CONTINUED

Commission (SEC) on February 11, 2002. The offering resulted in the sale of 2,775,000 shares of common stock and warrants to purchase 2,775,000 shares of common stock. The offering generated $1,695 in net proceeds.

On May 17, 2002, Noble exercised its option to purchase 416,250 additional units at a purchase price of $0.90 per unit to cover over-allotments. The Company received approximately $326 in net proceeds from the purchase of these additional units.

The Company had no shares of its $1.00 par value preferred stock issued as of December 31, 2002 and 2001.

14.  SIGNIFICANT CUSTOMERS

Sales to the United States government and to foreign markets as a percentage of the Company's total sales were as follows for the year ended December 31:

                                                            2002             2001              2000
                                                     ------------------------------------------------------
         U.S.  Government                                   39%               44%              44%
         Foreign markets                                     6%                4%               3%

Sales to the United States Government represented approximately 39%, 44% and 44% of our total sales for the years ended December 31, 2002 and 2001, and 2000, respectively. These sales were primarily to the United States Forest Service
(USFS) and the Communications Electronics Command of the United States Army (CECOM). Sales to the USFS represented approximately 22%, 34%, and 35% of total sales for the years ended December 31, 2002, 2001, and 2000, respectively. For the year ended December 31, 2002 we had no sales to CECOM because our contract expired in 2001. However, sales to CECOM for the years ended December 31, 2001 and 2000 represented approximately 10%, and 9% of total sales, respectively.

In 1998, the Company was awarded portions of the USFS contract. This contract expired in September 2001. Earlier in 2001, bids for a new contract were solicited, and the Company was awarded the contract for portable radios and base stations. The contract was for a period of one year with options for three additional years, and did not specify a minimum purchase. In December 2002, the Company was awarded a new contract with similar terms. It continues to include the portable radios and repeaters that were on the previous contract. Additionally, it includes the Company's GMH mobile radio that was not on the previous contract. The new contract is for one year with two additional option years.

In 1996, the Company was awarded a contract to provide land mobile radios to CECOM. This contract was for a term of five years with no specified minimum purchase requirement. The contract expired in 2001. CECOM solicited bids for a new contract in March 2002, and the Company submitted proposals.

                            RELM Wireless Corporation

                                December 31, 2002
                (In Thousands, Except Share Data and Percentages)


14.  SIGNIFICANT CUSTOMERS-CONTINUED

The evaluation of proposals for this solicitation is in process but has been subjected to delays. Consequently, the contract has not yet been awarded. CECOM has indicated in recent communications that the solicitation will be canceled and a contract will not be awarded. We are currently pursuing avenues for providing our products to CECOM under other existing contracts.

15.  PENSION PLANS

The Company sponsors a participant contributory retirement (401K) plan, which is available to all employees. The Company's contribution to the plan is either a percentage of the participants salary (50% of the participants contribution up to a maximum of 6%) or a discretionary amount. Total contributions made by the Company were $78, $69, and $80 for 2002, 2001, and 2000, respectively.

16. DISCONTINUED OPERATIONS

SPECIALTY MANUFACTURING

The Company incurred costs associated with the settlement of certain product liability claims related to its former specialty manufacturing subsidiary, which was sold in June 1997. These costs totaled $0, $0 and $266 in 2002, 2001 and 2000, respectively.

17.  COMMITMENTS AND CONTINGENCIES

ROYALTY COMMITMENT

In 2002, the Company has entered into a technology license related to its development of digital products. Under this agreement, the Company is obligated to pay a royalty for each product sold that utilizes the technology covered by this agreement. No royalties were paid in 2002. The agreement has an indefinite term, and can be terminated by either party under certain conditions.

LIABILITY FOR PRODUCT WARRANTIES

Changes in the Company's liability for product warranties during the year ended December 31, 2002 are as follows:

                            RELM Wireless Corporation

                                December 31, 2002
                (In Thousands, Except Share Data and Percentages)


LIABILITY FOR PRODUCT WARRANTIES-CONTINUED

                                    Balance at       Warranties        Warranties       Balance at
                                    Beginning        Issued            Settled          End
                                    of year                                             of year
                                    ---------------------------------------------------------------
         2002                       $ 79             103               (79)             $103

LEGAL PROCEEDINGS

In 1993, a civil action was brought against the Company to recover losses sustained on the note of a former affiliate. The plaintiff alleged violations of federal security and other laws by the Company in collateral arrangements with the former affiliate. In February 1994, the liquidator of the former affiliate filed a complaint claiming that intentional and negligent conduct by the Company and others caused the former affiliate to suffer millions of dollars of losses leading to its ultimate failure. In response, the Company filed motions for summary judgment to dismiss these complaints. On September 12, 2002, the Court granted in significant part the motions for summary judgment filed by the Company and one of its directors. As the result, the lone remaining claimant seeks damages against the Company for non-payment of a $1.7 million note plus interest at 12% per annum. The Company's contends that this note was canceled and released for fair consideration in 1993 and that there is no basis in law or fact for the Liquidator's claim. The Company is defending this matter vigorously.

In June 1997, substantially all of the assets of a RELM specialty-manufacturing subsidiary were sold. The asset purchase agreement contains indemnification provisions, which could result in liability for both parties. Presently, two indemnification claims are pending against the Company. Insurance coverage exists for these matters. Counsel for the Company's insurer is vigorously defending both claims. Counsel believes the Company has meritorious defenses and the likelihood of an unfavorable outcome in each of these actions is remote.

On November 19, 2001 a products liability lawsuit was filed in the 353rd Judicial District Court of Travis County, Texas. On August 26, 2002, a products liability lawsuit was filed in the Probate Court of Galveston County, Texas, naming RELM, RELM Communications, Incorporated, and the purchaser of the assets of the Company's former specialty-manufacturing subsidiary. The asset purchase agreement contains indemnification provisions, which could result in liability for both parties. Counsel for the Company's insurer is vigorously defending both claims. Counsel believes the Company has meritorious defenses and the likelihood of an unfavorable outcome in each of these actions is remote.

                            RELM Wireless Corporation

                                December 31, 2002
                (In Thousands, Except Share Data and Percentages)


LEGAL PROCEEDINGS-CONTINUED

In addition, the Company is involved in various claims and legal actions arising in the ordinary course of its business. It is the opinion of management that the ultimate disposition of these matters would not have a material effect upon the Company's consolidated financial position or results of operations.


18.  QUARTERLY FINANCIAL DATA (UNAUDITED)

Selected quarterly financial data is summarized below:

                                                            QUARTERS ENDED
                                          MARCH 31       JUNE 30     SEPTEMBER 30    DECEMBER 31
                                            2002           2002          2002           2002
                                     ------------------------------------------------------------
FISCAL 2002
Sales                                      $4,733         $4,950        $3,979         $2,316
Gross profit                                1,355          1,538         1,157            166
Net income (loss)                          (1,016)             3          (395)        (2,224)
Earnings (loss) per share-basic             (0.18)          0.00         (0.05)         (0.26)
Earning  (loss) per share-diluted           (0.18)          0.00         (0.05)         (0.26)

                                                            QUARTERS ENDED
                                          MARCH 31       JUNE 30     SEPTEMBER 30    DECEMBER 31
                                            2001           2001          2001           2001
                                     ------------------------------------------------------------
FISCAL 2001
Sales                                      $4,720         $6,188        $6,223         $5,678
Gross profit                                1,249          1,740         1,930          1,700
Net income (loss)                            (287)           145           213             51
Earnings  (loss) per share-basic            (0.05)          0.03          0.04           0.01
Earnings  (loss) per share-diluted          (0.05)          0.03          0.04           0.01

In the fourth quarter 2002 the Company recorded adjustments that increased its net loss by approximately $984 to reflect, (i) the adjustment of inventories for slower moving items ($283), (ii) the provision for an uncollectible note receivable from the purchaser of the Company's former specialty-manufacturing subsidiary ($175), (iii) the write-off of the remaining book value of a technology agreement ($211), (iv) the write-off of the remaining book value of an investment banking agreement ($120), and (v) severance and other costs pertaining the reorganization of the Company's sales and marketing efforts ($195).

                            RELM Wireless Corporation

                                December 31, 2002
                (In Thousands, Except Share Data and Percentages)


18.  QUARTERLY FINANCIAL DATA (UNAUDITED)-CONTINUED

Additionally, sales for the fourth quarter declined by $3.4 million (59.2%) compared to the same period in the prior year. Consequently, the Company was unable to absorb manufacturing overhead or cover other fixed costs ($1,240).

================================================================================





                        [RELM WIRELESS CORPORATION LOGO]

                               3,191,250 Shares Of

                                  Common Stock


                    Underlying Common Stock Purchase Warrants


                                       And

    555,000 Shares of Common Stock Underlying a Standby Underwriter's Option


                     ======================================
                                   PROSPECTUS
                     ======================================

                               ____________, 2003


================================================================================


         We have not authorized any dealer, sales representative or any other person to give any information or to make any representations not contained in this prospectus or the accompanying letter of transmittal. This prospectus and the accompanying letter of transmittal do not offer to sell or buy any securities in any jurisdiction where it is unlawful.


================================================================================

                                     PART II



                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the various expenses and costs expected to be incurred in connection with the issuance and distribution of the securities to be registered. All of the amounts shown are estimated except for the Securities and Exchange Commission registration fee, which was previously paid.

Securities and Exchange Commission registration fee...........        $ 900.00
Printing expenses.............................................       15,000.00
Legal fees and expenses.......................................       40,000.00
Accounting fees and expenses..................................       15,000.00
Miscellaneous expenses........................................        5,000.00
Total.........................................................      $75,900.00

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Our officers and directors are indemnified as provided under the Nevada Revised Statutes and our articles of incorporation and bylaws.

         Unless specifically limited by a corporation's articles of incorporation, the Nevada Revised Statutes automatically provides directors with immunity from monetary liabilities. Our articles of incorporation do not limit the automatic immunity provided by the Nevada Revised Statutes. Excepted from this immunity are: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director has a material conflict of interest; (ii) a violation of criminal law unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (iii) a transaction from which the director derived an improper personal profit; and
(iv) willful misconduct.

         Our articles of incorporation provide that we will indemnify, to the fullest extent permitted by Nevada law, all persons whom we have the power to indemnify under Nevada law, and that such indemnification shall not be the exclusive indemnification available to such persons.

         Our bylaws provide that we will indemnify each of our directors and officers if he or she acted in good faith and in a manner he reasonably believed to be in, or not opposed to, our best interest and, with respect to any criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. In addition, we will indemnify our directors and officers in any action by or in the right of the corporation if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interest; provided, that no indemnification shall be made in respect of a claim as to which the person has been adjudged to be liable to us unless and only to the extent that a court of competent jurisdiction determines that, despite the adjudication of liability but in view of the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that such court deems proper.

         Our bylaws provide that no indemnification shall be provided by us to any person, unless it is determined that indemnification is proper because the person has met the applicable standard of conduct. Such determination shall be made:

         - a majority vote of a quorum of the Board of Directors consisting of directors who are not parties to the action or proceeding, or

         - if such quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or

         -        by the shareholders, or

         - in such other manner, if any, as shall be permitted under Nevada law.

         Our bylaws provide that expenses incurred in defending any action or proceeding to which indemnification may be available may be advanced by us upon receipt of any undertaking by or on behalf of the person claiming indemnification to repay these amounts if it should be determined ultimately that he is not entitled to be indemnified by us.

         In addition, our articles of incorporation eliminate the personal liability of our directors to the fullest extent permitted by Nevada law, as the same may be amended and supplemented.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable. We intend to enter into indemnity agreements with each of our directors and executive officers to give them additional contractual assurances regarding the scope of the indemnification described above and to provide additional procedural protections. In addition, we have obtained directors' and officers' insurance providing indemnification for our directors, officers and certain employees for certain liabilities. We believe that these indemnification provisions and agreements are necessary to attract and retain qualified directors and officers. The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit our shareholders and us. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers under these indemnification provisions.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

         In a private sale completed August 2003, we issued 500,000 shares of our common stock to three funds affiliated with our directors for a purchase price of $0.60 per share. The proceeds from the sale were used to help pay off our then existing credit facility with Fleet Capital Corporation and provide working capital to be used in executing our business plans, including the expansion of our digital product line.

         The foregoing transaction did not involve a public offering. All sales were made in reliance on Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act. These sales were made without general solicitation or advertising. The recipients in such transaction represented their intention to acquire the securities for investment only and not with a view to sell or for sale in connection with any distribution thereof. All recipients had adequate access, through their relationship with us, to information about us.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

   Exhibit
   Number                                 Description
   ------      -------------------------------------------------------------------------------------------------
    3.1        Articles of Incorporation (2)
    3.2        Certificate of Amendment to Articles of Incorporation (9)
    3.3        Bylaws (2)
    4.1        8% Convertible Subordinate Promissory Note(5)
    4.2        Warrant Agreement between Relm Wireless Corporation and Janney Montgomery Scott LLC dated May 12,
               2000 (11)
    4.3        Warrant Certificate No. W-100 issued to Janney Montgomery Scott LLC dated May 12, 2000 (11)
    4.4        Warrant Agreement between Relm Wireless Corporation and Simmonds Capital Limited day
               May 12, 2000 (11)
    4.5        Warrant Certificate No. W-100 issued to Simmonds Capital Limited dated May 12, 2000 (11)
    4.6        Warrant Agreement between Relm Wireless Corporation and American
               Stock Transfer and Trust Company, dated February ___, 2002 (***)
    4.7        Form of Warrant Certificate ***
    5.1        Opinion of Greenberg Traurig, P.A.**
   10.1        1996 Stock Option Plan for Non-Employee Directors (1)
   10.2        1997 Stock Option Plan (2)
   10.3        1997 Stock Option Plan, as amended (3)
   10.4        Loan and Security Agreement (4)
   10.5        Workers Compensation Close Out Agreement dated December 21, 1998 (4)
   10.6        Amendment to Security and Loan Agreement(5)
   10.7        2nd Amendment to Security and Loan Agreement(5)
   10.8        3rd Amendment to Security and Loan Agreement(5)
   10.9        Simmonds Agreement(5)
   10.10       Contract for Sale of West Melbourne Fl. Real Estate(6)
   10.11       Sub Lease Agreement(5)
   10.12       Uniden Asset Purchase Agreement(6)
   10.13       OEM Uniden Manufacturing Agreement(6)
   10.14       Uniden ESAS Technology Agreement(6)
   10.15       Manufacturing Agreement(9)
   10.16       Transaction Agreement for Real Estate Sale and Contract Manufacturing(6)
   10.17       Modification Agreement(7)
   10.18       4th Amendment to Security and Loan Agreement(8)
   10.19       Post-Termination Benefits Agreement between the Company and David P. Storey dated October 1, 2000(8)
   10.20       Post-Termination Benefits Agreement between the Company and William P. Kelly dated October 1, 2000(8)
   10.21       Credit Agreement between Silicon Valley Bank and Relm Wireless Corporation dated August 29, 2003 (13)
   14.1        Code of Ethics (12)
   16.1        Letter to the Commission regarding change in certifying accountants(10)
   21.1        Subsidiaries of Registrant(10)
   23.1        Consent of Ernst & Young LLP**
   23.2        Consent of BDO Seidman LLP**
   23.3        Consent of Greenberg Traurig, P.A. (contained in legal opinion filed as Exhibit 5.1)**
   24.1        Power of Attorney (included on signature page)**

------------------

(1) Incorporated by reference from the Adage, Inc. (predecessor to Relm Wireless Corporation) report on form 10-K for the year ended December 31, 1996.

(2) Incorporated by reference from the Company's report on form 10-K for the year ended December 31, 1997.

(3) Incorporated by reference from the Company's report on form 10-K for the year ended December 31, 1998.

(4) Incorporated by reference from the Company's report on form 10-Q for the quarter ended March 31, 1999 filed May 12, 1999.

(5) Incorporated by reference from the Company's report on form 10-K for the year ended December 31, 1999.

(6) Incorporated by reference from the Company's report on form 10-K/A-1 for the year ended December 31, 1999, filed April 12, 2000.

(7) Incorporated by reference from the Company's report on form 8-K dated December 22, 2000.

(8) Incorporated by reference from the Company's report on form 10-K for the year ended December 31, 2000.

(9) Incorporated by reference from the Company's report on form 10-Q for the quarter ended September 30, 2001 dated November 1, 2001.

(10) Incorporated by reference from the Company's report on form 8-K dated December 6, 2002, filed on December 6, 2002.

(11) Incorporated by reference from the Company's Form S-1, June 7, 2000 (File No. 333-38718).

(12) Incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

(13) Incorporated by reference from the Company's Report on Form 8-K filed on September 3, 2003.

*        To be filed by amendment.
**       Filed herewith.
***      Previously filed.


(b) Financial Statement Schedules:

         No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

ITEM 17.  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

                           Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Relm Wireless Corporation has duly caused this Post-Effective Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of West Melbourne, State of Florida, on October 17, 2003.

                                    RELM WIRELESS CORPORATION


                                    By:  /s/ David P. Storey
                                         ---------------------------------------
                                         David P. Storey
                                         President and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David P. Storey and William P. Kelly, and each of them, his true and lawful attorney(s)-in-fact, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all further amendments, including any post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                   Signature                                       Title                            Date
                   ---------                                       -----                            ----
/s/ George N. Benjamin, III                                Chairman of the Board              October 17, 2003
-----------------------------------------------
George N. Benjamin, III

/s/ David P. Storey                                President and Chief Executive Officer      October 17, 2003
-----------------------------------------------      (Principal Executive Officer) and
David P. Storey                                                  Director

/s/ William P. Kelly                              Executive Vice President - Finance          October 17, 2003
-----------------------------------------------   and Chief Financial Officer (Principal
William P. Kelly                                     Financial and Accounting Officer)

/s/ Ralph Whitney, Jr.                                           Director                     October 17, 2003
-----------------------------------------------
Ralph Whitney, Jr.

/s/ James C. Gale                                                Director                     October 17, 2003
-----------------------------------------------
James C. Gale

/s/ Donald F.U. Goebert                                          Director                     October 17, 2003
-----------------------------------------------
Donald F.U. Goebert

/s/ Randolph K. Piechocki                                        Director                     October 17, 2003
-----------------------------------------------
Randolph K. Piechocki

                                INDEX TO EXHIBITS



   Exhibit
   Number                     Description
   ------      ---------------------------------------------------------------
    5.1        Opinion of Greenberg Traurig, P.A.
   23.1        Consent of Ernst & Young LLP
   23.2        Consent of BDO Seidman, LLP
   23.3        Consent of Greenberg Traurig, P.A. (contained in Exhibit 5.1)